Exhibit 99.2
Municipal Mortgage & Equity, LLC
Consolidated Financial Statements
As of and for the Years Ended December 31, 2006, 2005 and 2004

Report of Independent Registered Public Accounting Firm
The Board of Directors and Shareholders
Municipal Mortgage & Equity, LLC:
We have audited the accompanying consolidated balance sheets of Municipal Mortgage & Equity, LLC and subsidiaries as of December 31, 2006 and 2005, and the related consolidated statements of operations, comprehensive income (loss), shareholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2006. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
As described in Note 2 to the accompanying consolidated financial statements, the Company has restated its consolidated balance sheet as of December 31, 2005, and the related consolidated statements of operations, comprehensive income (loss), shareholders’ equity and cash flows for the years ended December 31, 2005 and 2004, which were previously audited by other auditors.
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Municipal Mortgage & Equity, LLC and subsidiaries as of December 31, 2006 and 2005, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2006, in conformity with U.S. generally accepted accounting principles.
The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in note 1 to the consolidated financial statements, the Company has incurred losses from operations and is in default on provisions of certain credit agreements. The credit agreement defaults provide the respective lenders the right to declare immediately due and payable unpaid amounts approximating $454 million at September 30, 2008. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are described in note 21. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.
As discussed in note 1 to the consolidated financial statements, effective January 1, 2006, the Company adopted the provisions of Statement of Financial Accounting Standards No. 123 (Revised 2004), Share Based Payment.
The Company has not reported on, and we have not audited, the effectiveness of the Company’s internal control over financial reporting as of December 31, 2006. Accordingly, we do not express an opinion or any other form of assurance on the effectiveness of the Company’s internal control over financial reporting as of December 31, 2006. A material weakness is a control deficiency, or combination of control deficiencies, that results in more than a remote likelihood that a material misstatement of the annual or interim financial statements will not be prevented or detected. The Company has material weaknesses in internal control over financial reporting related to an ineffective company-wide control environment, missing or ineffective controls associated with the identification of, and accounting for, certain transactions in accordance with U.S. generally accepted accounting principles, and the inability to prepare accurate and timely financial information.

/s/  KPMG LLP
February 11, 2009
Baltimore, Maryland

Municipal Mortgage & Equity, LLC
CONSOLIDATED BALANCE SHEETS
(dollars in thousands, except share data)

		As Restated
	December 31,	December 31,
	2006	2005
ASSETS
Cash and cash equivalents	$49,085	$140,213
Restricted cash	14,927	26,804
Bonds available-for-sale (includes $1,641,222 and $1,194,686 pledged as collateral)	1,770,113	1,392,934
Loans held for investment, net of allowance for loan losses (includes $372,371 and $564,757 pledged as collateral)	514,900	708,274
Loans held for sale (includes $360,353 and $73,693 pledged as collateral)	417,747	76,516
Investments in unconsolidated ventures (includes $483,069 and $301,578 pledged as collateral)	539,542	352,521
Accrued interest receivable	23,405	21,621
Property and equipment, net	27,676	12,945
Mortgage servicing rights, net	72,074	71,774
Goodwill, net	102,428	97,846
Other intangibles, net	17,528	21,100
Derivative assets	7,052	7,161
Other assets	42,580	38,807
Assets of consolidated funds and ventures (Notes 1 and 20):
Cash, cash equivalents and restricted cash (includes $6,518 and $5,307 of restricted cash)	289,543	327,831
Loans (includes $31,500 and $180,528 pledged as collateral)	55,956	279,424
Investments in unconsolidated Lower Tier Property Partnerships	4,174,337	3,655,733
Real estate, net (includes $163,628 and $186,620 pledged as collateral)	320,880	260,033
Other assets	44,041	20,844
Assets held for sale (includes $0 and $47,521 pledged as collateral)	—	56,535

Total assets of consolidated funds and ventures	4,884,757	4,600,400

Total assets	$8,483,814	$7,568,916

LIABILITIES AND SHAREHOLDERS’ EQUITY
Debt:
Line of credit facilities	$322,502	$388,811
Repurchase facilities	211,825	—
Senior interests and debt owed to securitization trusts	1,141,464	767,376
Notes payable and other debt	367,839	319,798
Subordinate debentures	175,500	175,500
Mandatorily redeemable preferred shares	162,168	162,150
Guarantee obligations	6,819	6,993
Accounts payable and accrued expenses	56,480	59,422
Derivative liabilities	18,129	17,030
Deferred revenue	97,617	88,704
Other liabilities	65,922	48,639
Unfunded equity commitments to investments in unconsolidated ventures	336,051	232,396
Liabilities of consolidated funds and ventures (Notes 1 and 20):
Bridge financing	374,025	74,599
Mortgage debt	150,605	182,375
Notes payable	563,515	592,611
Unfunded equity commitments to unconsolidated Lower Tier Property Partnerships	883,803	903,768
Other liabilities	73,200	67,375
Liabilities related to assets held for sale	—	54,901

Total liabilities of consolidated funds and ventures	2,045,148	1,875,629

Total liabilities	5,007,464	4,142,448

Commitments and contingencies
Non-controlling interests in consolidated funds and ventures (net of $2,333,823 and $1,891,774 of subscriptions receivable)	2,639,749	2,593,197
Perpetual preferred shareholders’ equity in a subsidiary company, liquidation preference of $173,000	168,686	168,686

Shareholders’ equity:
Common shares, no par value (38,591,580 and 38,053,771 shares issued and outstanding and 102,689 and 78,827 non-employee directors’ deferred shares issued at December 31, 2006 and 2005, respectively)	566,890	581,046
Accumulated other comprehensive income	101,025	83,539

Total shareholders’ equity	667,915	664,585

Total liabilities and shareholders’ equity	$8,483,814	$7,568,916

The accompanying notes are an integral part of these consolidated financial statements.

Municipal Mortgage & Equity, LLC
CONSOLIDATED STATEMENTS OF OPERATIONS
(dollars in thousands, except per share data)

	For the years ended
	December 31,
		As Restated	As Restated
	2006	2005	2004
REVENUE:
Interest income:
Interest on bonds	$100,059	$88,470	$79,301
Interest on loans	82,958	54,356	41,990
Interest on short-term investments	5,636	4,156	1,989

Total interest income	188,653	146,982	123,280

Fee and other income:
Syndication fees	45,318	32,131	32,715
Asset management and advisory fees	4,878	6,520	3,083
Debt placement fees	2,106	5,355	2,926
Guarantee fees	577	1,150	3,133
Servicing fees	7,403	4,296	3,518
Other income	12,718	5,747	3,463

Total fee and other income	73,000	55,199	48,838

Revenue from consolidated funds and ventures:
Rental and other income from real estate	50,246	54,812	48,568
Interest and other income	38,668	27,765	11,076

Total revenue from consolidated funds and ventures	88,914	82,577	59,644

Total revenue	350,567	284,758	231,762

EXPENSES:
Interest expense	120,592	89,672	67,931
Salaries and benefits	78,187	79,970	62,933
General and administrative	32,191	30,817	24,753
Professional fees	15,710	12,089	9,279
Depreciation and amortization	7,200	6,305	4,996
Impairment on bonds	2,106	13,020	684
Provision for credit losses	12,557	5,117	4,981
Other expenses	5,945	1,099	1,491

Expenses from consolidated funds and ventures:
Depreciation and amortization	15,725	19,585	21,705
Interest expense	41,290	34,852	27,339
Impairment on investments in unconsolidated Lower Tier Property Partnerships	48,431	30,327	35,585
Other operating expenses	45,318	52,788	41,033

Total expenses from consolidated funds and ventures	150,764	137,552	125,662

Total expenses	425,252	375,641	302,710

Net gains (losses) on sale of bonds	8,355	6,398	(147)
Net gains on sale of loans	21,515	12,509	5,510
Net (losses) gains on derivatives	(3,617)	4,363	(4,430)
Net gains on sale of real estate	6,797	—	—
Net gains on sale of real estate from consolidated funds and ventures	52,479	19,655	5,805
Equity in earnings from unconsolidated ventures	5,216	26,346	403
Equity in losses from unconsolidated Lower Tier Property Partnerships held by consolidated funds and ventures	(319,511)	(281,162)	(238,674)

Loss before income taxes, (income) loss allocable to non-controlling interests and discontinued operations	(303,451)	(302,774)	(302,481)

Income tax expense	3,323	2,929	2,923
(Income) loss allocable to non-controlling interests:
Distributions declared to perpetual preferred shareholders’ of subsidiary	(9,208)	(4,962)	(755)
Net losses allocable to non-controlling interests from consolidated funds and ventures	360,011	327,761	294,840

Income (loss) before discontinued operations	44,029	17,096	(11,319)

Discontinued operations	9,618	7,575	8,043

Net income (loss)	$53,647	$24,671	$(3,276)

The accompanying notes are an integral part of these consolidated financial statements.

Municipal Mortgage & Equity, LLC
CONSOLIDATED STATEMENTS OF OPERATIONS — (continued)
(dollars in thousands, except per share data)

	For the years ended
	December 31,
		As Restated	As Restated
	2006	2005	2004
Basic earnings (loss) per common share:
Earnings (loss) from continuing operations	$1.14	$0.45	$(0.32)
Discontinued operations	0.25	0.20	0.23

Earnings (loss) per common share	$1.39	$0.65	$(0.09)

Weighted-average common shares outstanding	38,535	37,696	34,504

Diluted earnings (loss) per common share:
Earnings (loss) from continuing operations	$1.12	$0.45	$(0.32)
Discontinued operations	0.25	0.20	0.23

Earnings (loss) per common share	$1.37	$0.65	$(0.09)

Weighted-average common shares outstanding	39,112	38,201	34,755

The accompanying notes are an integral part of these consolidated financial statements.

Municipal Mortgage & Equity, LLC
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
(dollars in thousands)

	For the years ended
	December 31,
		As Restated	As Restated
	2006	2005	2004

Net income (loss)	$53,647	$24,671	$(3,276)

Other comprehensive income (loss):
Unrealized gains (losses) on bonds available-for-sale:
Unrealized net holding gains (losses) arising during the period	25,088	14,761	(3,561)
Reclassification of unrealized (gains) losses due to bond sales and other-than- temporary impairment activity	(4,266)	10,202	(6,845)
Reclassification of unrealized gains due to consolidation of funds and ventures	(3,479)	(849)	(5,096)

Total unrealized gains (losses) on bonds available-for-sale	17,343	24,114	(15,502)
Currency translation adjustment	143	(65)	—

Other comprehensive income (loss)	17,486	24,049	(15,502)

Comprehensive income (loss)	$71,133	$48,720	$(18,778)

The accompanying notes are an integral part of these consolidated financial statements.

Municipal Mortgage & Equity, LLC
CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY
(dollars and shares in thousands, except per share data)

	Common	Common	Accumulated Other
	Shares	Shares	Comprehensive
	(Number)	(Amount)	Income (Loss)	Total

Balance, December 31, 2003 As Previously Reported	32,507	$629,677	$(4,208)	$625,469
Prior period restatement adjustments	—	(72,845)	79,200	6,355

Balance, December 31, 2003 As Restated	32,507	556,832	74,992	631,824

Net loss	—	(3,276)	—	(3,276)
Other comprehensive loss	—	—	(15,502)	(15,502)
Distributions of $1.84 per share	—	(63,337)	—	(63,337)
Options exercised	284	5,382	—	5,382
Issuance of common shares, net of issuance costs	2,145	52,557	—	52,557
Issuance of common shares under employee share plans	238	—	—	—
Common, restricted and deferred shares issued under the non-employee directors’ share plans	21	441	—	441
Stock-based compensation	—	6,111	—	6,111

Balance, December 31, 2004 As Restated	35,195	554,710	59,490	614,200

Net income	—	24,671	—	24,671
Other comprehensive income	—	—	24,049	24,049
Distributions of $1.92 per share	—	(71,739)	—	(71,739)
Options exercised	195	3,291	—	3,291
Issuance of common shares, net of issuance costs	2,575	64,740	—	64,740
Purchase of common shares	(56)	(1,372)	—	(1,372)
Issuance of common shares under employee share plans	202	—	—	—
Common, restricted and deferred shares issued under the non-employee directors’ share plans	22	474	—	474
Stock-based compensation	—	6,271	—	6,271

Balance, December 31, 2005 As Restated	38,133	581,046	83,539	664,585

Net income	—	53,647	—	53,647
Other comprehensive income	—	—	17,486	17,486
Distributions of $2.00 per share	—	(77,103)	—	(77,103)
Options exercised	195	3,838	—	3,838
Issuance of common shares related to business acquisition	179	4,638	—	4,638
Issuance of common shares under employee share plans	162	—	—	—
Restricted and deferred shares issued under the non-employee directors’ share plans	25	650	—	650
Modification of equity classified awards	—	(3,390)	—	(3,390)
Stock-based compensation	—	4,994	—	4,994
Stock-based compensation awards settled in cash	—	(1,430)	—	(1,430)

Balance, December 31, 2006	38,694	$566,890	$101,025	$667,915

The accompanying notes are an integral part of these consolidated financial statements.

Municipal Mortgage & Equity, LLC
CONSOLIDATED STATEMENTS OF CASH FLOWS
(dollars in thousands)

		For the years ended
	December 31,
		As Restated	As Restated
	2006	2005	2004
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$53,647	$24,671	$(3,276)
Adjustments to reconcile net income (loss) to net cash (used in) provided by operating activities:
Net non-cash losses (gains) on derivatives	5,011	(6,638)	(2,407)
Purchases, advances on and originations of loans held for sale	(1,226,404)	(554,408)	(117,251)
Proceeds from the sale of loans held for sale	880,271	533,952	161,751
Principal payments received on loans held for sale	8,738	103	—
Net gains on sales of bonds and loans	(29,870)	(18,907)	(5,363)
Net gains on real estate	(59,276)	(29,671)	(17,063)
Provisions for credit losses and impairment	65,375	52,782	43,899
Depreciation and amortization	24,562	24,174	21,936
Stock compensation expense	8,278	6,745	6,552
Equity in losses, net from investments in partnerships	314,295	254,816	238,271
Distributions declared to perpetual preferred shareholders of subsidiary	9,208	4,962	755
Net losses allocable to non-controlling interests	(370,257)	(329,398)	(301,311)
Distributions received from investments in partnerships	18,045	21,921	1,112
Stock-based compensation awards settled in cash	(1,430)	—	—
Net change in assets and liabilities:
(Increase) decrease in derivative assets and liabilities	(2,923)	4,884	(3,855)
(Increase) in accrued interest receivable	(2,706)	(4,389)	(1,350)
(Decrease) increase in accounts payable and accrued expenses	(2,949)	13,850	13,360
Increase in deferred revenue	32,639	12,329	5,966
Changes in other assets and liabilities	37,416	57,175	(3,603)

Net cash (used in) provided by operating activities	(238,330)	68,953	38,123

CASH FLOWS FROM INVESTING ACTIVITIES:
Advances on and purchases of bonds	(288,235)	(284,706)	(369,801)
Principal payments received on bonds	5,271	4,345	10,685
Proceeds from the sale of bonds	139,941	139,366	98,456
Advances on and originations of loans held for investment	(299,420)	(637,950)	(344,004)
Principal payments received on loans held for investment	574,507	320,545	229,800
Proceeds from sale of loans	49,708	—	—
Purchases of real estate and property and equipment	(63,291)	(7,912)	(1,588)
Proceeds from the sale of real estate and property and equipment	95,604	43,275	40,011
Acquisition of assets and businesses	(2,433)	(58,824)	—
Decrease (increase) in restricted cash and cash of consolidated funds and ventures	55,314	(66,464)	5,626
Investments in partnerships	(1,081,104)	(730,618)	(641,657)
Capital distributions received from investments in partnerships	41,468	43,542	31,637

Net cash used in investing activities	(772,670)	(1,235,401)	(940,835)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net proceeds from borrowing activity	3,879,276	2,225,921	1,396,297
Repayment of borrowings	(3,362,429)	(1,873,655)	(1,233,365)
Contributions from holders of non-controlling interests	671,343	803,692	769,499
Distributions paid to holders of non-controlling interests	(186,023)	(31,061)	(53,479)
Issuance of common shares, net of purchases	—	63,368	52,557
Issuance of perpetual preferred shares	—	97,655	71,031
Distributions to perpetual preferred shareholders’ of subsidiary	(9,030)	(3,692)	—
Proceeds from stock options exercised	3,838	3,291	5,382
Distributions to common shareholders	(77,103)	(71,739)	(63,337)

Net cash provided by financing activities	919,872	1,213,780	944,585

Net (decrease) increase in cash and cash equivalents	(91,128)	47,332	41,873
Cash and cash equivalents at beginning of period	140,213	92,881	51,008

Cash and cash equivalents at end of period	$49,085	$140,213	$92,881

The accompanying notes are an integral part of these consolidated financial statements.

Municipal Mortgage & Equity, LLC
CONSOLIDATED STATEMENTS OF CASH FLOWS— (continued)
(dollars in thousands)

	For the years ended
	December 31,
		As Restated	As Restated
	2006	2005	2004
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Interest paid	$151,641	$111,337	$84,094
Income taxes paid	8,973	1,297	1,002
Interest capitalized	22,130	10,981	11,372

Non-cash investing and financing activities:
Loans assumed and related debt	78,480	—	—
Bonds assumed and related debt	242,825	5,055	—
Common shares issued in the acquisition of business	4,638	—	—
Unfunded commitments for equity investments	83,690	224,480	285,198
Transfer of loans to MRC Mortgage Investment Trust	155,899	—	—
Liabilities acquired through business acquisitions	6,833	10,308	—
Increase in assets/liabilities due to initial consolidation of funds and ventures	31,230	152,052	14,161
Decrease in assets/liabilities due to deconsolidation of funds and ventures	61,083	63,616	24,588
Unrealized gains (losses) included in other comprehensive income	17,343	24,114	(15,502)
The accompanying notes are an integral part of these consolidated financial statements.

NOTE 1—DESCRIPTION OF THE BUSINESS AND BASIS OF PRESENTATION
Description of the Business
Municipal Mortgage & Equity, LLC and its subsidiaries (“MuniMae,” “Company” or “MMA”) arrange and provide debt and equity financing for developers and owners of multifamily and commercial real estate and clean energy projects. The Company locates investment opportunities and syndicates these investments to interested investors and, at times, retains them for its own investment. The Company also provides investment management and advisory services for institutional investors.
The Company generates income primarily through returns on financings that it provides, through fees for services and through participating in returns on investments that it manages for others.
The Company operates through three primary divisions as described below:
•	The Affordable Housing Division conducts activities related to affordable housing and is further subdivided into three reportable segments, including:
•	Tax Credit Equity which creates investment funds and finds investors for such funds that receive tax credits for investing in affordable housing partnerships (referred to as syndication of affordable housing tax credit funds or Low Income Housing Tax Credit Funds — “LIHTC Funds”);

•	Affordable Bonds which originates and invests primarily in tax-exempt bonds secured by affordable housing; and

•	Affordable Debt which originates and invests in loans secured by affordable housing.
•	The Real Estate Division conducts real estate finance activities and is further subdivided into two reportable segments:
•	Agency Lending which originates both market rate and affordable housing multifamily loans with the intention of selling them to government sponsored entities (i.e., Federal National Mortgage Association (“Fannie Mae”) and the Federal Home Loan Mortgage Corporation (“Freddie Mac”)) or through programs created by them, or sells the permanent loans to third party investors and the loans are guaranteed by the Government National Mortgage Association (“Ginnie Mae”) and insured by the United States Department of Housing and Urban Development (“HUD”); and

•	Merchant Banking which provides loan and bond originations, loan servicing, asset management, investment advisory and other services to institutional investors that finance or invest in various commercial real estate projects. In some cases, the Company originates loans and bonds for its own investment purposes.
•	The Renewable Ventures Division finances, owns and operates renewable energy and energy efficiency projects. This division, in its entirety, is considered a reportable segment.
Liquidity and Going Concern Uncertainty
The Company’s consolidated financial statements have been prepared assuming that the Company will continue as a going concern. The Company is in default on $454.4 million of its total debt of $2.0 billion at September 30, 2008 (the Company has not completed its financial accounting and reporting processes for the fourth quarter 2008; however, the Company does not expect that its total debt, including defaulted debt, has changed materially from September 30, 2008), primarily due to the Company’s inability to provide timely financial statements. In addition, the Company has had to fund cash needs through asset sales and borrowings. These matters raise substantial doubt about the Company’s ability to continue as a going concern. The Company’s consolidated financial statements do not include any adjustments that might result from the Company’s inability to continue as a going concern. See Note 21, “Liquidity and Going Concern Uncertainty.”
Use of Estimates
The preparation of the Company’s financial statements requires management to make estimates and judgments that affect the reported amounts of assets and liabilities, the disclosures of contingencies at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Management has made significant estimates in certain areas, including the determination of fair values for bonds available-for-sale, loans held for sale, mortgage servicing rights, derivative financial instruments, guarantee obligations, non-controlling interests in consolidated funds and ventures and certain other assets and liabilities of consolidated funds and ventures. Management has made significant estimates in the determination of impairment on bonds available-for-sale, real estate and the determination of the allowance for loan losses. Management also made estimates related to its business combinations, including determinations of the fair values of the assets and liabilities acquired and the subsequent evaluation of impairment related to those assets. Actual results could materially differ from these estimates.

Basis of Presentation
The consolidated financial statements include the accounts of the Company, entities that are considered to be variable interest entities (“VIEs”) in which the Company is the primary beneficiary, as well as those entities in which the Company has a controlling financial interest. Investments in unconsolidated entities where the Company has the ability to exercise significant influence over the operations of the entity, as well as all limited partnership investments where its interest is more than minor, are accounted for using the equity method of accounting. This includes VIEs where the Company is not considered the primary beneficiary.
All significant intercompany transactions and balances have been eliminated in consolidation with the exception of syndication fees, explained in more detail below.
The Company consolidates certain bond securitization special purpose entities (“SPEs”), which are VIEs, and have not met the criteria under Statement of Financial Accounting Standards No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities-a replacement of FASB Statement No. 125” ("SFAS 140") for sales treatment. The assets and liabilities of these bond securitization SPEs are included within “Bonds available-for-sale” and “Senior interests and debt owed to securitization trusts.”
Consolidated Funds and Ventures
In addition to the Company’s wholly owned subsidiaries, the Company consolidates certain entities, that are not wholly owned, in accordance with Accounting Research Bulletin No. 51, “Consolidated Financial Statements” (“ARB 51”), Financial Accounting Standards Board’s Financial Interpretations No. 46(R), “Consolidation of Variable Interest Entities-An Interpretation of ARB No. 51” (“FIN 46(R)”) or Emerging Issues Task Force Issue No. 04-5, “Determining Whether a General Partner, or the General Partners as a Group, Controls a Limited Partnership or Similar Entity When the Limited Partners have Certain Rights” (“EITF 04-5”). These entities include LIHTC Funds, certain real estate partnerships and other investment funds. Because the Company generally has a minimal (or nonexistent) ownership interest in these entities, all assets, liabilities, revenues, expenses, equity in losses from unconsolidated Lower Tier Property Partnerships and the net losses allocable to non-controlling interest holders related to these entities have been separately identified in the consolidated balance sheets and statements of operations. A Lower Tier Property Partnership (“Lower Tier Property Partnership”) is defined as a partnership formed by a developer to develop or hold and operate a real estate investment for investors. Lower Tier Property Partnerships primarily include:
•	Partnerships that hold low income housing projects related to the Company’s Tax Credit Equity business segment. These properties are generally sold to a LIHTC Fund and then syndicated to investors. As discussed below, the LIHTC Funds (which are consolidated by the Company) account for their investment in these unconsolidated Lower Tier Property Partnerships under the equity method; and

•	Real estate partnerships where the Company has assumed the general partner role through a transfer of the general partner interest as a result of issues with the property or the developer (“consolidated Lower Tier Property Partnerships” or “GP Take Backs”). The real estate held by these consolidated Lower Tier Property Partnerships is predominantly low income multifamily housing projects and the Company has tax credit equity or tax exempt bond financing investments in these partnerships.
In determining the allocation of income and losses between the non-controlling interest holders and the Company, the Company considers the legal ownership interests of the partners and contractual arrangements between the consolidated fund or venture and its partners. These contractual arrangements provide for the Company to earn fees from the consolidated entities for asset management services, guarantee obligations and interest income and fees related to bonds and loans provided by the Company. As these fees and interest income are eliminated in consolidation, they are presented in the Company’s net income as an allocation of the consolidated entities net income (loss) between the non-controlling interest holders and the Company. Syndication fees are considered to be paid directly by the fund investors (non-controlling interest holders); therefore, these fees are not eliminated in consolidation (see “Syndication fees” for the Company’s revenue recognition policy).
See Note 20, “Consolidated Funds and Ventures,” for further discussion of the consolidated funds and ventures.
Cash and Cash Equivalents
Cash and cash equivalents consist principally of investments in money market mutual funds and short-term marketable securities with original maturities of three months or less, all of which are readily convertible to cash.
Restricted Cash
Restricted cash represents cash and cash equivalents restricted as to withdrawal or usage. The Company is required to maintain cash and cash equivalents under certain debt obligations, counterparty liquidity ratio agreements and to meet derivative collateral agreements.

Equity Method Investments
The Company has invested in certain entities that are engaged in real estate operations or that invest in real estate or mortgage loans and bonds backed by real estate. If the Company has the ability to exercise significant influence over the operations of the entity (which generally occurs when the Company holds at least 20% of the investee’s voting common stock) or the Company has more than a minor investment in a limited partnership or limited liability company (which is generally greater than 3% to 5%), the investment is accounted for using the equity method of accounting. These investments are included within “Investments in unconsolidated ventures.”
Additionally, the Company has invested in certain affordable housing projects as part of the Tax Credit Equity business. The investments in these affordable housing projects are typically owned by the Company, on a short-term basis, through a limited partner ownership interest of 99.99% until they are placed in a LIHTC Fund. The general partners of the affordable housing projects are considered the primary beneficiaries; therefore, the Company does not consolidate these entities and they are accounted for under the equity method and are included within “Investments in unconsolidated ventures.”
Under the equity method, the Company’s investment in the partnership is recorded at cost and is subsequently adjusted to recognize the Company’s allocable share of the earnings or losses from the partnership and the amortization of any investment basis differences after the date of acquisition. The Company discontinues applying the equity method for its allocable share of losses from a limited partnership interest when the investment balance reaches zero.
As required by Accounting Principles Board Opinion No. 18, “The Equity Method of Accounting for Investments in Common Stock” ("APB 18"), the Company and its consolidated LIHTC Funds must periodically assess the appropriateness of the carrying amount of its equity method investments to ensure the investment amount is not other-than-temporarily impaired. In accordance with Emerging Issues Task Force Issue No. 94-1, ''Accounting for Tax Benefits Resulting from Investments in Affordable Housing Projects” (“EITF 94-1”), the Company utilizes a gross (undiscounted) cash flow approach when assessing and measuring impairment in affordable housing projects. These cash flows include the future tax credits and tax benefits from net operating losses and any residual value of the project. Impairments related to the consolidated LIHTC Funds investments in unconsolidated Lower Tier Property Partnerships are recorded through “Impairment on investments in unconsolidated Lower Tier Property Partnerships.” Impairments related to the Company’s investments in unconsolidated ventures are recorded through “Other expenses.”
For investments accounted for under the equity method of accounting, the Company classifies distributions received on such investments as cash flows from operating activities when cumulative equity in earnings is greater than or equal to cumulative cash distributions. The Company classifies distributions as cash flows from investing activities when cumulative equity in earnings is less than cumulative cash distributions.
Bonds Available-for-Sale
Bonds available-for-sale include mortgage revenue bonds, other municipal bonds and retained interests in securitized bonds. The Company accounts for investments in bonds as available-for-sale debt securities under the provisions of Statement of Financial Accounting Standards No. 115, “Accounting for Certain Investments in Debt and Equity Securities” (“SFAS 115”).
Accordingly, these investments in bonds are carried at fair value with changes in fair value (excluding other-than-temporary impairments) recognized in other comprehensive income. The Company estimates the fair value of its bonds using quoted prices, where available; however, most of the Company’s bonds do not have observable market quotes. For these bonds, the Company estimates the fair value of the bond by discounting the cash flows that it expects to receive using current estimates of discount rates. For non-performing bonds, given that the Company has the right to foreclose on the underlying real estate property which is the collateral for the bond, the Company estimates the fair value by discounting the underlying properties’ expected cash flows using estimated discount and capitalization rates less estimated selling costs.
In determining whether there is an other-than-temporary impairment in the Company’s bond portfolio, the Company follows the guidance in Financial Accounting Standards Board (“FASB”) Staff Position FAS 115-1 and FAS 124-1, “The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments” ("FSP FAS 115-1/124-1”). Retained interests in securitized bonds are periodically reviewed for potential impairment in accordance with Emerging Issues Task Force Issue No. 99-20, ''Recognition of Interest Income and Impairment on Purchased Beneficial Interests and Beneficial Interests that Continue to be Held by a Transferor in Securitized Financial Assets” (“EITF 99-20”).
The Company evaluates its bond portfolio for other-than-temporary impairment throughout the year. Each bond with an estimated fair value less than amortized cost is reviewed on a quarterly basis by management. At a minimum, management considers the following factors that, either individually or in combination, could indicate that the decline is other-than-temporary:
•	the length of time and the extent to which the fair value has been less than amortized cost;

•	the financial condition of the underlying collateral (including the Company’s intent and ability to foreclose on the property) and whether it expects to recover all amounts due on a net present value basis; and

•	the intent and ability of the Company to retain its investment in the bond for a period of time sufficient to allow for any anticipated recovery in fair value.
Among the other factors that are considered in determining intent and ability is a review of the capital adequacy, interest rate risk profile and liquidity position of the Company. Declines in the fair value of the bonds below their amortized cost that are deemed to be other-than-temporary are recognized in earnings as “Impairment on bonds.” The fair value of an other-than-temporarily impaired bond becomes the new cost basis of the bond and it is not adjusted for subsequent recoveries in fair value.
The Company recognizes interest income over the contractual terms of the bonds using the effective interest method, which includes the effects of premiums, discounts, fees and costs in accordance with Statement of Financial Accounting Standards No. 91, “Accounting for Nonrefundable Fees and Costs Associated with Originating or Acquiring Loans and Initial Direct Costs of Leases” (“SFAS 91”). Contingent interest on participating bonds is recognized when the contingencies are resolved. Bonds are placed on non-accrual status when any portion of principal or interest is 90 days past due or earlier when concern exists as to the ultimate collection of principal or interest. The Company applies interest payments received on non-accrual bonds first to accrued interest and then as interest income. Bonds return to accrual status when principal and interest payments become current and are anticipated to be fully collectible. Proceeds from the sale or repayment of bonds greater or less than their amortized cost are recorded as realized gains or losses on a specific identification basis and any previously unrealized gains or losses included in accumulated other comprehensive income are reversed.
Loans Held for Investment
Loans held for investment (“HFI”) include construction, bridge, permanent and other loan types. HFI loans are reported at their outstanding principal balance net of any unearned income, non-refundable deferred origination fees and costs and any associated premiums or discounts, less the allowance for loan losses. Unearned income, deferred origination fees and costs and discounts and premiums are recognized as adjustments to income over the terms of the related loans using the effective interest method in accordance with SFAS 91.
The Company accrues interest based on the contractual terms of the loan. The Company discontinues accruing interest on loans when it is probable that it will not collect principal or interest on a loan, which is determined to be the earlier of either payment of principal or interest becoming 90 days past due or the date after which collectability of principal or interest is not reasonably assured. Interest previously accrued but not collected becomes part of the Company’s recorded investment in the loan for purposes of assessing impairment. The Company applies interest payments received on non-accrual loans first to accrued interest and then as interest income. Loans return to accrual status when contractually current and the collection of future payments is reasonably assured.
A loan is considered impaired when it is probable that the Company will not receive all amounts due, including interest, in accordance with the contractual terms of the loan agreement. If the recorded investment in impaired loans exceeds the net amount realizable, a valuation allowance is established through the “Provision for credit losses.”
Allowance for Loan Losses
The allowance for loan losses represents management’s best estimate of probable incurred losses attributable to the HFI loan portfolio. Additions to the allowance for loan losses are made through the “Provision for credit losses.” When available information confirms that specific loans or portions thereof are uncollectible, those amounts are charged-off against the allowance for loan losses. Any subsequent recoveries are recorded directly to the allowance for loan losses.
The Company performs systematic reviews of its loan portfolio throughout the year to identify credit risks and to assess overall collectability. Portions of the allowance for loan losses are specifically attributable to impairment losses on individual loans. Specific impairment losses are measured based upon:
•	the borrower’s overall financial condition and historical payment record;

•	the prospects for support from any financially responsible guarantors; and

•	the net realizable value of any collateral, if appropriate.
A specific allowance is established for these loans and represents an estimate of incurred losses based on an individual analysis of each impaired loan, in accordance with Statement of Financial Accounting Standards No. 114, “Accounting by Creditors for Impairment of a Loan, an amendment of FASB Statements No. 5 and 15” (“SFAS 114”).
The allowance for loan losses, in accordance with Statement of Financial Accounting Standards No. 5, “Accounting for Contingencies” (“SFAS 5”), also includes an unallocated allowance attributable to the remaining portfolio. This unallocated allowance is established through a process that estimates the probable loss inherent in this portfolio. This evaluation is based on loan financing type and internal risk ratings, in conjunction with an analysis of historical loss experience, performance trends within specific portfolio segments and any other pertinent information.

Reserves for Losses on Unfunded Loan Commitments and Guarantee Obligations
The Company estimates probable losses related to unfunded loan commitments and guarantee obligations related to certain transactions. Unfunded loan commitments are analyzed and segregated by risk according to the Company’s internal risk rating process. These risk classifications, in conjunction with an analysis of historical loss experience, performance trends within specific portfolio segments and any other pertinent information, result in the estimation of the reserve for incurred losses on unfunded loan commitments. Reserves for losses on guarantee obligations are specifically identified in cases where the underlying loan is impaired or for guarantees where payout is probable and reasonably estimable. Increases and decreases to the reserves for losses on unfunded loan commitments and guarantee obligations are made through the “Provision for credit losses.” The reserves for losses on unfunded loan commitments and guarantee obligations are reported through “Other liabilities” and “Guarantee obligations,” respectively.
Loans Held for Sale
Loans held for sale (“HFS”) primarily represent permanent mortgage loans originated under the Company’s agency lending programs or in conjunction with the investment advisory business. HFS loans are carried at the lower of cost or market (“LOCOM”) with the excess of the loan’s cost over its fair value recognized as a valuation allowance. Loan basis adjustments (e.g., net deferred origination fees and costs) are included in the cost basis of the loan and are not amortized. The Company determines any LOCOM adjustments on a pool basis by aggregating loans with similar underwriting risks and characteristics.
Transfer of Financial Assets
The Company transfers and services interests in tax-exempt and taxable bonds and mortgage loans. The accounting for these activities is governed by SFAS 140. Transfers of financial assets are accounted for as sales when control over the assets has been surrendered. If control is not surrendered, the transfer is accounted for as a financing transaction. Financial assets transferred in transactions that are treated as sales are removed from the consolidated balance sheets with any realized gain or loss reflected in earnings during the period of sale.
Most of the Company’s bond securitization programs do not meet the criteria for sales treatment and in these cases the financial assets transferred are treated as financings and are maintained in the consolidated balance sheets and reported as “Bonds available-for-sale” with proceeds received from the legal transfer reflected as secured borrowings and reported through “Senior interests and debt owed to securitization trusts.” When the Company securitizes tax-exempt or taxable bonds in transactions accounted for as sales in accordance with SFAS 140, the Company may retain an interest in the assets sold. These retained interests take the form of subordinate interests, which the Company retains to provide a form of credit enhancement for the more highly-rated securities and are accounted for as available-for-sale debt securities in accordance with SFAS 115. Quoted market prices are not available for retained interests, so the Company estimates fair value based on the present value of expected cash flows discounted at current market rates.
In loan sale or securitization transactions accounted for as sales in accordance with SFAS 140, the Company typically retains a mortgage servicing right and an interest only strip which is recorded in “Other assets.” Additionally, for loans sold under the Fannie Mae Delegated Underwriting and Servicing (''DUS’’) program, the Company retains a recourse obligation. The Company accounts for its exposure to losses under its agreement with Fannie Mae as a guarantee under Financial Accounting Standards Board’s Financial Interpretations No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees” (“FIN 45”).
At times the Company purchases subordinate certificates from trusts having never owned the underlying bonds and in certain cases, these trusts are considered VIEs and the Company is considered the primary beneficiary. As such, under FIN 46(R), the Company consolidates the trusts and records the bonds as “Bonds available-for-sale” and the senior securities issued by the trusts are classified as debt under “Senior interests and debt owed to securitization trusts.”
Property and Equipment, net
Property and equipment are recorded at cost, net of accumulated depreciation and amortization. Depreciation and amortization are recognized using the straight-line method over the estimated useful lives of the assets. Property and equipment includes certain costs associated with the acquisition or development of internal-use software, capitalized leases, solar power generation facilities and leasehold improvements, including those provided for through tenant improvement allowances from the landlord. For leasehold improvements, the estimated useful life is the lesser of the remaining lease term or the estimated useful life. In accordance with Statements of Financial Accounting Standards No. 13, “Accounting for Leases” (“SFAS 13”), a liability is recorded in the consolidated balance sheets in “Accounts payable and accrued expenses” related to leasehold improvements provided through tenant improvement allowances, which are then amortized into income as a reduction to rent expense reported through “General and administrative” expenses.
Certain leases include provisions for rent escalations and certain others include provisions for rent abatements, which are considered as an increase or decrease to rent expense, respectively, and are recorded on a straight-line basis over the lease term.

Mortgage Servicing Rights, net
Mortgage servicing rights, net (“MSRs”) are the right to receive a portion of the interest and fees collected from borrowers for performing specified activities, including collection of payments from individual borrowers, distribution of these payments to the investors, maintenance of escrow funds and other administrative duties related to loans serviced by the Company. MSRs are recognized as assets or liabilities when the Company sells originated loans, or purchases MSRs as part of a business combination. Purchased MSRs are initially recorded at fair value. MSRs retained from the sale of loans are initially recorded through an allocation of the cost of the loan between the loan sold and the retained MSR, based on their relative fair values. The net gain or loss on sale is recorded within “Net gains on sale of loans.”
Subsequently, MSRs are carried at the lower of cost or market value and are amortized in proportion to, and over the period of, estimated servicing income. This amortization is included within “Servicing fees.” MSRs are evaluated for impairment by stratifying the portfolio according to predominant risk characteristics (e.g., investor and origination year). To the extent that the carrying value exceeds estimated fair value, the MSRs are considered to be impaired and a valuation allowance is established to reduce the MSRs to fair value.
Goodwill and Other Intangibles, net
Goodwill represents the Company’s acquisition cost in excess of the fair value of net assets acquired in purchase business combinations. Intangible assets recognized apart from goodwill are differentiated between those that have finite useful lives (subject to amortization) and those that do not have finite lives (no amortization). The Company amortizes intangible assets with finite useful lives on either a straight-line basis or in proportion to, and over the period of expected benefits.
The Company tests goodwill and indefinite life intangibles for impairment annually on December 31 or more frequently if circumstances change such that it would be more likely than not that the fair value of a reporting unit or the intangible asset has fallen below its carrying value. The goodwill impairment test is a two-step test:
•	Under the first step (indication of impairment), the fair value of the reporting unit (which is based on a discounted cash flow analysis) is compared to the carrying value of the reporting unit (including goodwill). If the fair value of the reporting unit is less than its carrying value, an indication of goodwill impairment exists for the reporting unit and the Company must perform step two of the impairment test.

•	Under step two (measurement of impairment), an impairment loss is recognized for any excess carrying amount of the reporting unit’s goodwill over the implied fair value for that goodwill. The implied fair value of goodwill is determined by allocating the fair value of the reporting unit in a manner similar to a purchase price allocation, in accordance with Statement of Financial Accounting Standards No. 141, “Business Combinations” (“SFAS 141”). The residual fair value after this allocation is the implied fair value of the reporting unit’s goodwill.
Intangible assets subject to amortization are evaluated for impairment in accordance with Statement of Financial Accounting Standards No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” (“SFAS 144”). An impairment loss is recognized if the carrying amount of the intangible asset is not recoverable and exceeds fair value. The carrying amount of the intangible asset is not considered recoverable if it exceeds the sum of the undiscounted cash flows expected to result from the use of the asset.
Impairment on Real Estate in Lower Tier Property Partnerships
The Company’s investment in Lower Tier Property Partnerships is generally reflected as an equity investment (i.e., “Investments in unconsolidated Lower Tier Property Partnerships”). In some cases, certain Lower Tier Property Partnerships are consolidated by the Company primarily due to GP Take Backs. Generally, the real estate held by these Lower Tier Property Partnerships is low income multifamily housing assets financed with tax credit equity and/or tax exempt bonds. In many cases, the Company owns an interest in the tax credit equity investment and/or the bond used to finance the property.
The Company periodically assesses the appropriateness of the carrying amount of the real estate assets held by these Lower Tier Property Partnerships upon the identification of triggering events described in SFAS 144. The Company uses an undiscounted cash flow approach (based on projected net operating income in the real estate and future tax credits) to assess recoverability and then, where undiscounted cash flows are less than the carrying value of the property, measures impairment based on the fair value of the property. SFAS 144 impairment related to real estate assets held by LIHTC Funds through their investments in unconsolidated Lower Tier Property Partnerships is reflected in “Equity in losses from unconsolidated Lower Tier Property Partnerships held by consolidated funds and ventures.” There was no SFAS 144 impairment related to consolidated Lower Tier Property Partnerships during 2006, 2005 and 2004.
Derivative Financial Assets and Liabilities
The Company recognizes all derivatives as either assets or liabilities in the consolidated balance sheets and records these instruments at their fair values. The Company has not designated any of its derivative investments as hedging instruments for accounting purposes. As a result, changes in the fair value of derivatives are recorded through current period earnings in “Net (losses) gains on derivatives.”
The Company issues debt through senior interests in securitization trusts which have features that entitle the debt holders to a portion of any increase in the value of the bonds held by that trust upon the sale of the bonds or termination of the trust. The Company also issues mandatorily redeemable preferred shares that contain similar features that entitle the holders to the distribution of a portion of the Company’s capital gains. These gain share features are embedded derivative instruments that are required to be bifurcated and accounted for separately as derivative liabilities.
Guarantee Obligations
The Company’s guarantee obligations are primarily related to recourse provisions on losses and/or servicing advances relating to defaulted real estate mortgage loans sold under the Fannie Mae DUS program or loans sold to third parties that are guaranteed by Ginnie Mae and insured by HUD. The Company initially records a guarantee obligation equal to the estimated fair value of the recourse provisions related to the loan sales. This amount is treated as a reduction of the gain or loss on loan sale and the amount is subsequently amortized over the estimated life of the loan through “Servicing fees.” The Company also has financial guarantees related to specific property performance guarantees and payment guarantees made in conjunction with the sale or placement of assets with third parties.
Unfunded Equity Commitments
The Company and its LIHTC Funds enter into partnership agreements as the limited partners of Lower Tier Property Partnerships requiring the contribution of capital, typically once certain milestones have been achieved. The Company generally owns and warehouses these projects through a limited partner ownership interest of 99.99%, on a short-term basis, until they are placed in a LIHTC Fund.
EITF 94-1 requires a liability to be recognized for delayed equity contributions that are contingent upon a future event when that contingent event becomes probable. At the time the Company enters into a Lower Tier Property Partnership agreement, it determines if the milestones are achievable and probable and if so, the Company records a liability for the unfunded equity commitment. If the achievement of the milestones outlined in the partnership agreement is not reasonably assured, the Company will record the liability when that contingency becomes probable. The Company’s capital commitment is reported through “Investments in unconsolidated ventures” with an equal amount reported through “Unfunded equity commitments to investments in unconsolidated ventures.” These capital commitments will continue for a period of time after these limited partner interests are placed within LIHTC Funds and are classified as “Investments in unconsolidated Lower Tier Property Partnerships” and “Unfunded equity commitments to unconsolidated Lower Tier Property Partnerships,” respectively.
Syndication Fees
Syndication fees are received for: (1) sponsoring the formation of LIHTC Funds; (2) identifying and acquiring interests in Lower Tier Property Partnerships; and (3) raising capital from investors to invest in these funds. In accordance with Statement of Position 92-1, “Accounting for Real Estate Syndication Income” (“SOP 92-1”), syndication fees are recognized ratably as LIHTC Funds invest cash in the Lower Tier Property Partnerships, typically over a four year period. For certain LIHTC Funds, the Company is exposed to future losses or costs in excess of contractual reimbursement limits. In these cases, the Company reduces income otherwise recognizable under revenue recognition policies by the future estimated losses or costs. Deferred revenue reported in the consolidated balance sheets is predominantly related to syndication fees.
Asset Management and Advisory Fees
The Company earns asset management and advisory fees for investment management services provided through its Merchant Banking segment. These fees are recognized as income during the period the services are performed and are based on a percentage of committed capital or a percentage of assets under management.
The Company also earns asset management fees for investment management services provided to its consolidated funds and ventures. As part of consolidation, the income recognized by the Company and the expense recognized by the consolidated funds and ventures are eliminated. However, these fees are included in the Company’s net income as an allocation of income (loss) between the non-controlling interest holders and the Company.
Debt Placement Fees
Debt placement fees are transaction-based revenue received for origination and brokerage services relating to loans originated on behalf of others. Debt placement fees are recognized when the loan is originated and reported as “Debt placement fees.” Origination fees for loans owned by the Company are deferred and recognized based on the classification of the loan. For loans classified as held for investment, origination fees and costs are deferred and recognized as a level yield adjustment over the life of the related loan and reported as “Interest on loans.” For loans classified as held for sale, origination fees and costs are not amortized, but realized upon the sale of the loan and reported as “Net gains on sale of loans.” Certain other upfront fees may be refundable based on the terms of the specific loan. These fees are recorded as a liability upon cash receipt and reduced as third party costs are incurred.

Servicing Fees
The Company earns fees for performing mortgage servicing activities, including collection of payments from individual borrowers, distribution of these payments to investors, maintenance of escrow funds and other administrative duties. The majority of these fees are associated with mortgage loans that were owned by the Company and then sold to investors with the Company retaining MSRs. The remaining portion of these fees is for performing mortgage servicing activities for institutional investors. These fees are generally based on a percentage of the balance of loans serviced and are recognized as income during the period the services are performed.
Stock-Based Compensation
On January 1, 2006, the Company adopted Statement of Financial Accounting Standards No. 123(R), "Share-Based Payment” (“SFAS 123(R)"), which replaced the existing Statement of Financial Accounting Standards No.123, “Accounting for Stock Based Compensation” (“SFAS 123”) and Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB 25”). SFAS 123(R) requires companies to measure compensation expense for stock options and other share-based payments based on the instrument’s fair value at the grant date and to record expense based on that fair value reduced by expected forfeitures. The Company adopted this standard by using the modified prospective approach.
Prior to 2006, the Company applied the intrinsic value based method of accounting for stock options under APB 25. Accordingly, no compensation expense was recognized for these stock options since all options granted had an exercise price equal to the market value of the underlying stock on the grant date. Had the Company applied SFAS 123(R) prior to 2006, the expense recognition for option-based arrangements would have been immaterial.
Earnings per Share
Basic earnings per share (“EPS”) is computed by dividing net income by the weighted-average number of common shares outstanding. Net income has been reduced by distributions on mandatorily redeemable preferred shares which are recorded as interest expense. Diluted EPS is measured by adjusting the numerator and denominator used to calculate basic EPS for the effects of all potential dilutive common shares during the period. The Company issues stock options and deferred share awards which are incorporated into the diluted EPS calculation using the treasury stock method.
Income Taxes
The Company is organized as a limited liability company, which allows the Company to combine many of the limited liability, governance and management characteristics of a corporation with the pass-through income features of a partnership. There are numerous corporate subsidiaries (“taxable subsidiaries”) that are subject to income taxes. Income taxes for taxable subsidiaries are accounted for using the asset and liability method. Under this method, deferred income taxes are recognized for temporary differences between the financial reporting bases of assets and liabilities of taxable subsidiaries and their respective tax bases and for their operating loss and tax credit carryforwards based on enacted tax rates expected to be in effect when such amounts are realized or settled. However, deferred tax assets are recognized only to the extent that it is more likely than not that they will be realized based on consideration of available evidence, tax planning strategies and other factors.
New Accounting Pronouncements
SFAS No. 155—Accounting for Certain Hybrid Financial Instruments
In February 2006, the FASB issued Statement of Financial Accounting Standards No. 155, “Accounting for Certain Hybrid Financial Instruments, an amendment of FASB Statements No. 133 and 140” (“SFAS 155”). SFAS 155 clarifies the bifurcation requirements for certain financial instruments and permits hybrid financial instruments that contain an embedded derivative that should be bifurcated to be accounted for as a single financial instrument at fair value with changes in fair value recognized in earnings.
In January 2007, the FASB issued Derivatives Implementation Group Issue No. B40 (“DIG B40”). The objective of DIG B40 is to provide a narrow scope exception to certain provisions of Statement of Financial Accounting Standards No. 133, “Accounting for Derivative Instruments and Hedging Activities” (“SFAS 133”) for securitized interests that contain only an embedded derivative that is tied to the prepayment risk of the underlying financial assets.
SFAS 155 and DIG B40 are effective for all financial instruments acquired or issued after the beginning of the first fiscal year that begins after September 15, 2006. The Company is currently evaluating the impact this guidance will have on its consolidated financial statements when adopted.
SFAS No. 156—Accounting for Servicing of Financial Assets
In March 2006, the FASB issued Statement of Financial Accounting Standards No. 156, “Accounting for Servicing of Financial Assets, an amendment of SFAS No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities” (“SFAS 156”). This statement establishes, among other things, the accounting for all separately recognized servicing assets and liabilities. This statement amends SFAS 140 to require that all separately recognized servicing assets and liabilities be initially measured at fair value. This statement permits, but does not require the subsequent measurement of separately recognized servicing assets and liabilities at fair value. SFAS 156 is effective as of the beginning of an entity’s first fiscal year that begins after September 15, 2006, with the effects of initial adoption being reported as a cumulative-effect adjustment to retained earnings. The Company adopted SFAS 156 on January 1, 2007, and elected to subsequently record its separately recognized servicing assets and liabilities at fair value which resulted in a cumulative-effect after tax increase to shareholders’ equity of $11.4 million.
FIN 48—Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109
In July 2006, the FASB issued Interpretation No. 48, “Accounting for Uncertainty in Income Taxes” (“FIN 48”), which became effective for the Company on January 1, 2007. The interpretation prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. The Company is currently evaluating the impact this guidance will have on its consolidated financial statements when adopted.
SFAS No. 157—Fair Value Measurements
In September 2006, the FASB issued Statement of Financial Accounting Standards No. 157, “Fair Value Measurements” (“SFAS 157”). This statement establishes, among other things, a framework for measuring fair value and expands disclosure requirements as they relate to fair value measurements. The statement is effective at the beginning of an entity’s first fiscal year that begins after November 15, 2007. The Company is currently evaluating the impact this guidance will have on its consolidated financial statements when adopted.
SFAS No. 159—The Fair Value Option for Financial Assets and Financial Liabilities
In February 2007, the FASB issued Statement of Financial Accounting Standards No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities” (“SFAS 159”). This Statement provides an option under which a company may irrevocably elect fair value as the initial and subsequent measurement attribute for certain financial assets and liabilities. The statement is effective at the beginning of an entity’s first fiscal year that begins after November 15, 2007. The Company did not elect the fair value option for its financial instruments on January 1, 2008; however, the Company will continue to evaluate election of the fair value option on a prospective basis for certain financial assets and liabilities.
SFAS No. 160—Non-controlling Interests in Consolidated Financial Statements
In December 2007, the FASB issued Statement of Financial Accounting Standards No. 160, "Non-controlling Interests in Consolidated Financial Statements — An Amendment of ARB No. 51” (“SFAS 160”). SFAS 160 requires that a non-controlling interest in a subsidiary be reported as equity and the amount of consolidated net income specifically attributable to the non-controlling interest be identified in the consolidated financial statements. It also requires fair value measurement of any non-controlling equity investment retained in a deconsolidation. The statement is effective at the beginning of an entity’s first fiscal year that begins after December 15, 2008. The Company is currently evaluating the impact this guidance will have on its consolidated financial statements when adopted.
SFAS No. 141(R)—Business Combinations
In December 2007, the FASB issued Statement of Financial Accounting Standards No. 141 (revised 2007), “Business Combinations” (“SFAS 141(R)”). SFAS 141(R) broadens the guidance of SFAS 141, extending its applicability to all transactions and other events in which one entity obtains control over one or more other businesses. It broadens the fair value measurement and recognition of assets acquired, liabilities assumed and interests transferred as a result of business combinations. It also requires acquisition-related costs to be recognized separately from the acquisition. SFAS 141(R) expands required disclosures related to the nature and financial effects of business combinations. The statement is effective at the beginning of an entity’s first fiscal year that begins after December 15, 2008. The Company is currently evaluating the impact this guidance will have on its consolidated financial statements when adopted.
Staff Accounting Bulletin No. 109—Written Loan Commitments Recorded At Fair Value Through Earnings
In November 2007, the Securities and Exchange Commission (“SEC”) issued Staff Accounting Bulletin No. 109, “Written Loan Commitments Recorded At Fair Value Through Earnings” (“SAB 109”). SAB 109 rescinds an existing prohibition on inclusion of expected net future cash flows related to loan servicing activities in the fair value measurement of a written loan commitment. SAB 109 also applies to any loan commitments for which fair value accounting is elected under SFAS 159. The statement is effective on a prospective basis to loan commitments accounted for as derivatives issued or modified in fiscal quarters that begin after December 15, 2007. The Company is currently evaluating the impact this guidance will have on its consolidated financial statements when adopted.
FSP FIN 39-1—Amendment of FASB Interpretation No. 39
In May 2007, the FASB issued FASB Staff Position FIN 39-1, “Amendment of FASB Interpretation No. 39” (“FSP FIN 39-1”). FSP FIN 39-1 amends FASB’s Financial Interpretation No. 39, “Offsetting of Amounts Related to

Certain Contracts” (“FIN 39”), to permit a reporting entity to offset fair value amounts recognized for the right to reclaim cash collateral (a receivable) or the obligation to return cash collateral (a payable) against fair value amounts recognized for derivative instruments executed with the same counterparty under the same master netting arrangement that have been offset in accordance with FIN 39. FSP FIN 39-1 applies to fiscal years beginning after November 15, 2007. The Company is currently evaluating the impact this guidance will have on its consolidated financial statements when adopted.
SFAS No. 161 —Disclosures about Derivative Instruments and Hedging Activities
In March 2008, the FASB issued Statement of Financial Accounting Standards No. 161, “Disclosures about Derivative Instruments and Hedging Activities” (“SFAS 161”). SFAS 161 requires specific disclosures regarding the location and amounts of derivative instruments in the financial statements; how derivative instruments and related hedged items are accounted for; and how derivative instruments and related hedged items affect the financial position, financial performance and cash flows of the reporting entity. The statement is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008. Early adoption is permitted. Because SFAS 161 impacts the disclosure and not the accounting treatment for derivative instruments and related hedged items, the adoption of SFAS 161 will not have an impact on the Company’s consolidated financial statements when adopted.
FSP FAS 140-3—Accounting for Transfers of Financial Assets and Repurchase Financing Transactions
In February 2008, the FASB issued FASB Staff Position FAS 140-3, “Accounting for Transfers of Financial Assets and Repurchase Financing Transactions” (“FSP FAS 140-3”), which provides a consistent framework for the evaluation of a transfer of a financial asset and subsequent repurchase agreement entered into with the same counterparty. FSP FAS 140-3 is effective for financial statements issued for fiscal years beginning after November 15, 2008, and interim periods within those fiscal years and shall be applied prospectively to initial transfers and repurchase financings for which the initial transfer is executed on or after adoption. Early application is not permitted. The Company is currently evaluating the impact this guidance will have on its consolidated financial statements when adopted.

NOTE 2—RESTATEMENT OF PREVIOUSLY ISSUED FINANCIAL STATEMENTS
The following table provides the impact of the restatement on net income for the years ended December 31, 2005 and 2004, as well as the cumulative impact to shareholders’ equity at December 31, 2005. Management has classified the accounting changes, which have all been determined to be corrections of errors, into ten broad categories. The manner in which the restatement impact is attributed to the ten categories is subjective and certain changes may relate to more than one category. While such classifications are not required under accounting principles generally accepted in the United State of America (“GAAP”) nor are such classifications audited, management believes these classifications may assist users in understanding the nature and impact of the corrections made as part of the restatement. The descriptions of the ten categories provide only a summary of the primary accounting issues. A comprehensive discussion follows the table.

		Shareholders’ Equity	Net Income (Loss)
		Increase (Decrease)	Increase (Decrease)
	(dollars in thousands)	2005	2005	2004
	As previously reported	$768,319	$87,404	$47,336
I.	Accounting related to consolidated funds and ventures	(100,826)	(10,179)	(24,901)
II.	Tax credit equity accounting	(41,272)	(22,793)	(9,726)
III.	Loan accounting	3,480	8,307	(1,999)
IV.	Provision for credit losses	(10,260)	(5,016)	(3,602)
V.	Equity method accounting	(7,475)	(12,921)	(65)
VI.	Derivative accounting	(9,990)	(3,666)	(5,132)
VII.	Bond accounting	61,194	(16,367)	2,363
VIII.	MSR accounting	8,093	1,784	113
IX.	Other restatement adjustments	(1,372)	(4,954)	3,466

	Total pre-tax adjustments	(98,428)	(65,805)	(39,483)
X.	Tax valuation allowance	(41,338)	(14,592)	(21,396)
	Tax effect of restatement adjustments	36,032	17,664	10,267

	After-tax adjustments (1)	(103,734)	(62,733)	(50,612)

	As restated	$664,585	$24,671	$(3,276)

(1)	The cumulative effect of the restatement adjustments at December 31, 2003, was a net increase in shareholders’ equity of $6.4 million, which is included in the cumulative effect on shareholders’ equity of $(103.7) million at December 31, 2005.

I. Accounting Related to Consolidated Funds and Ventures
As part of the restatement process, the Company re-evaluated its relationship with over 2,000 potential variable interest entities in which the Company has little or no ownership interest, but the Company may be deemed to be the primary beneficiary or to have control. The Company’s re-evaluation of the application of FIN 46(R), EITF 04-5 and ARB 51 resulted in the consolidation of funds and ventures that were previously not consolidated or were consolidated incorrectly. As a result, upon restatement, the Company has consolidated all assets, liabilities and non-controlling interests in consolidated funds and ventures, as well as income and expenses of over 200 additional entities.
The total assets reflected in the consolidated balance sheet after restatement at December 31, 2005 and the cumulative impact on pre-tax shareholders’ equity of the changes related to the accounting for funds and ventures at December 31, 2005, is as follows:

		Cumulative Pre-tax
		Impact on
	Total Assets	Shareholders’ Equity
(dollars in thousands)	2005	2005
LIHTC Funds (1)	$3,964,742	$(23,534)
Consolidated Lower Tier Property Partnerships (2)	350,264	(77,302)
Real Estate Funds	283,729	—
Other	1,665	10

Total assets of consolidated funds and ventures	$4,600,400	$(100,826)

(1)	Certain LIHTC Funds were historically consolidated by the Company in accordance with FIN 46(R). Specifically, the Company previously consolidated LIHTC Funds where the limited partner investors had not yet contributed their full capital commitments. In addition, the assets and liabilities of guaranteed funds were historically included in the Company’s consolidated financial statements under the leasing method.

(2)	The assets and liabilities of certain Lower Tier Property Partnerships were historically included in the Company’s consolidated financial statements in accordance with FIN 46(R).
The following summarizes the re-evaluation considerations related to the Company’s different funds and ventures.
LIHTC Funds
There are two primary changes related to the consolidation of the LIHTC Funds:
•	Non-guaranteed LIHTC Funds — The Company’s prior FIN 46(R) analysis did not fully take into consideration the de facto agency relationship that existed between the general partner (i.e., the Company) and the limited partners of the LIHTC Funds. The de facto agency relationship requires the Company to evaluate which party is most closely associated with the LIHTC Funds. In all instances, the Company concluded that it was the party most closely associated with these LIHTC Funds and therefore the Company was the primary beneficiary and should have consolidated these funds.

•	Guaranteed LIHTC Funds — The guaranteed LIHTC Funds were previously accounted for under the provisions of Statement of Financial Accounting Standards No. 66, “Accounting for Sales of Real Estate” (“SFAS 66”), resulting in the leasing method of accounting for these funds. The Company should have consolidated these funds in accordance with the provisions of FIN 46(R), rather than applying the leasing method under SFAS 66.
Historically, the Company ceased recognizing losses when its general partner capital accounts in the LIHTC Funds reached zero. Because the Company is the general partner, it should have continued to record its portion of the LIHTC Fund losses, even if its capital account was reduced to zero. In addition, as the general partner, the Company should have recorded losses attributable to the limited partners when the limited partners’ capital accounts in the LIHTC Funds reached zero. As part of the restatement, the Company recorded the losses of LIHTC Funds in excess of the Company’s general partner capital accounts and the losses of LIHTC Funds related to the limited partners’ capital accounts after their capital accounts reached zero. In addition, the Company has extended loan and bond financing to certain unconsolidated Lower Tier Property Partnerships. In consolidation, these are considered additional interests that should absorb losses of the unconsolidated Lower Tier Property Partnerships. These losses are generally non-cash losses caused by depreciation and thus the Company generally does not expect to advance cash related to these losses. The cumulative impact on shareholders’ equity related to these items was a decrease of $23.5 million (before income taxes) at December 31, 2005.
Consolidated Lower Tier Property Partnerships
The Consolidated Lower Tier Property Partnerships primarily represent the consolidation of partnerships related to GP Take Backs. Generally, at the time of a GP Take Back transaction the developer general partner has little or no equity in the project, and in many cases there is no third party limited partner equity to absorb losses. As a result, the Company, as the new general partner, must record for financial reporting purposes all of the losses (which are primarily due to non-cash depreciation) in those cases where the limited partners’ capital accounts have reached zero. Furthermore, a sale of the Company’s general partner interest or of the property that results in the deconsolidation of the Lower Tier Property Partnerships will result in the Company reversing these previously recorded losses into income. The cumulative impact on shareholders’ equity related to these items was a decrease of $77.3 million (before income taxes) at December 31, 2005.
Real Estate Funds
Certain Real Estate Funds, which were previously accounted for under the equity method, are now consolidated as described below:
•	B-Note Value Fund L.P. — The Company serves as the general partner of this fund and the Company also has a limited partner interest in the fund. As part of the restatement, the Company has determined that it controls this limited partnership as the unaffiliated limited partners do not have substantive participating or dissolution/kick-out rights.

•	Real Estate Investment Partnerships — The Company is the general partner in the top tier of two multi-tier partnership structures. The Company’s historical FIN 46(R) analysis did not consider the impact of restrictions on the transfer of the limited and general partner interests. The fact that the general and limited partners cannot transfer their interests without the other’s consent creates a de facto agency relationship and thus requires that the primary beneficiary be analyzed under the related party framework prescribed in FIN 46(R). Under the related party analysis, the Company is considered to be most closely associated with these entities and therefore is the primary beneficiary.
The above entities are collectively referred to herein as “Real Estate Funds.”
Other
As part of the restatement, the Company also concluded that MuniMae Affordable Housing, Inc. (“MAH”) and MuniMae Foundation, Inc. (“Foundation”), both of which are non-profit entities in which the Company has no ownership interest, should be consolidated. Management concluded that it should consolidate these entities under ARB 51 and related guidance as it holds an indirect majority voting interest in them and an economic interest in the properties owned by these entities through tax credit equity or debt financing.
II. Tax Credit Equity Accounting
The Company restated several items related to the accounting for its Tax Credit Equity segment. Previously, the Company deferred certain organizational costs, did not properly capitalize acquisition costs in Lower Tier Property Partnerships and did not consider the portion of the investment funded by the Company in the measurement of capitalized interest.
The Company also historically applied the lease accounting approach under SFAS 66 to guaranteed funds, which resulted in the Company recording the total limited partners’ invested capital in the fund as a guarantee liability. This guarantee liability was being relieved and recognized as income over the life of the fund on a straight-line basis. In addition, the Company recorded all of the net losses associated with these funds (as there was no non-controlling interest to which to allocate these losses). As part of the restatement, the Company is no longer applying lease accounting to these entities. The Company is consolidating the guaranteed LIHTC Funds consistent with the consolidation accounting for the non-guaranteed funds. However, the guarantee obligation is eliminated in consolidation and is measured as a possible cost that is considered for purposes of syndication fee revenue recognition.
The Company corrected the calculation for determining the portion of syndication income to recognize when the LIHTC Funds invested in Lower Tier Property Partnerships. In addition, the Company corrected the way it measures and reduces income by its future expected costs and losses associated with the syndication of new funds. Lastly, the Company’s recognition of asset management fees had been based on whether the amounts were determinable and collection was reasonably assured within one year, but did not consider the Funds’ ability to pay in subsequent periods.
The cumulative impact to shareholders’ equity resulting from Tax Credit Equity restatement adjustments was a decrease of $41.3 million (before income taxes) at December 31, 2005. In addition, historically the Company did not record a liability for unfunded equity commitments while interests in Lower Tier Property Partnerships were warehoused, nor did the Company record a liability for unfunded equity commitments once these investments were syndicated and placed into LIHTC Funds. As part of the restatement the Company recorded a $903.8 million increase in its “Investments in unconsolidated Lower Tier Property Partnerships” and a $232.4 million increase in its “Investments in unconsolidated ventures” with a corresponding increase of $903.8 million in “Unfunded equity commitments to unconsolidated Lower Tier Property Partnerships” and a $232.4 million increase in “Unfunded equity commitments to investments in unconsolidated ventures” at December 31, 2005, in the consolidated balance sheets.
III. Loan Accounting
The Company restated the way it accounts for certain loan fees and deferred origination costs both in terms of the amount originally deferred, as well as the amount of amortization of such fees and costs. In addition, the Company identified additional loans that should have been on non-accrual. The total cumulative impact of these loan and loan related changes was a $3.5 million (before income taxes) increase in shareholders’ equity at December 31, 2005.
IV. Provision for Credit Losses
The Company identified additional loans that were subject to specific impairment and the Company corrected the way it records impairment. In addition, the Company did not establish an unallocated allowance for loan losses when one was needed. The cumulative impact of these impairment and allowance for loan loss changes was to reduce shareholders’ equity by $10.3 million (before income taxes) at December 31, 2005.
V. Equity Method Accounting
The Company corrected the way it applies the equity method of accounting to certain non-consolidated funds and ventures. These funds and ventures continue to be accounted for as equity investments as part of the restatement; however, the methodology used by the Company to record its income and losses from these entities was corrected. More specifically, the Company was previously recording joint venture cash distributions related to its preferred return as income as opposed to reducing its equity investment balance. In the restatement, the Company, as a limited partner, also stopped recording losses attributable to the other partners when the Company had no funding requirements related to those partnerships. Also, the Company stopped recognizing promote income on a venture before all contingencies were resolved. The cumulative impact of these restatement adjustments was a decrease of $7.5 million (before income taxes) in shareholders’ equity at December 31, 2005.
VI. Derivative Accounting
Prior to the restatement, the Company did not record certain loan commitments (interest rate lock and forward sales) and forward bond purchase commitments as derivatives. In the restatement, the Company recorded these commitments as derivatives and made various other derivative-related changes, including: (1) valuing derivatives at period-end; (2) recognizing certain interest rate swap contracts as derivative instruments; and (3) bifurcating certain embedded derivatives (primarily gain share provisions embedded in senior interests in securitization trusts). The Company made certain corrections to the valuation of various derivative contracts, primarily related to loan collar commitments and put option agreements. The cumulative impact of all these derivative-related changes was a decrease in shareholders’ equity of $10.0 million (before income taxes) at December 31, 2005.
VII. Bond Accounting
As part of the restatement, the Company’s bond portfolio was valued higher by $61.0 million at December 31, 2005. Previously the Company reported bond values based on informal quotes from a broker, which were not supported by independently observable market inputs or cash flow models. In the restatement, the Company created an internal discounted cash flow model using market-based assumptions. These amounts do not include the impact of consolidation, which eliminated a portion of these changes in the consolidation process.
In addition, the Company restated net deferred fees associated with its bond portfolio to comply with SFAS 91. The cumulative impact of this change was to increase shareholders’ equity by $0.2 million (before income taxes) at December 31, 2005.
The Company also recognized cumulative additional other-than-temporary impairments of $15.8 million through December 31, 2005, which does not impact overall shareholders’ equity, but is a reclassification from accumulated other comprehensive income (a component of shareholders’ equity) into net income.
VIII. MSR Accounting
Internally generated and acquired MSRs were previously valued using either an internally developed model or a third party service provider that utilized its own model. These models generally only considered aggregate level assumptions or inputs versus loan level data and in some cases the models did not include all the components that are needed to determine a MSR value. The adjustments to these models, including changes to the amortization of MSRs, resulted in a net cumulative increase in the net carrying value of the MSRs (both those acquired in business combinations and those from originated loans) and an increase to shareholders’ equity of $8.1 million (before income taxes) at December 31, 2005.

IX. Other Restatement Adjustments
The Company made other corrections as part of the restatement as described below:
•	The Company restated the purchase accounting for various business combinations, including the identification and recording at fair value of various acquired intangible assets and assumed liabilities (including guarantee obligations), as well as allocations of goodwill to reportable segments. The cumulative impact of these changes was a decrease in shareholders’ equity of $3.3 million (before income taxes) at December 31, 2005.

•	The Company changed the way it depreciated certain property and equipment from a tax depreciation method to a GAAP compliant method. In addition, certain leases (primarily for equipment) that had been classified as operating leases were determined to be capital leases. The cumulative impact of these changes was to increase shareholders’ equity by $1.5 million (before income taxes) at December 31, 2005.

•	As part of the restatement, the Company recognized additional guarantee liabilities as recourse obligations and recorded the amortization of the recourse obligations into income in a systematic and rational manner. The cumulative impact of these changes was to decrease shareholders’ equity by $0.5 million (before income taxes) at December 31, 2005.

•	The Company made other restatement adjustments, which were not significant individually and which resulted in a cumulative increase to shareholders’ equity of $0.9 million (before income taxes) at December 31, 2005.
X. Tax Valuation Allowance
As a result of the restatement, the Company substantially increased its deferred tax assets, primarily due to the significant deferral of income related to the Tax Credit Equity accounting changes. As part of the restatement, the Company re-evaluated the realizability of its deferred tax assets. After considering all available evidence, both positive and negative, the Company concluded that it was more likely than not that the deferred tax assets would not be realized. As a result, the Company concluded that a valuation allowance was required against the Company’s deferred tax assets. At December 31, 2005, the cumulative impact of providing a valuation allowance related to the Company’s deferred tax assets was $41.3 million.
Earnings Per Share
The following table sets forth a reconciliation of previously reported and restated GAAP earnings per share for the years ended December 31, 2005 and 2004:

	2005	2004

Basic earnings (loss) per share:
As previously reported	$2.31	$1.37
Total impact of restatement adjustments	(1.66)	(1.46)

As restated	$0.65	$(0.09)

Diluted earnings (loss) per share:
As previously reported	$2.30	$1.36
Total impact of restatement adjustments	(1.65)	(1.45)

As restated	$0.65	$(0.09)

The following is a summary of the effect of the restatement on the originally issued consolidated balance sheets and consolidated statements of operations and summarized consolidated statements of cash flows.

Municipal Mortgage & Equity, LLC
CONSOLIDATED BALANCE SHEET *
(dollars in thousands, except share data)

	As Previously Reported	As Restated
	December 31, 2005	December 31, 2005
ASSETS
Cash and cash equivalents	$140,681	$140,213
Restricted cash	96,338	26,804
Bonds available-for-sale	1,436,535	1,392,934
Loans held for investment, net of allowance for loan losses	712,632	708,274
Loans held for sale	91,196	76,516
Investments in unconsolidated ventures	872,514	352,521
Accrued interest receivable	22,100	21,621
Property and equipment, net	9,496	12,945
Real estate projects, net	148,015	—
Mortgage servicing rights, net	63,904	71,774
Goodwill, net	133,299	97,846
Other intangibles, net	26,289	21,100
Derivative assets	3,975	7,161
Other assets	74,763	38,807
Total assets of consolidated funds and ventures	—	4,600,400

Total assets	$3,831,737	$7,568,916

LIABILITIES AND SHAREHOLDERS’ EQUITY
Debt	$1,729,156	$1,475,985
Subordinate debentures	172,750	175,500
Mandatorily redeemable preferred shares	168,000	162,150
Guarantee obligations	229,690	6,993
Accounts payable and accrued expenses	43,887	43,032
Interest payable	19,692	16,390
Derivative liabilities	4,005	17,030
Deferred revenue	116,579	88,704
Other liabilities	—	48,639
Unfunded equity commitments to investments in unconsolidated ventures	—	232,396
Total liabilities of consolidated funds and ventures	—	1,875,629

Total liabilities	2,483,759	4,142,448

Commitments and contingencies
Non-controlling interests in consolidated funds and ventures	410,973	2,593,197
Perpetual preferred shareholders’ equity in a subsidiary company, liquidation preference of $173,000	168,686	168,686
Shareholders’ equity:
Common shares, no par value	773,337	581,046
Less unearned compensation (deferred shares)	(4,563)	—
Accumulated other comprehensive income	(455)	83,539

Total shareholders’ equity	768,319	664,585

Total liabilities and shareholders’ equity	$3,831,737	$7,568,916

*	Amounts have been reclassified to conform to the current consolidated financial statement presentation, except for previously consolidated LIHTC Funds and GP Take Backs.

Municipal Mortgage & Equity, LLC
CONSOLIDATED STATEMENTS OF OPERATIONS *
(dollars in thousands, except per share data)

	For the years ended December 31,
	As Previously	As Restated	As Previously	As Restated
	Reported 2005	2005	Reported 2004	2004
Revenue:
Interest income
Interest on bonds	$91,467	$88,470	$84,107	$79,301
Interest on loans	57,473	54,356	45,579	41,990
Interest on short-term investments	5,214	4,156	3,882	1,989

Total interest income	154,154	146,982	133,568	123,280

Fee and other income:
Syndication fees	42,977	32,131	41,009	32,715
Asset management and advisory fees	33,528	6,520	12,733	3,083
Debt placement fees	5,552	5,355	7,934	2,926
Guarantee fees	19,127	1,150	10,610	3,133
Servicing fees	9,318	4,296	4,578	3,518
Other income	6,054	5,747	2,881	3,463

Total fee and other income	116,556	55,199	79,745	48,838

Revenue from consolidated funds and ventures:
Rental and other income from real estate	22,345	54,812	16,435	48,568
Interest and other income	—	27,765	—	11,076

Total revenue from consolidated funds and ventures	22,345	82,577	16,435	59,644

Total revenue	293,055	284,758	229,748	231,762

EXPENSES:
Interest expense	100,532	89,672	83,652	67,931
Salaries and benefits	88,195	79,970	67,812	62,933
General and administrative	32,329	30,817	25,976	24,753
Professional fees	12,246	12,089	11,177	9,279
Depreciation and amortization	21,210	6,305	12,613	4,996
Impairment on bonds	3,153	13,020	4,170	684
Provisions for credit losses	1,424	5,117	1,389	4,981
Other expenses	—	1,099	—	1,491
Expenses from consolidated funds and ventures:
Depreciation and amortization	—	19,585	—	21,705
Interest expense	—	34,852	—	27,339
Impairment on investments in unconsolidated Lower Tier Property Partnerships	—	30,327	—	35,585
Other operating expenses	—	52,788	—	41,033

Total expenses from consolidated funds and ventures	—	137,552	—	125,662

Total expenses	259,089	375,641	206,789	302,710

Net gains (losses) on sale of bonds	7,332	6,398	304	(147)
Net gains on sale of loans	9,401	12,509	3,393	5,510
Net gain on sale of investments in tax credit equity partnerships	10,005	—	3,019	—
Net gains (losses) on derivatives	8,320	4,363	941	(4,430)
Net gains on sale of real estate	—	—	—	—
Net gains on sale of real estate from consolidated funds and ventures	—	19,655	—	5,805
Equity in earnings (losses) from unconsolidated ventures	39,313	26,346	(2,494)	403
Equity in losses from unconsolidated Lower Tier Property Partnerships held by consolidated funds and ventures	(102,734)	(281,162)	(175,701)	(238,674)

Income (loss) before income taxes and (income) loss allocable to non-controlling interests and discontinued operations	5,603	(302,774)	(147,579)	(302,481)

Income tax (expense) benefit	(2,341)	(2,929)	6,508	(2,923)
(Income) loss allocable to non-controlling interests:
Distributions declared to perpetual preferred shareholders’ of subsidiary	(4,962)	(4,962)	(755)	(755)
Net losses allocable to non-controlling interests from consolidated funds and ventures	79,623	327,761	177,562	294,840

Income (loss) before discontinued operations	77,923	17,096	35,736	(11,319)

Discontinued operations	9,481	7,575	11,080	8,043

Income (loss) before cumulative effect of a change in accounting principle	87,404	24,671	46,816	(3,276)

Cumulative effect of a change in accounting principle	—	—	520	—

Net income (loss)	$87,404	$24,671	$47,336	$(3,276)

*	Amounts have been reclassified to conform to the current consolidated financial statement presentation, except for previously consolidated LIHTC Funds and GP Take Backs.

The following table displays the impact of the restatement for the years ended December 31, 2005 and 2004, on the summarized consolidated statements of cash flows:

	2005		2004
	As		As
	Previously		Previously
(dollars in thousands)	Reported	As Restated	Reported	As Restated

Net cash provided by operating activities	$47,211	$68,953	$94,336	$38,123
Net cash used in investing activities	(682,529)	(1,235,401)	(686,555)	(940,835)
Net cash provided by financing activities	683,118	1,213,780	634,274	944,585

Net increase in cash and cash equivalents	$47,800	$47,332	$42,055	$41,873
Cash and cash equivalents at beginning of period	92,881	92,881	50,826	51,008

Cash and cash equivalents at end of period	$140,681	$140,213	$92,881	$92,881

As reflected in the table above, there was no significant change in the cash and cash equivalents at the end of either of these periods presented. However, as part of the restatement, the Company made significant changes related to the classification of cash used or cash provided by operating activities, investing activities and financing activities. The most significant changes were due to the cash activity of the LIHTC Funds and other entities which were not previously consolidated. For example, investments made by LIHTC Funds in Lower Tier Property Partnerships are now included in net cash used in investing activities. Also, contributions from non-controlling interest holders are now included in net cash provided by financing activities.
In addition to changes due to cash activity of the LIHTC Funds, cash related to loan activity has been adjusted. As part of the restatement, the Company changed certain loan designations between held for sale and held for investment resulting in more loans designated as held for sale in 2005. Changes to loan designations resulted in reclassifying cash activity between captions given that cash used to purchase or originate loans held for sale is classified as cash used in operating activities and cash used for the purchase or origination of loans held for investment is classified as cash used in investing activities.
The consolidation of certain real estate funds with loan investments, which were not previously consolidated, significantly increased cash flows reported through “Advances on and originations of loans held for investment” in the investing section of the consolidated statements of cash flows, as well as cash flows reported through “Proceeds from borrowing activity” in the financing section of the consolidated statements of cash flows.

NOTE 3— INVESTMENTS IN UNCONSOLIDATED VENTURES
Investments in Real Estate Entities
The Company has invested in certain real estate entities as outlined in the table below. These entities are not consolidated by the Company, as the Company does not control the entity nor is the Company the primary beneficiary for those entities that are VIEs. These investments are accounted for under the equity method.
Investments in Common Stock of Special Purpose Financing Entities
One of the Company’s consolidated wholly owned subsidiaries, MMA Financial Holdings, Inc. (“MFH”), formed special purpose financing entities (“Trusts”) that issued preferred securities (“Preferred Securities”) to qualified institutional investors. Although the Company owns all of the common stock investment in the Trusts, pursuant to FIN 46(R), the Company has determined that it is not the primary beneficiary, and therefore, the Company has not consolidated these Trusts.
The Trusts used the proceeds from the offerings to purchase junior subordinate debentures (“Debentures”) issued by MFH with substantially the same economic terms as the Preferred Securities. At December 31, 2006 and December 31, 2005, the Trusts had a note receivable related to the purchase of Debentures (including related interest) from MFH of $174.9 million for both years. The Trusts had Preferred Securities payable (including related interest) to investors of $174.9 million for the years ended December 31, 2006 and 2005.
Investments in Unconsolidated Lower Tier Property Partnerships
The Company has invested in unconsolidated Lower Tier Property Partnerships as part of the Tax Credit Equity business. These investments are typically owned by the Company through limited partner interests of 99.99% on a short-term basis until they are placed in a LIHTC Fund. At December 31, 2006 and 2005, there were 56 and 39 partnerships, respectively, for which the Company held limited partner interests of 99.99%, virtually all of which were transferred to syndicated LIHTC Funds within one year of acquisition. The average holding period related to the majority of these investments is less than 90 days. However, there are three properties with significantly longer holding periods. Two of these properties were sold subsequent to December 31, 2006 at a gain. The third property, which had an investment balance of $2.3 million at December 31, 2006, has been significantly impaired subsequent to December 31, 2006. These entities are considered to be VIEs; however, the general partners are determined to be the primary beneficiaries. Therefore, the Company does not consolidate these entities and they are accounted for using the equity method.
See Note 20, “Consolidated Funds and Ventures,” for discussion of the Company’s investments in Lower Tier Property Partnerships related to consolidated funds and ventures.
The following table summarizes the investments in unconsolidated ventures at December 31, 2006 and 2005:

(dollars in thousands)	Ownership %	2006	2005
Investments in Real Estate Entities:
International Housing Solutions S.a.r.l	49.0%	$503	$1,017
CAPREIT TERA Venture, LLC	35.0	47	—
CAPREIT Three M Venture	35.0	31,020	47,176
PSP/MMA investment ventures	10.0	1,576	—
TriSail/MMA Realty Capital Partners I, LP	25.0	14,015	—
Williams Pointe Limited Partnership	60.0	6,562	—
Investments in Common Stock of Special Purpose Financing Entities	100.0	2,750	2,750
Investments in Unconsolidated Lower Tier Property Partnerships (1)	99.99	483,069	301,578

Total		$539,542	$352,521

(1)	Included in Investments in Unconsolidated Lower Tier Property Partnerships are unfunded equity commitments to the Lower Tier Property Partnerships of $336.0 million and $232.4 million at December 31, 2006 and 2005, respectively. In addition, the Company has existing lending arrangements and commitments to lend to these partnerships totaling $9.1 million and $14.7 million at December 31, 2006 and 2005, respectively.
Net income of Investments in Real Estate Entities was $43.0 million, $108.9 million and $8.8 million for the years ended December 31, 2006, 2005 and 2004, respectively. The Company’s equity in earnings, reported through “Equity in earnings of unconsolidated ventures,” related to these entities was $5.6 million, $26.7 million and $0.4 million for the years ended December 31, 2006, 2005 and 2004, respectively. Also, included in “Equity in earnings of unconsolidated ventures” is $(0.4) million for both of the years ended December 31, 2006 and 2005, and zero for the year ended December 31, 2004, related to Investments in Unconsolidated Lower Tier Property Partnerships reflected above.
The Company’s equity in earnings includes the amortization of the excess of the Company’s acquisition cost of certain investments in unconsolidated ventures over the historical cost basis related to these investments. The difference between the Company’s acquisition cost basis of the investments and the historical cost basis of the investments at the partnership level was $23.3 million and $17.0 million at December 31, 2006 and 2005, respectively. This basis difference is amortized over the useful life of the underlying assets of the partnerships. The amortization expense related to this basis difference was $6.4 million, $6.7 million and $3.5 million for the years ended December 31, 2006, 2005 and 2004, respectively. In addition, the Company recorded an impairment charge of $1.1 million for the year ended December 31, 2006 related to its basis difference in one of its investments.
The following table displays the total assets and liabilities related to Investments in Real Estate Entities at December 31, 2006 and 2005:

(dollars in thousands)	2006	2005
Total assets	$589,851	$567,021
Total liabilities	484,647	522,570
NOTE 4—BONDS AVAILABLE-FOR-SALE
Mortgage revenue bonds are secured by the mortgages associated with the underlying multifamily housing real estate projects. Other municipal bonds are, in most cases, secured by the general obligations of the issuer or tax liens. Retained interests in securitized bonds are the Company’s subordinate residual interests in bonds that have been securitized and qualified for sale treatment under the requirements of SFAS 140.
Principal payments on bonds are received in accordance with amortization tables set forth in the bond documents. If no principal amortization is required during the bond term, the outstanding principal balance is required to be paid or refinanced in a lump sum payment at maturity or at such earlier time as defined under the bond documents. The bonds typically contain provisions that prohibit prepayment of the bond for a specified period of time. These investments are classified as available-for-sale securities and are reported at fair value, in accordance with SFAS 115.
The following table summarizes the investments in bonds and the related unrealized gains and unrealized losses at December 31, 2006 and 2005:

	2006
	Amortized	Unrealized	Unrealized
(dollars in thousands)	Cost	Gains	Losses	Fair Value
Mortgage revenue bonds	$1,362,122	$91,802	$(2,815)	$1,451,109
Other municipal bonds	302,595	9,366	(562)	311,399
Retained interests in securitized bonds	4,448	3,157	—	7,605

Total	$1,669,165	$104,325	$(3,377)	$1,770,113

	2005
	Amortized	Unrealized	Unrealized
(dollars in thousands)	Cost	Gains	Losses	Fair Value
Mortgage revenue bonds	$1,225,778	$82,212	$(4,618)	$1,303,372
Other municipal bonds	79,746	4,734	—	84,480
Retained interests in securitized bonds	3,805	1,277	—	5,082

Total	$1,309,329	$88,223	$(4,618)	$1,392,934

Mortgage Revenue Bonds
Mortgage revenue bonds are issued by state and local governments or their agencies or authorities to finance multifamily housing. Mortgage revenue bonds may be secured by a first mortgage or by a subordinate mortgage on the underlying projects. For subordinate mortgages, the payment of debt service on the bonds occurs only after payment of senior obligations which have priority to the cash flow of the underlying collateral. The Company’s rights under the mortgage revenue bonds are defined by the contractual terms of the underlying mortgage loans, which are pledged to the bond issuer and assigned to a trustee for the benefit of bondholders to secure the payment of debt service (any combination of interest and/or principal as laid out in the trust indenture) of the bonds. The mortgage loans are non-assumable except with the bondholder’s consent.
Mortgage revenue bonds can be non-participating or participating. Participating mortgage revenue bonds allow the Company to receive additional interest from net property cash flows in addition to the base interest rate. Both the stated and participating interest on the Company’s mortgage revenue bonds are exempt from federal income tax. The Company’s participating mortgage revenue bonds had an aggregate fair value of $147.2 million and $155.9 million at December 31, 2006 and 2005, respectively.
Other Municipal Bonds
Other municipal bonds are issued by community development districts or other municipal issuers to finance the development of community infrastructure supporting single-family housing and mixed-use and commercial developments such as storm water management systems, roads and community recreational facilities. Some of the other municipal bonds are secured by specific payments or assessments pledged by the community development districts that issue the bonds or incremental tax revenue generated by the underlying projects. The pledge of “ad valorem” taxes and assessments are senior to any first mortgage real estate debt. The remaining other municipal bonds are secured by the general obligation of the issuers and have credit ratings of at least “AA-” or “Aa3”, as defined by the applicable rating agencies.
Transfers of Financial Assets
The Company securitizes mortgage revenue bonds and other municipal bonds under various securitization programs. The Company accounts for securitization transactions as either sales or financing transactions in accordance with SFAS 140. Some of the mortgage revenue bonds and other municipal bonds outlined above have been transferred in transactions that are treated as financings with proceeds from the legal transfer reflected as secured borrowings in the consolidated balance sheets. Upon termination of the securitization trust, there may be a gain share component that is distributed across the certificates with most of the gains allocated to the residual interests held by the Company. Additionally, the Company purchases subordinate certificates from trusts never having owned the underlying bonds. In certain cases, these trusts are considered VIEs and the Company is considered the primary beneficiary, resulting in the Company consolidating these entities. As such, under FIN 46(R), the Company consolidates the trusts and records the bonds as “Bonds available-for-sale” and the senior securities issued by the trusts are classified as debt under “Senior interests and debt owed to securitization trusts.” See Note 11, “Debt” for further detail.
The Company securitized and received sales treatment for other municipal bonds that met the qualifying special purpose entity definition in accordance with SFAS 140. The Company sold approximately $3.7 million, $24.7 million and $64.4 million of other municipal bonds and recognized net gains (losses) on sale of bonds of $0.2 million, $0.3 million and $(0.7) million in the Company’s consolidated statements of operations for the years ended December 31, 2006, 2005 and 2004, respectively. The Company retained subordinate residual interests in the bonds sold for the years ended December 31, 2006 and 2005, of approximately $0.7 million in each year, which are reported through “Bonds available-for-sale.” The cash flows primarily related to principal and interest received by the Company on all retained interests in securitized bonds during 2006 and 2005 were $1.5 million and $1.1 million, respectively.
Maturity
The following table summarizes, by contractual maturity, the amortized cost and fair value of bonds available-for-sale at December 31, 2006. Actual maturities may precede the contractual maturities because some bonds include provisions that allow the borrowers to prepay the bonds at a premium or at par and provisions that permit the bondholders to cause the borrowers to redeem the bonds on or after a specified date prior to the stated maturity date.

(dollars in thousands)	Amortized Cost	Fair Value
Non-Amortizing:
Due in less than one year	$2,012	$2,005
Due between one and five years	11,997	15,271
Due between five and ten years	8,815	8,991
Due after ten years	105,148	136,518

Amortizing:	127,972	162,785
Due at regular intervals between June 2007 and May 2055 (1)	1,541,193	1,607,328

	$1,669,165	$1,770,113

(1)	This represents the final maturity date of the bonds.
Bond Sales
The Company recorded proceeds on sales of bonds of $139.9 million, $139.4 million and $98.5 million for the years ended December 31, 2006, 2005 and 2004, respectively. Gross gains on the sale of these bonds were $9.2 million, $7.4 million and $2.6 million and the gross losses on the sale of these bonds were $0.8 million, $1.0 million and $2.7 million for the years ended December 31, 2006, 2005 and 2004, respectively.

Investment in Bonds with Unrealized Losses
The following table summarizes the fair value and gross unrealized losses of the Company’s bonds aggregated by the length of time that individual bonds have been in a continuous unrealized loss position at December 31, 2006 and 2005:

	2006
	Less than 12	More than 12
(dollars in thousands)	months	months	Total
Number of bonds	15	17	32
Fair value	$97,229	$106,764	$203,993
Unrealized losses	(1,086)	(2,291)	(3,377)

	2005
	Less than 12	More than 12
(dollars in thousands)	months	months	Total
Number of bonds	21	7	28
Fair value	$146,719	$25,396	$172,115
Unrealized losses	(2,323)	(2,295)	(4,618)
Mortgage revenue bonds comprised $2.8 million and $4.6 million of the $3.4 million and $4.6 million in unrealized losses at December 31, 2006 and 2005, respectively. Unrealized losses related to mortgage revenue bonds are due primarily to changes in interest rates. All of these bonds are collateralized by operating real estate projects and the Company expects that they would not be settled at a price less than the amortized cost. The Company performed reviews of the properties collateralizing each bond and concluded that it was probable that the Company would receive all amounts due on a net present value basis using the effective interest rate on each bond.
Other municipal bonds comprised $0.6 million of the $3.4 million in unrealized losses at December 31, 2006. For other municipal bonds, the Company determined that the unrealized loss was due to changes in interest rates and that the underlying credit quality of the bonds remained unchanged.
At December 31, 2006 and 2005, the Company had the ability and intent to hold these investments (mortgage revenue bonds and other municipal bonds) until a recovery of the Company’s recorded investment in the bonds; therefore, these investments are not considered to be other-than-temporarily impaired at December 31, 2006 or 2005. However, due to events subsequent to December 31, 2006, the Company may no longer have the ability to hold such bonds until unrealized losses are fully recovered.
Impairment
During the years ended December 31, 2006, 2005 and 2004, the Company recognized approximately $2.1 million, $13.0 million and $0.7 million, respectively, in other-than-temporary impairments.
Unfunded Bond Commitments
Unfunded bond commitments are agreements to disburse additional amounts of money to existing borrowers. At December 31, 2006 and 2005, the aggregate unfunded commitments of bonds available-for-sale totaled approximately $58.4 million and $133.2 million, respectively. None of the bonds with unfunded commitments were impaired at December 31, 2006 or 2005.

NOTE 5—LOANS HELD FOR INVESTMENT AND LOANS HELD FOR SALE
Loans held for investment represent loans that the Company has both the ability and intent to hold for the foreseeable future or until maturity. Loans that are not classified as held for investment are classified as held for sale. The Company underwrites, originates and holds different types of loans, including construction, permanent, bridge and other loans.
Construction loans are short-term or interim financing provided primarily to builders and developers of multifamily housing and other property types during the construction and lease-up of the property.
Permanent loans are used to pay off the construction loans upon the completion of construction and lease-up of the property or to refinance existing stabilized properties. Permanent loans originated under agency lending programs (i.e., Fannie Mae, Freddie Mac and HUD/Ginnie Mae) are classified as loans held for sale and are generally held less than ninety days before they are sold. Most permanent loans, not related to agency lending, are classified as held for investment and relate to subordinate debt and market rate commercial mortgage loans.
Bridge loans are short-term or intermediate term loans secured with either a first mortgage position or a subordinate position. These loans are used to bridge the gap between the purchase of a new property and the sale of an old property, to bridge performance enhancement on transitional properties, or to finance the conversion of the use of an existing property or a pre-development land loan.
Other loans are pre-development loans and land development loans. Pre-development loans are loans to developers to fund up-front costs to help them secure a project before they are ready to fully develop the project. Land development loans are used to fund the cost of utilities, roads and other infrastructure within a development and are repaid from the sale of all or parts of the land.
See Note 20, “Consolidated Funds and Ventures” for discussion of the Company’s loans related to consolidated funds and ventures.
Loans Held for Investment
The following table summarizes loans held for investment by loan type at December 31, 2006 and 2005:

(dollars in thousands)	2006	2005
Loan type:
Construction	$276,856	$529,778
Permanent	6,240	22,675
Bridge	202,028	106,194
Other	40,653	53,743

	525,777	712,390
Allowance for loan losses	(10,877)	(4,116)

Loans held for investment, net	$514,900	$708,274

Outstanding loan balances include unearned income and net deferred fees and costs of $6.5 million and $6.4 million at December 31, 2006 and 2005, respectively.
The recorded investment of non-accrual loans was $95.2 million and $102.7 million at December 31, 2006 and 2005, respectively.
The following table summarizes information about loans held for investment which were specifically identified as impaired at December 31, 2006 and 2005:

(dollars in thousands)	2006	2005
Impaired loans with an allowance for loan losses	$25,278	$8,999
Impaired loans without an allowance for loan losses (1)	94,876	95,847

Total impaired loans	$120,154	$104,846

Allowance for loan losses on impaired loans (2)	$7,290	$3,128

(1)	A loan is impaired when it is probable that a creditor will be unable to collect all amounts due according to the contractual terms of the loan agreement; however, when the discounted cash flows, collateral value or market price equals or exceeds the carrying value of the loan, the loan does not require an allowance under SFAS 114.

(2)	The allowance for loan losses on impaired loans is a specific component of the Company’s overall allowance for loan losses.

The following table summarizes the average recorded investment of impaired loans at December 31, 2006, 2005 and 2004:

(dollars in thousands)	2006	2005	2004
Average recorded investment of impaired loans	$113,791	$101,951	$95,975
The Company recognized $8.6 million, $6.5 million and $6.1 million of interest income on impaired loans for the years ended December 31, 2006, 2005 and 2004, respectively.
Unfunded Loan Commitments
Unfunded loan commitments are agreements to disburse additional amounts of money to the borrower as long as the borrower is in full compliance with the terms of the loan agreement. At December 31, 2006 and 2005, the aggregate unfunded commitments of loans held for investment, totaled approximately $97.3 million and $217.5 million, respectively. The aggregate unfunded commitments of loans held for sale at December 31, 2006 and 2005, totaled approximately $189.0 million and $146.5 million, respectively. The Company calculated a reserve in accordance with SFAS 5 for the unfunded commitments. The aggregated reserve amounts for unfunded commitments at December 31, 2006 and 2005 were $0.6 million and $0.3 million, respectively.
There were commitments to lend additional funds to borrowers whose loans were impaired, in the amount of $0.9 million at both December 31, 2006 and 2005. In connection with the specific loan impairment analyses, the Company considers whether such unfunded commitments should be reserved for at each balance sheet date. The Company determined that no additional reserves were necessary at December 31, 2006 and 2005.
In addition, the Company issued interest rate lock commitments to extend credit to borrowers for loans to be designated as held for sale of $203.2 million and $215.6 million at December 31, 2006 and 2005, respectively. These interest rate lock commitments are accounted for as derivatives. See Note 10, “Derivative Financial Instruments” for further detail. The Company issued commitments to extend credit to borrowers for loans to be designated as held for investment of $5.4 million and $12.4 million at December 31, 2006 and 2005, respectively.
Loans Held for Sale
The following table summarizes loans held for sale by loan type at December 31, 2006 and 2005:

(dollars in thousands)	2006	2005
Loan type:
Construction	$31,780	$4,330
Permanent	76,295	41,445
Bridge	256,546	30,741
Other	53,126	—

Loans held for sale	$417,747	$76,516

Outstanding loan balances include unearned income and net deferred fees and costs of $6.0 million and $1.2 million at December 31, 2006 and 2005, respectively.
The Company recorded proceeds on sales of loans of $880.3 million, $534.0 million and $161.8 million and corresponding gains on sales of loans of $21.5 million, $12.5 million and $5.5 million for the years ended December 31, 2006, 2005 and 2004, respectively.
A lower of cost or market adjustment to the Company’s loans held for sale was not necessary at December 31, 2006 and 2005, as the aggregate fair value for each homogeneous loan portfolio segment was greater than its aggregate carrying value.
Agency Lending Programs
The Company conducts lending activities through certain subsidiaries that originate permanent loans on behalf of or for sale to agency entities under their respective programs. At December 31, 2006, all permanent held for sale loans were designated for sale into or insurance or guarantee under one of the following programs:
•	Fannie Mae’s DUS program

•	Freddie Mac Targeted Affordable Housing and Program Plus programs

•	Ginnie Mae Mortgage Backed Security program

•	Federal Housing Administration (“FHA”)

•	HUD’s Multifamily Accelerated Processing program
Loans originated in conjunction with these programs are underwritten and structured in accordance with the terms of these programs. The off-balance sheet servicing portfolio balance related to these programs was $5.3 billion and $4.9 billion at

December 31, 2006 and 2005, respectively. In addition, the Company’s subsidiary, MMA Mortgage Investment Corporation (“MMIC”), must meet certain requirements including providing financial statements, maintaining a minimum net worth, maintaining established levels of liquidity and insurance coverage and providing collateral to a custodian. MMIC has met these financial reporting requirements and is in compliance with the various financial and other conditions as required with these agency lending programs.
NOTE 6—ALLOWANCE FOR LOAN LOSSES AND PROVISION FOR CREDIT LOSSES
The following table summarizes the activity in the allowance for loan losses for the years ended December 31, 2006, 2005 and 2004:

(dollars in thousands)	2006	2005	2004
Balance-January 1,	$4,116	$4,370	$1,266
Provision for loan losses	12,180	4,830	4,870
Write-offs	(5,419)	(5,084)	(1,766)

Balance-December 31,	$10,877	$4,116	$4,370

The following table summarizes the provision for credit losses for the years ended December 31, 2006, 2005 and 2004:

(dollars in thousands)	2006	2005	2004
Provision for loan losses	$12,180	$4,830	$4,870
Provision for credit losses on unfunded commitments	300	100	100
Provision for loss sharing on servicing portfolio	77	187	11

Provision for credit losses	$12,557	$5,117	$4,981

The Company’s provision for credit losses includes provisions related to estimated losses for individual loans deemed to be impaired. The provision for credit losses related to specific loan impairment was $9.6 million, $4.8 million and $4.5 million for the years ended December 31, 2006, 2005 and 2004, respectively. The Company also estimates credit losses inherent in the Company’s loan portfolio at the balance sheet date. The Company’s provision for credit losses on non-specified loans was $2.6 million and $0.4 million for the years ended December 31, 2006 and 2004, respectively. There was no provision for credit losses on non-specified loans for the year ended December 31, 2005. The Company performs a similar analysis to estimate losses inherent on unfunded loan commitments. The Company’s provision for credit losses related to unfunded commitments on non-specified loans was $0.3 million, $0.1 million and $0.1 million for the years ended December 31, 2006, 2005 and 2004, respectively.
In accordance with FIN 45 and SFAS 5, the Company has established a liability for the inherent recourse losses on loans sold to Fannie Mae or guaranteed by Ginnie Mae, which is reported as “Guarantee obligations” in the consolidated balance sheets. Additions to this liability for inherent recourse losses are recorded as provision for loss sharing on servicing portfolio, as shown above. See Note 13, “Guarantees and Collateral” for further detail.
NOTE 7—PROPERTY AND EQUIPMENT
The following table summarizes property and equipment at December 31, 2006 and 2005:

			Useful Life
(dollars in thousands)	2006	2005	(in years)
Property and equipment:
Furniture and fixtures	$2,863	$2,868	7
Equipment	2,355	2,313	5 to 7
Leasehold improvements	8,609	7,953	up to 15
Software	1,864	2,752	5
Leased equipment	2,822	2,433	1 to 6
Solar facilities	16,196	—	20 to 30

	34,709	18,319
Accumulated depreciation	(7,033)	(5,374)

Total	$27,676	$12,945

Leasehold improvements consist of costs related to office renovations and expansions.
Software includes customized corporate accounting software, software hosting agreements for various information systems and purchased business unit software.
Leased equipment is comprised of various capital lease obligations the Company has entered into primarily related to computer and office equipment. Included in the leased equipment balance at December 31, 2006, are computer equipment assets of $1.6 million and office equipment assets of $1.2 million. Included in the balance at December 31, 2005, are computer equipment assets of $1.4 million and office equipment assets of $1.0 million.
At December 31, 2006, solar facilities include $7.1 million of solar facility construction in process and a $9.1 million solar facility leased to a third party for 20 years, of which $4.7 million was received at the inception of the lease and is being recognized into income over the term of the lease. At December 31, 2006, the future minimum lease payments to be received related to this lease were as follows:

(dollars in thousands)
2007	$250
2008	250
2009	250
2010	250
2011	250
Thereafter	3,739

Total	$4,989

Depreciation expense, including amortization of capital lease assets, was $3.2 million, $2.5 million and $1.8 million for the years ended December 31, 2006, 2005 and 2004, respectively.
NOTE 8—MORTGAGE SERVICING RIGHTS
MSRs are recognized as assets and liabilities when the Company sells loans (including loan transfers that qualify for sales treatment under SFAS 140) and retains the right to service the loans. In addition, the Company acquired MSRs through certain business combinations. The following table shows the activity in the Company’s MSR portfolio for the years ended December 31, 2006 and 2005:

(dollars in thousands)	2006	2005
Balance-January 1,	$71,774	$17,528
MSRs obtained through a business combination	—	51,184
MSRs retained on sales of loans	14,040	11,316
MSRs written off due to payoff of loans	(4,660)	(3,048)
Amortization	(9,080)	(5,302)
Recovery of valuation allowance	—	96

Balance-December 31,	$72,074	$71,774

Contractual servicing fees and ancillary income recorded was $19.6 million, $11.3 million and $5.2 million for the years ended December 31, 2006, 2005 and 2004, respectively.
For purposes of evaluating impairment, the Company stratifies MSRs based on the predominant risk characteristics
(i.e., investor and origination year) of the underlying loans. If an individual stratum is impaired, a valuation allowance is established for the excess of the carrying amount over the fair value. At December 31, 2006 and 2005, a valuation allowance was not required. A valuation allowance of $0.1 million was recorded in 2004 and recovered in 2005.
At December 31, 2006 and 2005, the fair values of MSRs were estimated to be $91.0 million and $82.6 million, respectively. The fair value of MSRs is estimated by calculating the present value of future cash flows associated with servicing the loans. This calculation uses a number of assumptions that are based on the Company’s own assessment of market data. The significant assumptions used in estimating the fair values at December 31, 2006, were as follows:

Weighted-average discount rate	10.36%
Weighted-average call protection period	8.6 years
Float and escrow earnings rate	2.20% to 5.34%
Voluntary prepayment risk was reduced by call protection provisions (i.e., lockout, yield maintenance and prepayment penalties) in the underlying loan agreements. Loan level prepayment curves were created for each loan type to project expected prepayment behavior. There were no voluntary prepayment rates expected during the lockout period regardless of the underlying loan rate. After the lockout expiration date and if the loan was subject to a prepayment penalty or a yield maintenance provision, a voluntary prepayment rate of 1% to 22.5% was applied depending on the loan rate. After the expiration of all call protection provisions, a voluntary prepayment rate of 4% to 45% was applied depending on the loan rate. Default rates were determined based on loan type and loan age.

The table below illustrates hypothetical fair values of MSRs at December 31, 2006, caused by assumed immediate changes to key assumptions that are used to determine fair value:

(dollars in thousands)
Fair value of MSRs at December 31, 2006	$90,991

Discount rate:
Fair value after impact of +20% change	83,377
Fair value after impact of +10% change	87,026

Float and escrow earnings rate:
Fair value after impact of -10% change	88,054
Fair value after impact of -20% change	85,118

Prepayment speed:
Fair value after impact of +20% change	88,495
Fair value after impact of +10% change	89,709
Estimated MSR amortization expense for each of the five years subsequent to 2006 and thereafter is as follows:

(dollars in thousands)
2007	$8,879
2008	8,439
2009	7,934
2010	7,345
2011	6,667
Thereafter	32,810

Total	$72,074

NOTE 9—ACQUISITIONS, GOODWILL AND OTHER INTANGIBLE ASSETS
Acquisition of Glaser Financial Group (“Glaser”)
On July 1, 2005, the Company acquired through a business combination all of the outstanding capital stock of Glaser. Glaser was a full service commercial mortgage banking company that arranged financing primarily through Fannie Mae, Freddie Mac and HUD/FHA for multifamily, senior housing and commercial real estate predominately in the upper Midwest. The purchase price was comprised of:
•	Cash of $50.8 million;

•	Three deferred payments of at least $4.0 million (the “Deferred Purchase Price”) on each of the first three anniversaries of the closing date (with an estimated fair value of $10.3 million);

•	Transaction costs of $0.6 million; and

•	Contingent consideration of approximately $5.0 million for achievement of certain operating performance thresholds.
The Deferred Purchase Price and the contingent consideration were payable in common stock or cash at the Company’s option.
The purchase price was allocated to the tangible assets and identified intangible assets acquired and liabilities assumed based on their estimated fair values. The excess purchase price over those fair values of approximately $29.3 million was recorded as goodwill ($24.8 million at the time of the acquisition and $4.5 million when the contingent consideration was recorded in 2006), none of which is expected to be deductible for tax purposes. As the operations related to the Glaser acquisition are performed within the Agency Lending segment, all of the related goodwill has been allocated to this segment.

At the acquisition date, the purchase price was assigned to the following assets and liabilities of Glaser:

(dollars in thousands)
Assets:
Loans held for sale	$40,596
Cash and cash equivalents	2,171
Restricted cash	7,100
Other assets	8,066
Mortgage servicing rights	51,184
Goodwill (1)	24,853
Other intangible assets	8,925

Total assets	142,895
Liabilities:
Short-term debt	53,267
Accounts payable, accrued expenses and interest payable	1,109
Deferred tax liabilities	24,240
Other liabilities	2,618

Total liabilities	81,234

Fair value of net assets acquired	$61,661

(1)	Goodwill presented in the table does not reflect a reduction for the Company’s realization of deferred tax assets as a result of the acquisition. See “Goodwill” section below.
As reflected in the table above, other intangible assets are $8.9 million, of which $4.0 million was allocated to a license agreement and $4.9 million was allocated to the loan origination pipeline (“Transaction Pipeline”). The license agreement is classified as an indefinite-lived asset and is not subject to amortization. The Transaction Pipeline is classified as a finite-lived asset and is subject to amortization.
The consolidated financial statements include the results of Glaser’s operations from the date of acquisition, July 1, 2005. The pro forma consolidated results of operations for 2005 and 2004, assuming the acquisition of Glaser occurred at January 1, 2004, are as follows:

	Years ended
	December 31,
	(Unaudited)
(dollars in thousands, except per share data)	2005	2004

Revenue	$291,756	$248,935
Net income (loss)	23,028	(2,878)

Net income (loss) per basic common share	0.61	(0.08)
Net income (loss) per diluted common share	0.60	(0.08)
Other Acquisitions
The Company also acquired the following two entities during 2006 and 2005:
•	In May 2006, Reventures Management Company, LLC (subsequently renamed MMA Renewable Ventures, LLC (“ReVen”)), a renewable energy finance company, was acquired. The purchase price was comprised of $2.4 million paid in cash, $0.6 million paid with shares of common stock and contingent consideration of $12.0 million for achievement of certain operating performance thresholds. The transaction was treated as an asset purchase; accordingly no goodwill was recorded.

•	In February 2005, MONY Realty Capital, Inc. (“MONY”), a subsidiary of AXA Financial, Inc. (“AXA”) that provides loan origination, asset management and investment advisory services primarily to institutional investors was acquired for a net purchase price of $9.7 million comprised of cash paid to AXA of $8.5 million and transaction costs of approximately $1.2 million. As part of the MONY purchase price allocation, the Company recorded $4.5 million of goodwill, $2.4 million of which is deductible for tax purposes. Goodwill associated with this acquisition was allocated to the Merchant Banking segment.
Pro forma results of operations have not been presented for the ReVen and MONY acquisitions because the effects of these acquisitions, individually and in aggregate, were not material.

Goodwill
Goodwill represents the excess purchase price over the market value of the net assets acquired in a business combination. The following table shows the activity in goodwill for years ended December 31, 2006 and 2005, by reportable segment:

(dollars in thousands)	Tax Credit Equity	Agency Lending	Merchant Banking	Total
January 1, 2005	$71,104	$16,802	$1,248	$89,154
Acquisitions	—	24,853	4,452	29,305
Deferred tax asset adjustment (1)	—	(20,613)	—	(20,613)

December 31, 2005	71,104	21,042	5,700	97,846
Acquisitions	—	4,497	85	4,582

December 31, 2006	$71,104	$25,539	$5,785	$102,428

(1)	The deferred tax liabilities recorded as part of the purchase accounting of Glaser will become future taxable income that provided the Company the ability to support the realization of a portion of the Company’s deferred tax assets thus allowing the Company to reduce its valuation allowance recorded prior to the Glaser acquisition. The reduction of the valuation allowance is treated as a reduction of the acquired goodwill related to Glaser.
The Company tests goodwill for impairment annually on December 31 or more frequently if circumstances change such that it would be more likely than not that the fair value of a reporting unit has fallen below its carrying value. For the years ended December 31, 2006, 2005 and 2004, there were no instances of goodwill impairment.
Other Intangible Assets
The components of other intangible assets, net were as follows:

	Estimated Useful	Acquisition	Net Carrying Amount
(dollars in thousands)	Life (in years)	Value	2006	2005
Finite-lived intangible assets:
Asset management contracts	8.2	$4,430	$1,063	$2,963
Customer relationships	3.6	14,281	4,707	2,914
Transaction pipeline	3.4	8,835	847	2,429
Other intangibles	4.9	2,609	211	2,094

Weighted-average/subtotal	4.3	30,155	6,828	10,400
Indefinite-lived intangible assets:
License agreements	N/A	10,700	10,700	10,700

Total other intangible assets, net		$40,855	$17,528	$21,100

Finite-lived
All finite-lived intangible assets are amortized on either a straight-line basis or in proportion to and over the period of expected benefits. Total amortization-related charges were $5.7 million, $8.3 million and $4.7 million in the consolidated statements of operations for the years ended December 31, 2006, 2005 and 2004, respectively. The following table summarizes future estimated amortization expense for intangible assets at December 31, 2006:

(dollars in thousands)
2007	$2,643
2008	1,877
2009	1,792
2010	187
2011	152
Thereafter	177

Total	$6,828

The customer relationship assets are comprised of developer relationships acquired in the Housing and Community Investment business (“HCI”) of Lend Lease Real Estate Investments, Inc. acquisition on July 1, 2003, the customer list acquired in the ReVen asset acquisition and the relationships with fund investors acquired in the MONY business combination. In 2006, the Company recorded an impairment charge on the customer relationship assets related to MONY of $0.5 million. In 2005 and 2004, the Company found no instances of intangible asset impairment.

Indefinite-lived
The license agreements recognized as indefinite-lived intangible assets are comprised of the Fannie Mae DUS license and the Freddie Mac Program Plus business license. The licenses are evaluated for impairment annually. The Company found no instances of impairment for the years ended December 31, 2006, 2005 or 2004.
NOTE 10—DERIVATIVE FINANCIAL INSTRUMENTS
The Company uses derivative instruments to manage both interest rate risk and credit risk associated with certain of its assets and liabilities. In addition, certain debt instruments (i.e., senior interests in securitization trusts and mandatorily redeemable preferred shares) contain embedded derivative features in the form of gain share on the related bond investments. These derivatives are carried in the consolidated balance sheets at fair value. These derivatives are not designated as accounting hedges under SFAS 133 and as such, changes in the fair value of the derivative instruments are recognized through current period earnings.
Net unrealized and realized (losses) gains of approximately $(3.6) million, $4.4 million and $(4.4) million were recognized in “Net (losses) gains on derivatives” for the years ended December 31, 2006, 2005 and 2004, respectively.
Under the terms of the various derivative agreements, the Company is required to comply with financial covenants, including net worth covenants and other terms and conditions. The Company was not in compliance with respect to filing the required financial statements, but based on the financial information presented herein, the Company was in compliance with all of the applicable net worth requirements. In the event of non-compliance, the counterparty could terminate the contract and any loss on termination would have to be funded by the Company. The Company has not been negatively impacted from its non-compliance related to such derivative contracts.
The following table summarizes the Company’s derivative assets and liabilities at December 31, 2006 and 2005:

	2006			2005
	Notional	Fair Value		Notional	Fair Value
(dollars in thousands)	Amount	Assets	Liabilities	Amount	Assets	Liabilities

Interest rate swaps	$744,865	$3,162	$(3,565)	$337,850	$3,827	$(1,415)
Interest rate lock commitments	203,213	438	(1,471)	215,595	1,234	(600)
Forward loan sales commitments	180,559	2,008	(396)	157,860	1,071	(1,063)
Put options	113,074	—	(9,148)	144,939	—	(11,068)
Bonds purchase commitments	24,240	1,444	(11)	53,965	634	—
Total return swaps	8,200	—	(272)	41,255	395	(199)
Embedded derivatives	1,212,207	—	(3,266)	782,360	—	(2,685)

Total derivative financial instruments		$7,052	$(18,129)		$7,161	$(17,030)

Interest Rate Swaps
The majority of the interest rate swaps are executed to reduce the interest rate risk embedded within senior interests in securitization trusts, which typically bear interest at floating rates. The Company has attempted to offset some of its floating interest rate exposure related to securitization trusts; however, a portion of this floating rate exposure is not fully mitigated by economic hedging instruments. The Company may terminate existing interest rate swap contracts or enter into new interest rate swap contracts to manage its overall interest rate risk profile.
Under the interest rate swap contracts, the Company typically receives a floating rate and pays a fixed-rate. The rate that the Company receives from the counterparty will generally offset the rate that the Company pays on the debt instrument. Therefore, interest rate swaps effectively convert floating rate debt to fixed-rate debt. The Company’s interest rate swaps are generally indexed on a floating rate based on the weekly SIFMA Municipal Swap Index (an index of weekly tax-exempt variable rates (“SIFMA index”)) or the London Interbank Offer Rate (“LIBOR”), and the fixed-rate is based on the SIFMA index or LIBOR for the specific term of the swap. The cash paid and received on an interest rate swap is settled on a net basis and recorded through “Net (losses) gains on derivatives.”
Interest Rate Lock Commitments
When the Company originates construction loans, it generally enters into interest rate lock commitments (“IRLCs”) to originate permanent loans upon completion of construction. The Company also enters into IRLCs to originate construction loans. IRLCs are legally binding commitments whereby the Company, as the lender, agrees to extend credit to a borrower under certain specified terms and conditions in which the interest rate and the maximum amount of the loan are set prior to funding. Some of the IRLCs contain interest rate collars whereby the interest rate on the loan is subject to a cap and floor prior to the actual rate lock date. IRLCs that relate to the origination of loans that will be held for sale are considered derivative instruments. See further discussion on loan classification in Note 5, “Loans Held for Investment and Loans Held for Sale.”
Forward Loan Sales Commitments
IRLCs for loans expose the Company to the risk that the price of the loans underlying the commitments might decline from inception of the rate lock to funding and sale of the loans due to changes in interest rates. To protect against this risk, the Company uses forward loan sales commitments to economically hedge the risk of potential changes in the value of the loans. These forward loan sales commitments fix the forward sales price that will be realized upon sale thereby reducing the interest rate risk and price risk to the Company. The majority of the Company’s forward loan sales commitments are with government sponsored enterprises (“GSEs”) from the Company’s agency lending programs. The changes in the fair value of these forward loan sales commitments are expected to offset changes in the fair value of the IRLCs on loans. It is the Company’s intention to deliver the loans pursuant to the forward sale commitments whenever possible.
Put Options
The Company has occasionally entered into written put option agreements with counterparties whereby the counterparty has the right to sell an underlying investment at a specified price, which the Company is obligated to purchase. At December 31, 2006 and 2005, the maximum exposure from written put options is estimated to be approximately $62.3 million and $95.1 million, respectively. The Company recorded $1.3 million, $(0.4) million and $(2.7) million in income (loss) from put options for the years ended December 31, 2006, 2005 and 2004, respectively, in “Net (losses) gains on derivatives” in the consolidated statements of operations. In general, the Company may either net settle the put or take possession of the assets underlying the agreement.
Bond Purchase Commitments
Community District Development (“CDD”) bonds are bonds which are issued by specially created taxing districts for the purpose of financing the infrastructure of large single-family and other real estate developments; such bonds are the direct obligations of the issuing district. The bonds are exempt from federal income tax, are not subject to alternative minimum tax and are secured by a tax assessment on lots, which is collected on parity with local property taxes. For these reasons, these bonds are considered well secured and marketable even though the bonds are often not rated.
Starting in September of 2001, the Company began to originate CDD bonds and in 2003, it began to purchase these bonds in the secondary market. As part of this program, the Company originated and purchased CDD bonds that had draws that were subsequent to the initial closing date, often two and three years after the initial closing. Pursuant to SFAS 133, commitments to purchase bonds with a fixed coupon rate at a future date, for a set price, are derivatives.
Total Return Swaps
The Company occasionally enters into total return swaps. Total return swaps are agreements in which one party makes payments based on a set rate (fixed or variable), while the other party makes payments based on the return of an underlying asset, which includes both the income it generates and any capital gains. Total return swaps allow the party receiving the total return to benefit from a reference asset without actually having legal ownership. The Company had one total return swap accounted for as a derivative outstanding at December 31, 2006 and six outstanding at December 31, 2005.
Embedded Derivatives
The senior interests in securitization trusts have features that entitle the holders to a portion of any increase in the value of bonds held by that trust upon the sale of the bonds or termination of the trust. The mandatorily redeemable preferred shares contain similar features that entitle the holders to the distribution of a portion of the Company’s capital gains. These gain share features are embedded derivative instruments that are required to be bifurcated and accounted for separately at fair value, with changes in fair value included in earnings.

NOTE 11—DEBT
The Company uses line of credit facilities, repurchase facilities, senior interests and debt owed to securitization trusts, notes payable and other debt and subordinate debentures to finance lending and working capital needs, to warehouse affordable housing projects before placing them into LIHTC Funds and to warehouse permanent loans before they are sold to third parties.
The following table summarizes the outstanding balances and weighted-average interest rates at December 31, 2006 and 2005:

		Weighted- Average		Weighted- Average
(dollars in thousands)	2006	Interest Rate (1)	2005	Interest Rate (1)
Line of credit facilities:
Due within one year	$322,502	8.0%	$344,921	5.0%
Due after one year	—	—	43,890	5.9
Repurchase facilities:
Due within one year	211,825	6.5	—	—
Senior interests and debt owed to securitization trusts	1,141,464	4.1	767,376	3.8
Notes payable and other debt:
Due within one year	161,684	5.9	189,893	7.2
Due after one year	206,155	7.1	129,905	7.1
Subordinate debentures:
Due after one year	175,500	8.6	175,500	8.6

Total (2)	$2,219,130		$1,651,485

(1)	Certain institutions provide the Company with interest credits based on balances held in escrow related to the Company’s loan servicing portfolio. These credits are used to offset amounts charged for interest expense on outstanding line of credit balances. These weighted-average interest rates exclude the effects of any such interest credits.

(2)	See Note 15, “Shareholders’ Equity and Preferred Shares,” for discussion of the Company’s debt related to mandatorily redeemable preferred shares and Note 20, “Consolidated Funds and Ventures,” for discussion of the Company’s debt related to consolidated funds and ventures.

Line of Credit Facilities
The Company has various lines of credit secured by certain Company assets. The following table provides information with respect to lines of credit at December 31, 2006 and 2005:

(dollars in thousands)			2006		2005
	Note		Total		Total
Creditor	Ref.	Interest Reference Index	Line of Credit	Outstanding	Line of Credit	Outstanding
Bank of America	A	Various index rates based on prime or LIBOR plus spread	$415,000	$190,573	$532,000	$260,176
U.S. Bank	B	Prime rate or LIBOR plus spread	225,000	57,676	160,000	84,745
WaMu	C	LIBOR plus spread	175,000	12,000	—	—
SunTrust Bank	D	LIBOR plus spread	30,000	28,253	30,000	21,890
Compass Bank	E	LIBOR plus spread	22,000	22,000	22,000	22,000
Synovus Bank	F	Prime plus/minus spread	60,000	12,000	60,000	—
Fifth Third Bank	G	Prime minus spread	20,000	—	20,000	—
MMIT	H	Prime minus spread	160,000	—	160,000	—
REIT	I	Prime	35,000	—	35,000	—

			$1,142,000	$322,502	$1,019,000	$388,811

A.	At December 31, 2006, the Company had two lines of credit outstanding with Bank of America. The first was a $250.0 million line with a maturity date of May 14, 2007, used for the Company’s Affordable Bond, Affordable Debt and Merchant Banking segments. This line was subsequently extended to May 12, 2008. On February 15, 2008, the Company paid off this line and it was terminated. The second line of credit was a $165.0 million line with a maturity date of May 3, 2007, used for the Company’s Tax Credit Equity segment. The line was subsequently extended to May 1, 2008. In March 2008, this line was renegotiated by the parties, resulting in MMA Multifamily Equity REIT (“REIT”) replacing Bank of America as the lender under the agreement. The Company provides the REIT with investment management services (see Note 19, “Related Party Transactions and Transactions with Affiliates”). As part of transferring the line to the REIT, the agreement was amended to (a) reduce the maximum amount available to be borrowed under the line to the lesser of $38.6 million or an amount equal to 50 percent of the cost of certain collateral and (b) increase the interest rate to the greater of (i) LIBOR plus 700 basis points or (ii) 10.5 percent. All amounts owed under the agreement were to be repaid on or before September 30, 2008, which was subsequently extended to June 30, 2009. The credit facility continues to be secured by equity interests owned by subsidiaries of the Company relating to affordable housing projects financed by them.

At December 31, 2005, the Company had four lines of credit outstanding with Bank of America. The first two were the $250.0 million line and the $140.0 million line discussed above (the $140.0 million line was increased to $165.0 million in 2006). The remaining two lines of credit were a $72.0 million line and a $70.0 million line that were used to warehouse loans for MRC Mortgage Investment Trust (“MMIT”), an entity for which the Company acts as investment manager. See Note 19, “Related Party Transactions and Transactions with Affiliates.” These two lines were assumed by MMIT in December 2006.

B.	At December 31, 2006, the Company’s $225.0 million line of credit with U.S. Bank was scheduled to mature on November 30, 2007. On July 25, 2006, the line of credit was increased from the December 31, 2005 commitment of $160.0 million to $310.0 million to facilitate the financing of three multifamily portfolio loan transactions. The revolving commitment subsequently was decreased to $225.0 million through December 31, 2006 and then to $180.0 million from January 1, 2007, to the maturity date. On November 30, 2007, the Company further extended the maturity of this facility through March 31, 2008. The loan matured on March 31, 2008; however, the loan was not paid off as the Company renegotiated the terms and on April 30, 2008, executed an amendment to the facility. The key changes to this facility were that it (i) extended the Company’s ability to request advances under the agreement beyond the agreement’s April 30, 2008 expiration date subject to the other changes made by the amendment; (ii) converted the agreement to a wholly discretionary facility so that U.S. Bank may decide at its sole discretion whether to make any advance requested by the Company from time to time under the agreement, and such advances will be payable upon demand; (iii) required the Company to payoff certain advances by May 22, 2008, which the Company did; and (iv) waived any default or event of default from the Company’s failure to provide 2006 audited financial statements for the Company’s borrowing subsidiary, MMIC, provided that such financial statements are provided on or before June 30, 2008, which the Company did.

On November 14, 2008, the Company executed another amendment to the facility. The key changes to this facility were to (i) increase the minimum adjusted tangible net worth permitted from $27.0 million to $60.0 million; (ii) decrease the revolving commitment from $180.0 million to $50.0 million; (iii) increase the facility fee to 0.25% per annum on the revolving commitment and increase the interest rate that the Company pays on the revolving investment advances and revolving warehousing advances to 1.00% and 1.75%, respectively; and (iv) change the monthly reporting requirements to include unaudited financial statements for MMIC. U.S. Bank also waived any default or event of default from the Company’s failure to provide 2007 audited financial statements and compliance certificates for the months ended July 31, 2008 and August 31, 2008, for MMIC. The Company delivered the completed MMIC 2007 audited financial statements and compliance certificates to U.S. Bank on November 4, 2008.

This line terminates at the earlier of (i) the date U.S. Bank terminates the loan due to an event of default; or (ii) on the date the Company repays all amounts outstanding.

C.	At December 31, 2006, the Company held two lines of credit with WaMu. The first line of credit entered into in May 2006 was a $70.0 million Warehousing Credit and Security Agreement to finance the acquisition of mortgage loans. On December 21, 2006, the Company decreased the size of the line from $70.0 million to $50.0 million. The line was set to mature on April 1, 2008; however, on November 30, 2007, the Company paid off and terminated the line of credit.

The second line of credit entered into in May 2006 provided for WaMu to fund up to $125.0 million of certain qualifying mortgage loans from the Company. This facility was paid off at maturity on February 1, 2008.

D.	In August 2005, the Company entered into a revolving warehouse facility of up to $30.0 million with SunTrust Bank with a maturity date of August 31, 2008. In August 2008, the Company entered into an agreement with SunTrust Bank that prohibited additional advances above the $21.2 million outstanding at the date of the modification, increased the interest rate spread and extended the maturity date to November 28, 2008. In November 2008, the Company entered into an agreement with SunTrust Bank that required the Company to make a principal payment of $0.3 million in November 2008 and monthly principal payments of $0.1 million thereafter, increased the interest rate spread and extended the maturity date to May 20, 2009.

E.	In June 2005, the Company entered into a term financing facility of up to $22.0 million with Compass Bank with a maturity date of May 1, 2010.

F.	In December 2004, the Company renewed the $60.0 million facility with Synovus Bank with a new maturity date of February 23, 2007. In February 2007, the Company entered into an agreement with Synovus that increased the existing financing facility to $100.0 million and extended the maturity date of the facility to March 1, 2009. In November 2008, the Company entered into an agreement with Synovus that extended the maturity date of the facility to May 31, 2009.

G.	The Company has a $20.0 million facility with Fifth Third Bank that has no specified maturity date. The Company is currently in the process of negotiating an amendment to this facility. The Company made a principal payment of $1.0 million in December 2008 and will continue to make monthly principal payments of $0.2 million thereafter until the outstanding balance is fully repaid and the line is terminated.

H.	In June 2002, the Company entered into a $160.0 million lending facility with MMIT with a stated maturity date of December 31, 2005. However, the facility is automatically extended for successive one year terms unless cancelled by MMIT. The facility was automatically extended through December 31, 2008. Since December 31, 2006, the Company has not drawn on this line and it was terminated in November 2008.

I.	In October 2003, the Company entered into a lending facility with the REIT with a stated maturity date of December 31, 2005. However, the facility is automatically extended for successive one year terms unless cancelled by the REIT. The facility was automatically extended through December 31, 2008. Since December 31, 2006, the Company has not drawn on this line and it was terminated in November 2008.
Repurchase Facilities
In June 2006, the Company entered into a Mortgage Asset Purchase Agreement and other ancillary agreements (“Purchase Agreement”) with Wachovia Bank, National Association (“Wachovia”). The terms of the Purchase Agreement provided for a financing facility whereby Wachovia agreed to purchase up to $260.0 million of certain qualifying mortgage loans from the Company, subject to the Company’s obligation to repurchase such mortgage loans from Wachovia within a ninety day period. The facility bears interest at LIBOR plus a spread and is supported by up to $100.0 million of letters of credit provided by third parties, which the Company has an obligation to reimburse if such letters of credit are drawn upon. The maturity date of the facility was extended through November 13, 2006, at which time it was replaced with a repurchase facility with a capacity of up to $300.0 million, which was reduced to $200.0 million on May 13, 2007. The repurchase facility was set to expire on November 6, 2009; however, the line was paid off and terminated in December 2007.

Senior Interests and Debt Owed to Securitization Trusts
The majority of the debt balance entitled “Senior interests and debt owed to securitization trust” is primarily due to bond securitization transactions that are treated as financing arrangements in accordance with SFAS 140. This debt balance also includes transactions whereby the Company purchases subordinate certificates from trusts having never owned the underlying bonds. In these situations the trusts are considered VIEs and the Company is considered the primary beneficiary and consolidates these trusts and reflects the senior interests in its debt balance.
The Company securitizes mortgage revenue bonds and other municipal bonds by depositing one or more bonds into a trust and the trust issues senior and subordinate certificates. The Company receives cash proceeds from the sale of the certificates and retains the subordinate certificates. In most instances, a capital partner with an investment grade rating provides credit enhancement to the senior certificates or to the underlying bonds. For certain programs, a counterparty provides liquidity to the senior certificates. In such programs, liquidity advances are used to provide bridge funding for senior certificates tendered upon a failure to remarket senior certificates or upon the occurrence of mandatory tender events. The interest rate on the senior certificates may be fixed or variable. If the interest rate is variable, a remarketing agent typically resets the rate on the senior certificates weekly. The residual interests retained by the Company are subordinate securities and the Company receives the residual interest on the bonds after the payment of all fees and the senior certificate interest. Below is a listing of the Company’s more significant securitization programs:
•	Merrill Lynch, Pierce, Fenner & Smith Incorporated Puttable Floating Option Tax-Exempt Receipts (“P-FLOATsSM”) program for some of the Company’s mortgage revenue bonds and other municipal bonds with Merrill Lynch Capital Services, Inc. (“Merrill Lynch”), Fannie Mae, Freddie Mac or Financial Security Assurance (“FSA”) as credit enhancement provider; and for the Company’s high-investment grade other municipal bonds requiring no additional credit enhancement with Merrill Lynch as the liquidity provider;

•	MuniMae Trust Program (“MuniMae Trust”) for some of the Company’s mortgage revenue bonds with Freddie Mac as the credit enhancement and liquidity provider;

•	Trust Inverse Certificates/Tender Option Certificates Trust Program (“TIC/TOC Trust”) for some of the Company’s mortgage revenue bonds with MBIA Insurance Corporation (“MBIA”) as credit enhancement provider and Bayerische Landesbank (“BLB”) as the liquidity provider;

•	Tax-Exempt Municipal Infrastructure Improvement Trust Program (“Infrastructure Trust”) for some of the Company’s other municipal bonds using Compass Bank as the credit enhancement provider; and

•	“TEBS Tax-Exempt Multifamily Housing Certificates,” a long-term fixed-rate pooled securitization program (“Term Debt”) for some of the Company’s mortgage revenue bonds.
At times, the Company securitizes bonds with counterparties other than those listed above.
The liquidity facilities range in term from one to ten years and those with one-year terms are renewable annually by the liquidity providers. If the liquidity provider does not renew the liquidity facility, the Company would be forced to find an alternative liquidity provider, sell the senior interests as fixed-rate securities, repurchase the underlying bonds or liquidate the underlying bonds and the Company’s investment in the residual interests.
Similarly, if the credit enhancer does not renew the credit enhancement facility, the Company would be forced to find an alternative credit enhancer, repurchase the underlying bonds or liquidate the underlying bonds and the Company’s investment in the residual interests.
At December 31, 2006, $721.0 million and $377.2 million of the senior interests in the Company’s securitization trusts were subject to annual “rollover” renewal for liquidity and credit enhancement, respectively. At December 31, 2005, $431.2 million and $306.7 million of the senior interests in the Company’s securitization trusts were subject to annual “rollover” renewal for liquidity and credit enhancement, respectively.
The Company also enters into various forms of interest rate protection in conjunction with these securitization programs through the use of interest rate swap agreements. See Note 10, “Derivative Financial Instruments” for further information.

The following table outlines the Company’s securitization programs at December 31, 2006 and 2005:

2006
				Senior Securities
Program	Nature of Senior Security	Credit Enhancement Provider	Liquidity Provider	Outstanding
(dollars in thousands)
P-FLOATsSM	Weekly reset floating rate	Merrill Lynch, FSA or Fannie Mae	Merrill Lynch	$721,145
MuniMae Trust	Fixed	Freddie Mac	Freddie Mac	63,335
TIC/TOC Trust	Weekly reset floating rate	MBIA	BLB	93,700
Infrastructure Trust	Fixed	Compass Bank	N/A	40,292
Term Debt	Fixed	N/A	N/A	191,509
Other	Fixed, Weekly reset floating rate	SunTrust	SunTrust	31,483

				$1,141,464

2005
				Senior Securities
Program	Nature of Senior Security	Credit Enhancement Provider	Liquidity Provider	Outstanding
(dollars in thousands)
P-FLOATsSM	Weekly reset floating rate (1)	Merrill Lynch, FSA or Fannie Mae	Merrill Lynch	$522,869
MuniMae Trust	Fixed	Freddie Mac	Freddie Mac	63,585
TIC/TOC Trust	Weekly reset floating rate	MBIA	BLB	94,000
Infrastructure Trust	Fixed	Compass Bank	N/A	40,772
Other	Fixed, Weekly reset floating rate	SunTrust	SunTrust	46,150

				$767,376

(1)	At December 31, 2005, $80.7 million of senior securities had a fixed-rate for a term of one to three years.
Notes Payable and Other Debt
Notes payable and other debt consists primarily of notes payable which are used to finance lending needs and warehouse permanent loans before they are purchased by third parties. If the transaction does not qualify as a sale, the Company records a secured borrowing to the extent of proceeds received. The borrowing terms under these facilities are generally set to the terms of the underlying loans originated by the Company. Some of the entities that finance these loans are related parties. See Note 19, “Related Party Transactions and Transactions with Affiliates” for further information.
Subordinate Debentures
One of the Company’s consolidated wholly owned subsidiaries, MFH, formed Trusts that issued Preferred Securities to qualified institutional investors. Although the Company owns all of the common stock investment in the Trusts, pursuant to FIN 46(R), the Company has determined that it is not the primary beneficiary, and therefore, the Company does not consolidate these Trusts.
The Preferred Securities issued by the Trusts are guaranteed by MFH and the Company. The Preferred Securities are fixed-rate until a specific interest rate reset date and then the rate is adjusted thereafter to either a new fixed-rate or variable interest rate which resets quarterly. The Preferred Securities may be redeemed in whole or in part beginning on a specific redemption date at the option of the Company. Cash distributions on the Preferred Securities are paid quarterly. MFH paid the issuer’s discount, as well as the offering expenses on behalf of the Trusts.
The Trusts used the proceeds from the offerings to purchase Debentures issued by MFH with substantially the same economic terms as the Preferred Securities. The Debentures are unsecured obligations of MFH and are subordinate to all of MFH’s existing and future senior debt. The Company has fully and unconditionally guaranteed all of MFH’s obligations on the Debentures.

The Trusts can make distributions to holders of the Preferred Securities only if MFH makes payments on the Debentures. The Trusts must redeem the Preferred Securities, when and to the extent the Debentures are paid at maturity or if redeemed prior to maturity.
(dollars in thousands)

				Interest	Interest	Optional		Debentures
		Preferred	Interest	Rate Reset	Rate After	Redemption		Maturity
Issue Date	Trust	Securities	Rate	Date	Interest Reset Date	Date	Debentures	Date
May 2004 and September 2004	MFH Trust I	$84,000	9.5%	May 2014	Greater of 9.5% per annum or 6.0% plus	May 5, 2014	$84,000	May 5, 2034
					10 year U.S.
					Treasury Note rate
March 2005	MFH Trust II	51,550	8.1	March 2015	3 month LIBOR plus 3.30%	March 30, 2010	51,550	March 30, 2035

June 2005	MFH Trust III	39,950	7.6	June 2015	3 month LIBOR plus 3.30%	July 30, 2010	39,950	July 30, 2035
The Debentures are included in the consolidated balance sheets as “Subordinate debentures” at the liquidation preference value of $175.5 million. In addition, the offering costs of $5.2 million related to the securities are recorded as debt issuance costs and included in “Other assets” in the consolidated balance sheets. The offering costs paid by MFH are amortized to “Interest expense” in the consolidated statements of operations over a 30-year period based on the call option of the Preferred Securities. Interest payments on the Debentures totaled $15.0 million, $12.7 million and $4.6 million for the years ended December 31, 2006, 2005 and 2004, respectively, and are included in “Interest expense.”
Covenant Compliance and Debt Maturities
The Company had credit agreements totaling $534.3 million in outstanding debt at December 31, 2006, that was either in technical default or was going to be in technical default shortly thereafter, due to the inability of the Company to deliver timely audited financial statements for 2006. The $534.3 million is included in the $696.0 million outlined in the table below as the principal payments are considered due in 2007 given the creditors ability to accelerate repayment. Based on the 2006 financial information presented herein, the Company was in compliance with all of the net worth, leverage and other financial covenants related to its debt agreements.
The following table summarizes the annual principal payment commitments at December 31, 2006:

(dollars in thousands)
2007	$696,011
2008	100,505
2009	84
2010	151,590
2011	38,647
Thereafter	90,829

Total	1,077,666
Senior interests and debt owed to securitizations trusts	1,141,464

Total	$2,219,130

Letters of Credit
The Company has letter of credit facilities with multiple financial institutions. At December 31, 2006, the Company had $543.6 million available under its various letter of credit facilities, of which $255.2 million was issued. These letters of credit typically provide credit support to various third parties for real estate activities and expire at various dates through September 2017.

Capital Leases
The Company has entered into various leases primarily related to computer equipment and office equipment that qualify as capital lease obligations. These leases are non-cancelable and the lease terms range from 2 years to 5 years. The Company can either purchase the equipment or renew the lease upon the expiration of the lease. The present value of the remaining future minimum lease payments related to capital lease obligations is included in “Other liabilities” in the consolidated balance sheets and was $0.9 million and $1.2 million at December 31, 2006 and 2005, respectively.
The following table summarizes future minimum lease payments under capital leases together with the present value of the net minimum lease payments at December 31, 2006:

(dollars in thousands)
2007	$546
2008	317
2009	80
2010	27
2011	6
Thereafter	—

Total minimum lease payments	976
Less: Amount representing interest	(66)

Present value of net minimum lease payments	$910

NOTE 12—FAIR VALUE OF FINANCIAL INSTRUMENTS
Statement of Financial Accounting Standards No. 107, “Disclosures about Fair Value of Financial Instruments” (“SFAS 107”) requires the disclosure of the estimated fair value of financial instruments. The fair value of a financial instrument is the amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale. The following methods or assumptions were used to estimate the fair values of financial instruments:
Cash and cash equivalents, restricted cash — The carrying amounts reported in the consolidated balance sheets approximate fair value.
Bonds available-for-sale — The Company estimates the fair value of its bonds using quotes from market sources, where available. However, the majority of the bonds do not have observable market comparables and therefore the fair value was estimated by discounting the cash flows that the Company expects to receive using current estimates of market yields and capitalization rates, or the cash flows of the property for the non-performing bonds.
Loans held for investment, net of allowance for loan losses — The fair value of loans held for investment was estimated by discounting the expected cash flows using current market yields for similar loans.
Loans held for sale — The fair value of loans held for sale was estimated using commitments to sell loans on a servicing retained basis or using a discounted cash flow model incorporating market based assumptions.
Mortgage servicing rights, net — The fair value of mortgage servicing rights was estimated by calculating the present value of future cash flows associated with servicing the loans. The calculation uses a number of assumptions that are based on the Company’s judgment of current market conditions and by obtaining market information from external sources.
Derivative assets and liabilities — The fair value of derivatives was based on market or dealer quotes, where available, or estimated using valuation models incorporating current market assumptions.
Interest-only securities — The fair value was estimated by discounting contractual cash flows adjusted for current prepayment estimates using a market discount rate. Interest-only securities are reported as “Other assets” in the consolidated balance sheets.
Line of credit and repurchase facilities — The carrying value approximates fair value as these are variable interest rate loans with indexes and spreads that approximate market.
Senior interests and debt owed to securitization trusts — The carrying value approximates fair value for weekly reset floating rate senior certificates as these are variable interest rate securities with indexes and spreads that approximate market. The fair value of senior interests in securitization trusts for fixed-rate senior securities was estimated by discounting contractual cash flows using current market rates for comparable debt.
Notes payable and other debt — The carrying value approximates fair value as these are variable interest rate loans with indexes and spreads that approximate market.
Subordinate debentures and mandatorily redeemable preferred shares — The fair value of the subordinate debentures and mandatorily redeemable preferred shares was estimated using current market prices for comparable instruments.
Guarantee obligations — The carrying value approximates fair value.

Assets and liabilities of consolidated funds and ventures:
Cash and restricted cash — The carrying amounts reported in the consolidated balance sheets approximate fair value.
Loans held for sale — The carrying value approximates fair value due to their short-term nature with variable rates and frequent resets.
Bridge financing — The carrying value approximates fair value due to their short-term nature with frequent interest rate resets.
Mortgage debt — The fair value was estimated by discounting contractual cash flows incorporating market yields for comparable debt.
Mortgage debt included in Liabilities related to assets held for sale — The fair value was estimated by discounting contractual cash flows incorporating market yields for comparable debt.
Notes Payable — The fair value was estimated by discounting contractual cash flows incorporating market yields for comparable debt.
Off-Balance Sheet Financial Instruments:
Lending commitments — The fair value of lending commitments was estimated based on the fair value of the corresponding funded loans, taking into consideration the remaining commitment amount.

The fair value estimates are made at a discrete point in time based on relevant market information and information about the financial instruments. Fair value estimates are based on judgments regarding future expected losses, current economic conditions, risk characteristics of various financial instruments and other factors when limited or no market quotes are available. These estimates are subjective in nature, involve uncertainties and significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates. In addition, the fair value estimates do not attempt to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. As a result, the fair value amounts shown below do not represent the underlying value of the Company as a whole. The carrying amounts in the table below correspond to amounts included in the consolidated balance sheets at December 31, 2006 and 2005:

	2006		2005
	Carrying	Estimated	Carrying	Estimated
(dollars in thousands)	Amount	Fair Value	Amount	Fair Value
Assets:
Cash and cash equivalents	$49,085	$49,085	$140,213	$140,213
Restricted cash	14,927	14,927	26,804	26,804
Bonds available-for-sale	1,770,113	1,770,113	1,392,934	1,392,934
Loans held for investment, net of allowance for loan losses	514,900	516,428	708,274	706,360
Loans held for sale	417,747	423,937	76,516	77,879
Mortgage servicing rights, net	72,074	90,991	71,774	82,583
Derivative assets	7,052	7,052	7,161	7,161
Interest-only securities	10,659	10,659	9,547	9,547
Assets of consolidated funds and ventures:
Cash and restricted cash	289,543	289,543	327,831	327,831
Loans held for sale	55,956	55,956	279,424	279,424

Liabilities:
Line of credit facilities	322,502	322,502	388,811	388,811
Repurchase facilities	211,825	211,825	—	—
Senior interests and debt owed to securitization trusts	1,141,464	1,139,800	767,376	767,494
Notes payable and other debt	367,839	367,839	319,798	319,798
Subordinate debentures	175,500	172,346	175,500	175,023
Mandatorily redeemable preferred shares	162,168	173,686	162,150	176,223
Guarantee obligations	6,819	6,819	6,993	6,993
Derivative liabilities	18,129	18,129	17,030	17,030
Liabilities of consolidated funds and ventures:
Bridge financing	374,025	374,025	74,599	74,599
Mortgage debt	150,605	136,307	182,375	169,165
Mortgage debt included in Liabilities related to assets held for sale	—	—	42,986	39,780
Notes payable	563,515	560,461	592,611	589,217

	Notional	Estimated	Notional	Estimated
	Amount	Fair Value	Amount	Fair Value
Off-Balance Sheet Financial Instruments:
Lending Commitments	$291,776	$(483)	$376,341	$(1,299)

NOTE 13—GUARANTEES AND COLLATERAL
Guarantees
The following table summarizes guarantees by type at December 31, 2006 and 2005:

		2006		2005
(dollars in thousands)	Note Ref.	Maximum Exposure	Carrying Amount	Maximum Exposure	Carrying Amount
Mortgage banking loss-sharing agreements	A	$574,136	$4,174	$492,823	$3,832
Indemnification contracts	B	103,224	1,499	102,975	1,582
Other financial/payment guarantees	C	66,033	1,146	67,363	1,391
Letters of credit guarantees	D	50,924	—	50,473	188

		$794,317	$6,819	$713,634	$6,993

A.	As a Fannie Mae DUS lender and Ginnie Mae loan servicer, the Company has exposure to losses and/or servicing advances relating to defaulted real estate mortgage loans sold under the Fannie Mae DUS program and loans sold to third parties that are guaranteed by Ginnie Mae and insured by HUD. More specifically, if the borrower fails to make a payment of principal, interest, taxes or insurance premiums on a DUS loan the Company originated and sold to Fannie Mae, it may be required to make servicing advances to Fannie Mae. Also, as a requirement of the DUS program, the Company has agreed to share in the loss of principal after foreclosure on Fannie Mae DUS loans. The Company maintains a reserve for the potential losses in an amount equal to the estimated fair value of the liability which is amortized and reflected as the carrying amount in the table above. The Company’s actual cash payments made to Fannie Mae under its DUS loss sharing agreement were zero for all three years ended December 31, 2006, 2005 and 2004. Subsequent to December 31, 2006 and through December 31, 2008, the Company paid $0.4 million under the DUS loss-sharing agreement. In addition, the Company has exposure to losses related to defaulted real estate mortgage loans which are delivered to investors by the Company, guaranteed by Ginnie Mae and insured by HUD. The Company’s exposure to these losses is limited to the amount which is not covered by the Ginnie Mae guarantee and HUD insurance, and is equal to approximately one month’s interest on each loan.

B.	The Company has entered into indemnification contracts with investors in the Company’s LIHTC Funds to compensate them for losses resulting from a recapture of tax credits due to foreclosure or difficulties in reaching occupancy milestones with respect to LIHTC Funds. The Company’s actual cash payments made under these indemnification agreements were zero for all three years ended December 31, 2006, 2005 and 2004. Subsequent to December 31, 2006, and through December 31, 2008, the Company has not made any payments related to these obligations.

C.	The Company has entered into arrangements that require it to make payments in the event that a third party fails to perform on its financial obligations. Generally, the Company provides these guarantees in conjunction with the sale or placement of an asset with a third party. The terms of such guarantees vary based on the performance of the asset.

D.	The Company provides a guarantee for the repayment of losses incurred under letters of credit issued by third parties.
The Company’s maximum exposure under its guarantee obligations represents the maximum loss the Company could incur under its guarantee agreements and is not indicative of the likelihood of the expected loss under the guarantees.

Collateral and restricted assets
The following table summarizes the assets pledged as collateral or legally restricted at December 31, 2006 and 2005:

		2006
						Investments in
	Note	Restricted	Tax-exempt	Taxable	Loans	Unconsolidated
(dollars in thousands)	Ref.	Cash	Bonds	Bonds	Receivable	Ventures	Total
LIHTC Fund cash	A	$6,518	$—	$—	$—	$—	$6,518
Guaranteed LIHTC Funds collateral	B	401	—	—	—	—	401
Bonds held in securitization trusts	C	—	1,174,844	—	—	—	1,174,844
Collateral for securitization programs:	D
Merrill Lynch P-Floats		1,415	123,120	—	—	—	124,535
MBIA		4,200	54,951	—	—	—	59,151
Multifamily Housing Trust		—	171,086		—	—	171,086
Term Securitization Facility		—	52,793	—	—	—	52,793
Notes payable, warehouse lending and lines of credit	E	—	—	22,000	732,724	483,069	1,237,793
Other collateral	F	8,911	34,380	8,048	—	—	51,339

Total		$21,445	$1,611,174	$30,048	$732,724	$483,069	$2,878,460

		2005
						Investments in
	Note	Restricted	Tax-exempt	Taxable	Loans	Unconsolidated
(dollars in thousands)	Ref.	Cash	Bonds	Bonds	Receivable	Ventures	Total
LIHTC Fund cash	A	$5,307	$—	$—	$—	$—	$5,307
Guaranteed LIHTC Funds collateral	B	2,000	—	—	—	—	2,000
Bonds held in securitization trusts	C	—	765,004	—	—	—	765,004
Collateral for securitization programs:	D
Merrill Lynch P-Floats		—	113,631	—	—	—	113,631
MBIA		17,000	84,926	—	—	—	101,926
Multifamily Housing Trust		—	148,388	—	—	—	148,388
Notes payable, warehouse lending and lines of credit	E	—	—	22,000	638,450	301,578	962,028
Other collateral	F	7,804	52,593	8,144	—	—	68,541

Total		$32,111	$1,164,542	$30,144	$638,450	$301,578	$2,166,825

A.	Due to the consolidation of certain LIHTC Funds in accordance with FIN 46(R), legally restricted cash of the funds is reported in the Company’s consolidated balance sheets. Restricted cash held within the LIHTC Funds is typically restricted for use on a specific property held by a LIHTC Fund.

B.	The Company may provide guarantees in connection with the syndication of certain LIHTC Funds. In connection with these guarantees, at times, the Company is required to pledge certain levels of collateral in the form of cash and cash equivalents, and letters of credit.

C.	Pursuant to SFAS 140 and FIN 46(R), included in the Company’s consolidated balance sheets are bonds that are held in securitization trusts. At December 31, 2006 and 2005, the Company had $1.2 billion and $765.0 million of bonds held in securitization trusts, respectively, and $7.6 million and $5.1 million of retained interests in bond securitizations, respectively.

D.	In order to facilitate the securitization of certain assets at higher leverage ratios than otherwise available to the Company, the Company has pledged additional bonds to a pool that acts as collateral for senior interests in certain securitization trusts and credit enhancement facilities. From time to time, cash or cash equivalents may also be posted to this pool.

E.	The Company pledges bonds, loans and investments in affordable housing projects as collateral for notes payable, warehouse lending arrangements and line of credit borrowings.

F.	The Company pledges collateral in connection with other guarantees, derivative transactions, first loss positions and leases. In addition, the Company may elect to pledge collateral on behalf of the Company’s customers in order to facilitate credit and other collateral requirements.
NOTE 14—COMMITMENTS AND CONTINGENCIES
Operating Leases
Certain premises are leased under agreements that qualify for treatment as operating leases under the guidance provided within SFAS 13. These operating leases expire at various dates through 2016. Certain leases require the Company to pay for property taxes, maintenance and other costs.
Rental expenses for operating leases were $6.4 million, $6.0 million and $5.2 million for the years ended December 31, 2006, 2005 and 2004, respectively. Rental income received from sublease rentals was $0.5 million, $0.6 million and $1.3 million for the years ended December 31, 2006, 2005 and 2004, respectively.
The following table summarizes the future minimum rental commitments on non-cancelable operating leases at December 31, 2006:

(dollars in thousands)
2007	$6,469
2008	5,589
2009	5,319
2010	5,052
2011	4,463
Thereafter	13,938

Total minimum future rental commitments	$40,830

The Company expects to receive $1.8 million in future rental payments from non-cancelable subleases.
Litigation
At December 31, 2006, the Company and certain of its subsidiaries were defendants in various litigation matters arising in the ordinary course of business, some of which involve claims for damages that are substantial in amount. Some of these litigation matters are covered by insurance. Provisions for litigation matters and other claims are recorded when the Company believes a loss is probable and can be reasonably estimated. The Company continuously monitors these claims and adjusts recorded liabilities, as developments warrant. The Company further believes that any losses it may suffer for litigation and other claims in excess of the recorded aggregate liabilities are not probable at this time and cannot be estimated. Accordingly, in the Company’s opinion, adequate provisions have been made for losses with respect to litigation matters and other claims that existed at December 31, 2006, and the ultimate resolution of these matters is not likely to have a material effect on its consolidated financial position, results of operations or cash flows. Assessment of the potential outcomes of these matters involves significant judgment and is subject to change, based on future developments, which could result in significant changes. See additional litigation discussion within Note 22, “Subsequent Events.”
Other
In 2006, the Company entered into an earnings credit program with certain financial institutions where the Company earned interest credits on cash balances of certain LIHTC Funds which were used to offset interest expense incurred by other LIHTC Funds. In 2007, the Company determined that this program did not conform to the partnership documents for certain LIHTC Funds and lacked clear authority with regard to a number of other LIHTC Funds. The Company’s remediation plan included both economic compensation of the affected LIHTC Funds, as well as instituting processes and internal control measures to prevent future occurrences. The Company calculated the interest benefit to be returned to the LIHTC Funds based on the average monthly cash balances at market-based interest rates. Remediation interest of $6.0 million was paid to the LIHTC Funds in 2007, $2.5 million of which is accrued at December 31, 2006.

NOTE 15—SHAREHOLDERS’ EQUITY AND PREFERRED SHARES
Common Shares
At December 31, 2006 and 2005, the Company had 38,591,580 and 38,053,771 common shares issued and outstanding and 102,689 and 78,827 non-employee directors’ deferred shares issued (for which a common share or restricted share has not yet been issued), respectively. The common shares have no par value.
In March 2005, the Company repurchased 56,300 common shares for $1.4 million. The repurchase of these shares was recorded at cost as a reduction of “Shareholders’ equity” in the consolidated balance sheets and these shares are currently held by the Company.
The Company will continue in perpetuity until it is dissolved pursuant to the provisions of the Company’s Amended and Restated Certificate of Formation and Operating Agreement (“Operating Agreement”), dated May 9, 2002.
Earnings Per Share
The following table reconciles the weighted-average shares outstanding to the adjusted weighted-average shares used in the basic and diluted earnings (loss) per share calculations for the years ended December 31, 2006, 2005 and 2004. The effect of all potentially dilutive securities was included in the calculation for 2006, 2005 and 2004. The computation of diluted earnings (loss) per share for 2005 and 2004 excluded 21,000 and 14,000 options to purchase common shares, respectively, as they were anti-dilutive.

	2006		2005		2004
(dollars and shares in thousands)	Basic	Diluted	Basic	Diluted	Basic	Diluted

Earnings (loss) from continuing operations	$44,029	$44,029	$17,096	$17,096	$(11,319)	$(11,319)
Discontinued operations	9,618	9,618	7,575	7,575	8,043	8,043

Net income (loss)	$53,647	$53,647	$24,671	$24,671	$(3,276)	$(3,276)

Weighted-average shares outstanding (1)	38,535	38,535	37,696	37,696	34,504	34,504
Dilutive securities:
Options and employee deferred shares	—	184	—	269	—	251
Deferred shares from acquisition	—	393	—	236	—	—

Adjusted weighted-average shares	38,535	39,112	37,696	38,201	34,504	34,755

(1)	Includes both common shares issued and outstanding, as well as non-employee directors’ deferred shares for which a common share or a restricted share has not yet been issued, but does not include options and employee deferred shares that have not vested.
Preferred Shares
In November 2005, one of the Company’s subsidiaries, TE Bond Subsidiary, LLC (“TE Bond Sub”) completed a $100.0 million private placement of tax-exempt perpetual preferred shares. The net proceeds of $97.7 million were used to acquire investments that produce tax-exempt interest income and for general corporate purposes.
In October 2004, TE Bond Sub completed a $73.0 million private placement of tax-exempt perpetual preferred shares. The net proceeds of $71.0 million were used to acquire investments that produce tax-exempt interest income and for general corporate purposes.
At December 31, 2006 and 2005, TE Bond Sub had both perpetual preferred shares and mandatorily redeemable preferred shares outstanding. In addition to the quarterly dividends described below, the holders of both the perpetual preferred shares and the mandatorily redeemable preferred shares receive an annual capital gains dividend equal to an aggregate of 10% of any net capital gains recognized by TE Bond Sub during the immediately preceding taxable year. The capital gain dividend was $1.0 million and $0.5 million for the years ended December 31, 2005 and 2004, respectively. There was no capital gain dividend for 2006. The following discussion and related tables summarize the significant terms of each category of preferred shares outstanding.

Mandatorily Redeemable Preferred Shares
The table below summarizes the terms of the mandatorily redeemable preferred shares outstanding at December 31, 2006:

					First	Mandatory
Series	Issue Date	Number of Shares	Par Amount per Share	Dividend Rate	Remarketing Date	Tender Date	Redemption Date
Series A	May 27, 1999	42	$2,000,000	6.88%	June 30, 2009	June 30, 2009	June 30, 2049
Series A-1	October 9, 2001	8	2,000,000	6.30	June 30, 2009	June 30, 2009	June 30, 2049
Series B	June 2, 2000	30	2,000,000	7.75	November 1, 2010	November 1, 2010	June 30, 2050
Series B-1	October 9, 2001	4	2,000,000	6.80	November 1, 2010	November 1, 2010	June 30, 2050
The Series A and A-1 mandatorily redeemable preferred shares are of equal priority and earn dividends (up to their stated dividend rates) of TE Bond Sub’s available net income. The Series B and B-1 mandatorily redeemable preferred shares are of equal priority, are junior to Series A and A-1, and earn dividends (up to their stated dividend rates) of TE Bond Sub’s available net income after dividends to the Series A and A-1 mandatorily redeemable preferred shares. Dividends are payable, once declared, on each January 31, April 30, July 31 and October 31, and recognized in “Interest expense” in the consolidated statements of operations. The Company’s carrying value of the mandatorily redeemable preferred shares is $162.2 million and is reported as “Mandatorily redeemable preferred shares.” The difference between the carrying value and the redemption amount of $168.0 million is amortized as an increase to “Interest expense” using the effective interest method.
On the remarketing dates, the remarketing agent will seek to remarket the shares at the lowest dividend rate that would result in a resale of the mandatorily redeemable preferred shares at a price equal to par plus all accrued but unpaid dividends. As indicated above, the mandatorily redeemable preferred shares are subject to mandatory tender on specified dates and on all subsequent remarketing dates at a price equal to par plus accrued but unpaid dividends.
Perpetual Preferred Shareholders’ Equity in a Subsidiary Company
The following table summarizes the terms of the cumulative perpetual preferred shares outstanding at December 31, 2006:

					First Remarketing	Optional
Series	Issue Date	Number of Shares	Par Amount per Share	Dividend Rate	Date	Redemption Date
Series A-2	October 19, 2004	10	$2,000,000	4.90%	September 30, 2014	September 30, 2014
Series A-3	November 4, 2005	9	2,000,000	4.95	September 30, 2012	September 30, 2012
Series A-4	November 4, 2005	8	2,000,000	5.13	September 30, 2015	September 30, 2015
Series B-2	October 19, 2004	7	2,000,000	5.20	September 30, 2014	September 30, 2014
Series B-3	November 4, 2005	11	2,000,000	5.30	September 30, 2015	September 30, 2015
Series C	October 19, 2004	13	1,000,000	4.70	September 30, 2009	September 30, 2009
Series C-1	October 19, 2004	13	1,000,000	5.40	September 30, 2014	September 30, 2014
Series C-2	October 19, 2004	13	1,000,000	5.80	September 30, 2019	September 30, 2019
Series C-3	November 4, 2005	10	1,000,000	5.50	September 30, 2015	September 30, 2015
Series D	November 4, 2005	17	2,000,000	5.90	September 30, 2015	September 30, 2020
Dividends are payable on each January 31, April 30, July 31 and October 31, to the extent there is income available after the payment of dividends on more senior perpetual preferred shares and is recognized in “Distributions declared to perpetual preferred shareholders’ of subsidiary” in the consolidated statements of operations. Each series of cumulative perpetual preferred shares is equal in priority of payment to its comparable series mandatorily redeemable preferred shares. Series A are senior to Series B, which are senior to Series C, which are senior to Series D.
The cumulative perpetual preferred shares are subject to remarketing on the dates specified in the table above. On the remarketing date, the remarketing agent will seek to remarket the shares at the lowest dividend rate that would result in a resale of the cumulative perpetual preferred shares at a price equal to par plus all accrued but unpaid dividends. Absent a liquidation of TE Bond Sub, the cumulative perpetual preferred shares are not redeemable prior to the remarketing dates. The Company may elect to redeem the cumulative perpetual preferred shares at their liquidation preference plus accrued and unpaid dividends based on the particular series at varying dates shown in the table above.
In June 2007, the Company failed to comply with financial reporting requirements related to the mandatorily redeemable and cumulative perpetual preferred shares. As a result, the Company was required to distribute an additional $0.4 million to the holders of these shares.

NOTE 16—STOCK-BASED COMPENSATION
The Company has two stock-based compensation plans (“Plans”), Non-employee Directors’ (“Non-employee Directors’ plan”) and Employees’ Stock-based Compensation (“Employees’ Stock-based Compensation plan”) plans, which are used to attract and retain highly qualified non-employee directors and employees.
On January 1, 2006, the Company adopted SFAS 123(R) using the modified prospective method. Prior to the adoption of SFAS 123(R), the Company followed the intrinsic value method of accounting for its stock-based employee compensation arrangements as defined by APB 25, as allowed under the guidance of SFAS 123.
SFAS 123(R) requires the Company to recognize an expense within its consolidated statements of operations for all stock-based payment arrangements for both the Company’s employees and non-employee directors. Under the modified prospective method, SFAS 123(R) applies to new awards and to awards modified, repurchased or cancelled after January 1, 2006. Additionally, SFAS 123(R) applies to the portion of awards outstanding at January 1, 2006, for which the requisite service has not been rendered.
The expense recognition for non-option stock-based arrangements under SFAS 123(R) and APB 25 is unchanged. Under SFAS 123(R), the Company now recognizes compensation expense for option-based arrangements; whereas, under APB 25 there was no expense recognition. However, had the Company applied SFAS 123(R) prior to 2006, the expense recognition for option-based arrangements would be immaterial as the Company had minimal option-based awards to both employees and non-employee directors during 2005 and 2004.
Total compensation expense recorded for these Plans was $8.3 million, $6.8 million and $6.5 million for the years ended December 31, 2006, 2005 and 2004, respectively. Stock-based compensation expense for employees was $7.7 million, $6.3 million and $6.1 million for the years ended December 31, 2006, 2005 and 2004, respectively, and is recognized in “Salaries and benefits” expense in the consolidated statements of operations. Stock-based compensation for non-employee directors was $0.6 million, $0.5 million and $0.4 million for the years ended December 31, 2006, 2005 and 2004, respectively, recognized in “General and administrative” expense in the consolidated statements of operations. For compensation expense purposes, forfeiture activity is based on actual experience.
Employees’ Stock-Based Compensation
At December 31, 2006, there were 3,722,033 shares authorized to be issued under the Employees’ Stock-based Compensation plan. The employees’ plan authorizes grants of a broad variety of awards, including non-qualified common stock options, share appreciation rights, restricted shares, deferred shares and shares granted as a bonus in lieu of other awards. At December 31, 2006, there were 607,085 shares available under this plan.
Employee Common Stock Options
Prior to January 1, 2006, the Company measured the fair value of options granted using the Black-Scholes option-pricing model for disclosure purposes only. Effective January 1, 2006, the Company measured the fair value of options granted using a lattice model for purposes of recognizing compensation expense. The Company believes the lattice model provides a better estimate of the fair value of options as it uses a range of possible outcomes over an option term and can be adjusted for exercise patterns. For options granted during 2006, the lattice model generated a fair value of $1.60 per share as compared to the Black-Scholes model which generated a fair value of $0.99 per share. For options granted during 2005 and 2004, the lattice model generated a fair value of $1.12 and $1.02 per share, respectively. Using the lattice model, total compensation expense recognized in 2006 was $0.4 million (not including the impact of the equity-to-liability modification discussed below), had the Company used the Black-Scholes model, total compensation expense would have been $0.3 million.

Key assumptions utilized in the option-pricing models are evaluated and revised, as necessary, to reflect market conditions and experience, and are as follows for both non-employee director and employee awards:

			Black-	Black-
		Lattice Model	Scholes	Scholes
	Lattice Model at	2006	2005	2004
	December 31, 2006	Grant Date	Grant Date	Grant Date
Weighted-average:
Expected term in years (1)	—	—	6.5	6.5
Annual risk-free interest rate	4.7%	4.7%	4.0%	4.0%
Expected volatility	12.3%	12.3%	14.1%	15.7%
Expected dividend yield	7.5%	7.5%	7.3%	7.3%

(1)	The expected term of the option is an input into the Black-Scholes model; however, it is an output from the lattice model and was calculated to be 4.1 years at December 31, 2006, and 5.8 years for the 2006 grant.
The expected term of the options represents the period of time that options are expected to remain unexercised. As provided for under Staff Accounting Bulletin No. 107, “Share-Based Payment” (“SAB 107”), the Company has used the simplified approach in determining the expected term. Expected volatility is based on the historical performance of the Company’s shares. The risk-free interest rate for periods over the contractual life of the option is based on the U.S. Treasury zero-coupon yield curve in effect at the time of the grant.
The exercise price of common stock options granted under the plan is set to equal 100% of the fair market value of the common shares on the date of grant. The options vest over three to four years. In the event of a change in control of the Company (as defined in the plan), the options shall become immediately and fully exercisable. In addition, the Company may accelerate the exercise dates of all or a specified portion of the options at any time. Generally, the options expire ten years from the date of grant. However, options will expire immediately upon the termination of employment for cause and three months after termination of employment for reasons other than death, disability or normal or early retirement. In the event of death, disability or retirement, the options will expire one year after the date of such event. At December 31, 2006, 626,149 options were outstanding under the employees’ plan with exercise prices ranging from $16.88 to $26.50 per share. The weighted-average remaining contractual life for these outstanding options was 8.2 years at December 31, 2006.
The following table summarizes option activity under the Employees’ Stock-based Compensation plan:

		Weighted-	Weighted-
		average	average
		Exercise	Remaining	Aggregate
	Number of	Price per	Contractual Life	Intrinsic
(dollars and options in thousands, except per option data)	Options	Option	(in years)	Value
Outstanding at January 1, 2004	712.7	$18.17
Granted	—	—
Exercised	(273.8)	19.05

Outstanding at December 31, 2004 (1)	438.9	17.31	3.0	$4,208
Granted	—	—
Exercised	(180.2)	17.67

Outstanding at December 31, 2005 (1)	258.7	17.30	2.1	2,469
Granted	543.5	26.50
Exercised	(176.1)	17.63

Outstanding at December 31, 2006 (2)	626.1	25.34	8.2	4,293

Options Exercisable at:
December 31, 2004	438.9	$17.31	3.0	$4,208
December 31, 2005	258.7	17.30	2.1	2,469
December 31, 2006	218.5	23.19	6.2	1,970

(1)	Options vested and expected to vest.

(2)	Includes 601.4 thousand options that have vested or expect to vest with a weighted-average exercise price of $25.30, a weighted-average remaining contractual life of 8.2 years and an intrinsic value of $4.2 million.
For the year ended December 31, 2006, the Company recorded compensation expense related to employee stock options of $2.6 million (includes $2.1 million related to an equity-to-liability accounting modification discussed below). In prior years, the intrinsic value method of accounting prescribed by APB 25 was applied for stock options. Accordingly, no compensation expense was recognized for these stock options since all options granted have an exercise price equal to the fair market value of the common shares on the grant date. However, the total intrinsic value, which is provided for disclosure purposes, is measured as the difference between the exercise price and the fair market value at the date of exercise. The total intrinsic value of options exercised for the years ended December 31, 2006, 2005 and 2004 was $1.6 million, $1.4 million and
$1.6 million, respectively.
For the years ended December 31, 2006, 2005 and 2004, the Company received proceeds of approximately $3.4 million, $3.0 million and $5.2 million, respectively, and issued 176,065; 180,200 and 273,754 common shares, respectively, pursuant to employee exercises of stock options.
Employee Deferred Shares
An employee deferred share is a share award that typically has a four year graded vesting schedule and also provides for the acceleration of vesting at the Company’s discretion, upon a change in control, upon death or disability. The deferred share award requires that the employee provide continuous service with the Company from the grant date up to and including the date(s) on which the award vests. Once the deferred shares vest, the Company issues common shares to the employee.
Compensation expense for deferred share awards is recognized on a straight-line basis over the requisite service period for the entire award. For the years ended December 31, 2006, 2005 and 2004, compensation expense of $5.1 million (includes $0.6 million related to an equity-to-liability accounting modification discussed below), $6.3 million and $6.1 million was recognized, respectively.
The following table summarizes deferred share activity under the Employees’ Stock-based Compensation plan:

		Weighted-
		average
		Grant Date
		Fair Value
(shares in thousands, except per share data)	Number of Shares	per Share

Unvested shares at January 1, 2004	143.6	$22.41
Granted	419.1	25.14
Forfeited	(1.6)	24.15
Vested	(237.4)	24.16

Unvested shares at December 31, 2004	323.7	24.57
Granted	222.8	25.29
Forfeited	(36.0)	26.04
Vested	(202.2)	24.81

Unvested shares at December 31, 2005	308.3	24.83
Granted	167.7	27.08
Forfeited	(20.1)	25.40
Vested (1)	(222.6)	25.20

Unvested shares at December 31, 2006	233.3	26.03

Shares vested and expected to vest:
December 31, 2004	308.3	$24.59
December 31, 2005	283.8	24.79
December 31, 2006	218.1	26.01

(1)	Includes 60.6 thousand shares settled in cash.
At December 31, 2006, 2005 and 2004, total compensation expense to be recognized in future periods was $3.7 million, $4.3 million and $6.0 million, respectively. The weighted-average period over which compensation expense of unvested awards is expected to be recognized was 16.5 months at December 31, 2006.
Equity-to-Liability Accounting Modification for the Employees’ Stock-Based Compensation Plan
Due to the Company’s delayed filing of the 2006 financial statements, the Company is not able to issue freely tradable common shares. As a result, in the fourth quarter of 2006, the Company offered employees with deferred share awards the option to receive cash in lieu of common shares for shares vesting during 2006. In addition, these employees were also given the choice to receive restricted shares or wait to receive common shares once the Company is able to issue freely tradable shares again. A total of 27 employees were affected with 24 employees electing to have a total of 60,644 shares settled in cash for $1.7 million. The remaining three employees elected to wait to receive shares.
In the fourth quarter of 2006, the Company discussed and intended to settle in cash all employee stock options expiring in 2007. In April of 2007, the Company paid $0.7 million to three employees for 62,270 shares, which represented all employee options expiring in 2007.

In accordance with SFAS 123(R), the awards issued under the Employees’ Stock-based Compensation plan no longer qualify as equity awards, given that the Company settled certain share and option awards in cash and may in the future. Therefore, the Company recognized a liability for the fair value of the vested portion of all awards outstanding on December 31, 2006, in the amount of $6.1 million. Of this amount, $3.4 million had previously been recognized as compensation expense with an offsetting increase to additional paid-in-capital, thus a reduction to additional paid-in-capital of $3.4 million was made on December 31, 2006, with the remaining difference of $2.7 million recorded as additional compensation expense ($2.1 million for stock options and $0.6 million for deferred shares).
Any future changes in the fair value of the employee deferred shares and employee stock options will be recorded as an increase/decrease in “Other liabilities” and a corresponding increase/decrease to compensation expense; however, to the extent the fair value decreases below the grant price, an increase to additional paid-in-capital will be recorded.
Non-employee Directors’ Stock-Based Compensation
At December 31, 2006, a total of 650,000 shares were authorized to be granted under the Non-employee Directors’ Stock-based Compensation plan. The non-employee directors’ plan provides for grants of non-qualified common stock options, common shares, restricted shares and deferred shares depending on the type of compensation. At December 31, 2006, there were 359,223 shares available under this plan.
Non-employee Director Common Stock Options
Under the non-employee directors’ plan, an option to purchase 7,000 common shares is granted to each director when first elected or appointed to the Board of Directors. The exercise price of these options is equal to the fair market value of the common shares on the date of grant and these options expire at the earlier of ten years after the grant date or one year after the date a director ceases to serve. These options vest in three equal annual installments commencing at the earlier of the next anniversary of the director’s initial election or appointment or the next annual meeting of shareholders. These options are subject to earlier vesting in the event of death, disability or a change in control. In the event the participant ceases to be a director of the Company, except as otherwise determined by the Board, these options will become fully exercisable only to the extent that the options are already vested or scheduled to vest within two months of the director’s separation from the Company.
The following table summarizes option activity under the Non-employee Directors’ Stock-based Compensation plan:

		Weighted-	Weighted-
		average	average
		Exercise	Remaining	Aggregate
	Number of	Price per	Contractual Life	Intrinsic
(dollars and options in thousands, except per option data)	Options	Option	(in years)	Value

Outstanding at January 1, 2004	180.0	$21.96
Granted	7.0	25.52
Exercised	(10.0)	15.84
Expired/Forfeited	(25.0)	20.88

Outstanding at December 31, 2004 (1)	152.0	22.73	6.7	$681
Granted	7.0	26.67
Exercised	(15.0)	19.38
Expired/Forfeited	—	—

Outstanding at December 31, 2005 (1)	144.0	23.27	6.1	375
Granted	—	—
Exercised	(19.0)	23.19
Expired/Forfeited	—	—

Outstanding at December 31, 2006 (1)	125.0	23.28	5.2	1,115

Options Exercisable at:
December 31, 2004	145.0	$22.59	6.5	$669
December 31, 2005	132.3	23.01	5.9	373
December 31, 2006	118.0	23.10	5.0	1,074

(1)	Includes options vested and expected to vest.
In 2006, the amount of expense recorded related to non-employee Director stock options was de minimis as was the compensation expense measured for disclosure purposes for 2005 and 2004.
For the years ended December 31, 2006, 2005 and 2004, the Company received proceeds of approximately $0.4 million, $0.3 million and $0.2 million, respectively, and issued 19,000; 15,000 and 10,000 common shares, respectively, pursuant to non-employees directors’ exercises of stock options.

Non-employee Director Restricted Shares and Deferred Shares
The Company will grant the directors annual equity awards in the form of restricted shares on the date of each annual meeting of shareholders. The restricted shares granted will vest at the earlier of: (1) one year after the grant of such restricted shares; or (2) the next annual meeting of shareholders. These restricted shares have the same rights as the common stock, including the ability to vote and receive distributions; however, they are subject to a one year trading restriction. Such restricted shares are also subject to earlier vesting in the event of death, disability or a change in control. The directors may elect to receive deferred shares in lieu of restricted shares. If the director elects deferred shares, distributions are paid in the form of additional deferred shares based upon the fair value of the common shares on the distribution date of the applicable distribution. Deferred shares issued to directors for annual equity awards vest in the same manner as restricted shares.
The non-employee directors’ plan also entitles each director to receive fees and retainers in the form of cash or common shares. The number of shares is based on the closing price of the common shares on the date of meetings attended or the closing price of the common shares on the distribution dates for retainer fees. The directors may elect to receive deferred shares in lieu of common shares. If the director elects deferred shares, then shares payable are credited to the account of the director and future distributions payable with respect thereto are paid in the form of additional deferred shares based upon the fair value of the common shares on the distribution date of the distribution payment. Deferred shares issued to directors for fees and retainers vest in the same manner as common shares.
At December 31, 2006, 10,251 common shares, 2,337 restricted shares and 102,689 deferred shares were awarded to directors in lieu of cash payments for fees and annual equity awards.
The following table summarizes the deferred, restricted and common shares issued to directors and their respective weighted-average grant date share prices during the years ended December 31, 2006, 2005 and 2004:

		Weighted-		Weighted-
		average		average		Weighted-
	Common	Grant Date Share	Restricted Shares	Grant Date Share	Deferred	average Grant
	Shares Issued	Price	Issued	Price	Shares Issued	Date Share Price
2006	—	$—	879	$28.43	23,862	$28.05
2005	281	24.49	968	25.83	20,709	25.45
2004	1,980	25.00	490	25.49	18,417	25.10
For the years ended December 31, 2006, 2005 and 2004, the Company recognized $0.6 million, $0.5 million and $0.4 million in director fees, respectively, reflected in “General and administrative” expense in the consolidated statements of operations. Director fees are expensed when the services are performed.

NOTE 17—INCOME TAXES
The following table summarizes the components of the income tax expense for the years ended December 31, 2006, 2005 and 2004:

(dollars in thousands)	2006	2005	2004
Federal income tax expense:
Current	$118	$—	$—
Deferred	1,655	1,646	1,599
State income tax expense:
Current	1,330	1,064	1,112
Deferred	220	219	212

Income tax expense	$3,323	$2,929	$2,923

Municipal Mortgage & Equity, LLC is the parent entity that owns interests in various entities, some of which are subject to federal and state income taxes and other entities that are pass-through entities for tax purposes (meaning the partners or owners of the partnership interests are allocated the taxable income). Municipal Mortgage & Equity, LLC is a publicly traded partnership (“PTP”) and as such, all of the Company’s pass-through entity income is allocated to the common shareholders of the Company. Therefore, the Company does not have a liability for federal and state income taxes related to the PTP income. Net income for financial statement purposes may differ significantly from taxable income of the Company’s shareholders as a result of differences between the tax basis and financial reporting basis of assets and liabilities and the taxable income allocation requirements under the Company’s Operating Agreement. The aggregate difference in the basis of the Company’s PTP net assets for financial and tax reporting purposes cannot be readily determined and since each investor’s tax basis in the Company’s net assets is different, the Company has not accumulated this information.
The following table reflects the effective income tax reconciliation for the years ended December 31, 2006, 2005 and 2004:

(dollars in thousands)	2006	2005	2004
Income (loss) before income taxes	$56,970	$27,600	$(353)
Provision for income tax at federal statutory rate (35%)	19,940	9,660	(124)
Permanent differences:
PTP income	(31,268)	(20,106)	(16,144)
State income taxes, net of federal tax effect	(989)	(987)	(1,713)
Meals and entertainment	125	154	110
Tax credits	(3,098)	(355)	(519)
Other	178	(29)	(83)
Change in valuation allowance	18,435	14,592	21,396

Income tax expense	$3,323	$2,929	$2,923

The following table summarizes the net deferred tax assets and deferred tax liabilities, of which, the net deferred liability amount is included in “Other liabilities” at December 31, 2006 and 2005:

(dollars in thousands)	2006	2005
Deferred tax assets:
Syndication fees	$23,855	$11,846
Net operating loss, tax credits and other tax carryforwards	20,799	18,390
Guarantee fees	8,953	9,746
Asset management fees	9,235	6,752
Origination fees	2,283	1,483
Investments in partnerships	6,272	5,604
Other	5,456	6,013

Total deferred tax assets	76,853	59,834
Less: valuation allowance	(39,161)	(20,725)

Total deferred tax assets, net	$37,692	$39,109

Deferred tax liabilities:
Mortgage servicing rights, net	$28,577	$28,458
Goodwill and intangible assets	16,148	18,296
Other	4,461	1,975

Total deferred tax liabilities	$49,186	$48,729

The following table summarizes the change in the valuation allowance for the years ended December 31, 2006, 2005 and 2004:

(dollars in thousands)	2006	2005	2004
Balance-January 1,	$20,725	$26,096	$4,067
Additions impacting income tax expense	18,436	14,592	21,396
Additions directly impacting shareholders’ equity	—	650	633
Reversal due to purchase accounting	—	(20,613)	—

Balance-December 31,	$39,161	$20,725	$26,096

At December 31, 2006, 2005 and 2004, the Company determined that it was more likely than not that the deferred tax assets would not be fully realized (primarily due to continuing net operating losses related to its taxable subsidiaries) and therefore, the Company established a deferred tax asset valuation allowance of $39.2 million, $20.7 million and $26.1 million, respectively. The Company acquired additional deferred tax liabilities related to its acquisition of Glaser in 2005. These acquired deferred tax liabilities will reverse in the future, representing future taxable income to the Company. This allowed the Company to support the realization of certain deferred tax assets, resulting in the Company reversing $20.6 million of its deferred tax asset valuation allowance upon the acquisition of Glaser. As required by Statement of Financial Accounting Standards No. 109, “Accounting for Income Taxes” (“SFAS 109”), the Company considered information such as forecasted earnings, future taxable income and tax planning strategies in measuring the required valuation allowance. The Company will continue to assess whether the deferred tax assets are realizable and will adjust the valuation allowance as needed.
Significant judgment is required in determining and evaluating income tax positions. The Company establishes additional provisions for income taxes when there are certain tax positions that could be challenged and that may not be sustained upon review by taxing authorities.
The Company has federal income taxes receivable in the amount of $6.1 million and $0.1 million at December 31, 2006 and 2005, respectively. In addition, the Company has state income taxes receivable of $2.2 million and $0.1 million at December 31, 2006 and 2005, respectively.
At December 31, 2006 and 2005, the Company had a net operating loss (“NOL”) carryforward of $36.1 million and $34.8 million, respectively, available to reduce future federal income taxes. The NOL will begin to expire in 2024. The NOL available differs from the amount reported as a deferred tax asset due to accounting for equity compensation under SFAS 123(R) and amortization of goodwill under SFAS 109. At December 31, 2006 and 2005, the Company had an unused investment tax credit and affordable housing tax credit carryforward for federal income tax purposes of approximately $5.2 million and $2.1 million, respectively, which expire at intervals from 2021 through 2026.

NOTE 18—SEGMENT INFORMATION
Currently, the Company operates through three primary divisions.
•	The Affordable Housing Division conducts activities related to affordable housing and is further subdivided into three reportable segments, including:
•	Tax Credit Equity which creates investment funds and finds investors for such funds that receive tax credits for investing in affordable housing partnerships;

•	Affordable Bonds which originates and invests primarily in tax-exempt bonds secured by affordable housing; and

•	Affordable Debt which originates and invests in loans secured by affordable housing.
•	The Real Estate Division conducts real estate finance activities and is further subdivided into two reportable segments:
•	Agency Lending which originates both market rate and affordable housing multifamily loans with the intention of selling them to government sponsored entities (i.e., Fannie Mae and Freddie Mac) or through programs created by them, or sells the permanent loans to third party investors, for which the loans are guaranteed by Ginnie Mae and insured by HUD; and

•	Merchant Banking which provides loan and bond originations, loan servicing, asset management, investment advisory and other services to institutional investors that finance or invest in various commercial real estate projects. In some cases, the Company originates loans and bonds for its own investment purposes.
•	The Renewable Ventures Division finances, owns and operates renewable energy and energy efficiency projects. This division, in its entirety, is considered a reportable segment.
Affordable Housing Division
Affordable housing typically refers to multifamily apartment developments with below market rents that are intended to be affordable to low income families, typically families earning sixty percent or less than the area median income (“low income”). In most instances, the owners of the affordable housing projects are entitled to special federal income tax benefits, and in some instances, state and local tax benefits, to help defray development and operating costs and therefore, make it possible to offer below market rents. In order to qualify for special federal income tax benefits, at least a specified portion of the units in a project must be set aside to be rented to low income families. While most of the Company’s affordable housing related activities involve investments that entitle the holders to special tax benefits, the Company is also involved with some investments in affordable housing that do not provide special tax benefits. A significant portion of the Company’s revenues from the affordable housing division comes from interest on debt instruments it holds, as well as syndication fees and asset management and advisory fees.
Because intercompany transactions are required to be eliminated in consolidation, certain fees and interest income that the Company is entitled to receive from consolidated entities are presented as an allocation of income from non-controlling interest holders instead of revenues in the consolidated statements of operations.
Tax Credit Equity Segment
Normally, the developer of an affordable housing development prefers to sell the tax credits related to the development rather than retaining the tax credits. In order to sell the tax credits, the developer usually forms a Lower Tier Property Partnership to develop and own the project and sell the limited partner interests to investors who want to benefit from the partnership’s affordable housing tax credits. The Company “syndicates” tax credits by forming LIHTC Funds that purchase directly or indirectly the limited partner interests in multiple Lower Tier Property Partnerships. The Company finds the investors to purchase the equity of the LIHTC Funds. The LIHTC Funds use the equity investments, and sometimes interim debt financing (which the Company provides in some cases) to pay for the limited partner interests in the Lower Tier Property Partnerships. Because both the Lower Tier Property Partnerships and the LIHTC Funds are pass-through entities for federal income tax purposes, the equity owners of the LIHTC Funds receive the tax benefit of the credits generated by the Lower Tier Property Partnerships. The Company is the general partner of and manages the LIHTC Funds and usually has an interest between 0.01% and 1.0% in each LIHTC Fund. Investors in the LIHTC Funds typically have been large financial institutions, including Fannie Mae and Freddie Mac, as well as banks and insurance companies.
In some instances, the Company has guaranteed a minimum yield to investors with regard to LIHTC Funds it sponsors. In these cases, the Company receives a fee for providing this guarantee, which compensates the Company for the potential exposure resulting from the guarantee. Within the Tax Credit Equity segment, the Company provides two general types of guarantees: (1) either single investor or multi-investor LIHTC Fund level guarantees where the Company guarantees the investment return for the investment; and (2) individual one-off indemnifications to specific investors in a non-guaranteed LIHTC Fund related to the performance of a Lower Tier Property Partnership.

Affordable Bond Segment
The Company invests in different types of bonds, including mortgage revenue bonds and other municipal bonds used to finance affordable housing projects. Mortgage revenue bonds may be secured by either the first mortgage or a subordinate mortgage on the underlying properties. Other municipal bonds are, in most cases, secured by the general obligations of the issuer or by tax liens. These bonds generally have credit ratings of at least “AA-” or “Aa3”, as defined by the applicable rating agencies.
Affordable Debt Segment
The Company provides construction, supplemental and permanent financing to developers of affordable housing properties. The Company sometimes converts its construction loans into permanent mortgage loans, which it retains or sells. More frequently; however, the Company arranges for Fannie Mae or Freddie Mac to provide permanent debt financing, the proceeds of which is used to repay the construction financing. Once a construction loan is converted to a permanent mortgage loan and identified for sale to one of the agencies, it is reported within the Agency Lending segment.
Real Estate Division
The Company originates mortgage loans secured by multifamily apartment properties and commercial properties built by a wide variety of developers. A small portion of these loans are in the form of purchases of tax-exempt debt instruments issued by state or local government agencies to finance infrastructure or other projects. However, in most instances, the Company makes taxable mortgage loans to entities formed by developers of conventional multifamily (market rate) or commercial properties, which are secured by the real estate and sometimes, but not always, guaranteed by the developers. Usually, the Company retains construction loans until projects are completed, at which time the Company arranges funds to provide the permanent financing or it sells the permanent loans to government sponsored entities (i.e., Fannie Mae and Freddie Mac) or through programs created by them or sells interests in the permanent loans to third party investors, which interests are guaranteed by Ginnie Mae and insured by HUD. A significant portion of the Company’s revenue from the Real Estate division comes from interest on market rate debt instruments it holds, as well as servicing, asset management and advisory fees.
Agency Lending Segment
The Company originates some loans with the intention of selling them to government sponsored entities (i.e., Fannie Mae and Freddie Mac) or through programs created by them, or sells the permanent loans to third party investors, for which the loans are guaranteed by Ginnie Mae and insured by HUD. The Company is an approved seller and servicer of Fannie Mae Delegated Underwriting and Servicing Loans, and an approved seller and servicer of Freddie Mac mortgage loans. The Company is also a FHA/HUD Multifamily Accelerated Processing approved lender, a FHA Traditional Application Processing Lender, and an approved seller and servicer of Ginnie Mae mortgage-backed securities.
Loans originated in connection with these programs must be underwritten and structured in accordance with financial requirements established by the agency which will either insure, guarantee or buy particular loans. In addition, the Company is required to maintain minimum net worth, liquidity and insurance coverage. Mortgage loans originated for sale to the agencies are generally closed in the Company’s name, using cash borrowed from a warehouse lender and then sold to the agencies generally one week to three months following the closing of the loan. The Company does not retain any interest in any of the mortgage loans sold to the agencies except for MSRs, certain contingent liabilities under the loss-sharing arrangement with Fannie Mae and servicing advances as a Ginnie Mae loan servicer.
Merchant Banking Segment
The Company makes construction, permanent, bridge and other loans to developers of market rate multifamily and commercial real estate projects that do not entitle holders to any special tax benefits. The loans are secured by mortgages on the properties to which they relate and sometimes are guaranteed by the developers. The Company either retains these loans as investments, or sells them to investment funds the Company sponsors and manages.
The Company also provides loan origination, asset management, investment advisory, loan servicing and other services to institutional investors; more specifically:
•	The Company originates loans for institutional investors and for pension funds.

•	The Company provides advisory and management services with regard to direct and pooled investments in real estate assets for a number of pension funds that invest in limited partner interests in partnerships the Company forms to acquire income producing real estate or real estate-backed debt investments that the Company originates.

•	The Company provides advisory and other services for several funds it did not sponsor that hold investments in a broad range of property types, including office and industrial properties, apartments, retail properties, hotels, condominiums and student housing, including investments in loans the Company originated.
In the past, the Company has invested in tax-exempt bonds issued by community development districts to finance the development of community infrastructure in areas of commercial or single-family home development. These bonds are secured by pledges of specific payments or assessments by the local improvement districts that issue the bonds; however, they are without recourse to the general taxing power of any government agencies.
Renewable Ventures Division
The renewable ventures division conducts activities related to the financing and development of renewable energy and energy efficient projects.
In 2006, the Company acquired a renewable energy finance company, expanded its existing operations into the renewable energy arena and created the Renewable Ventures Division. This division is designed to take the Company’s knowledge in tax credits, large project finance and capital investment into the emerging clean energy business.
Through this division, the Company is involved, directly and through subcontractors, in the development, operation and maintenance of renewable energy projects, as well as in providing or arranging financing for them. The Company usually acts as the general partner of a partnership that develops a project, and brings investors in as limited partners. The limited partners in the renewable energy partnerships (or funds that invest in them) receive the tax benefits and an allocation of earnings and losses of the renewable energy projects based on the partnership agreements.
The Company receives fees for arranging investments in funds it organizes, for developing power generation projects, for arranging financing for construction of facilities in connection with projects and for guaranteeing obligations to third party investors. The Company also receives fees for managing the projects and funds. In most cases, the Company retains a general partner or managing member interest in each fund it sponsors. In addition, the Company normally receives an increased distribution of fund proceeds after investors have realized targeted returns on their investments.
The Company also advises companies on improving their energy efficiency and arranges financing for projects that will reduce their energy costs. In addition, the Company sells renewable energy certificates, and expects to sell carbon credits and other environment-related benefits, to which it is entitled through the Company’s renewable energy projects.
As part of expanding its business, the Company is leveraging its expertise into new areas. This includes expansion of the Company’s housing expertise into the international arena. For financial reporting purposes, the Company has treated renewable ventures and other developing businesses as a single reportable segment in 2006.
Segment Results
Segment results include all direct and contractual revenues and expenses of each segment and allocations of indirect expenses based on specific methodologies. These reportable segments are strategic business units that primarily generate revenue streams that are distinctly different and are generally managed separately. All historical segment results have been restated to reflect the structure of the Company’s internal organization at December 31, 2006.
Adjusted earnings is a key performance measure used by management that attempts to adjust the Company’s net income into a performance measurement based on the Company’s legal economic interest in its various business segments. Therefore, the two primary adjustments to consolidated net income are to adjust for significant non-cash items and to adjust for the impact of consolidated funds and ventures (as described in Note 20, “Consolidated Funds and Ventures”) that in management’s view is not reflective of a true economic impact on the Company’s business results. There is no generally accepted methodology for computing adjusted earnings, and the Company’s computation of adjusted earnings may not be comparable to adjusted earnings reported by other companies. Adjusted earnings does not represent net cash provided by operating activities determined in accordance with GAAP and should not be considered as a substitute for net income (determined in accordance with GAAP), as an alternative to net cash provided from operating activities (determined in accordance with GAAP), or as a measure of the Company’s liquidity or as an indication of its ability to make cash distributions.

The Company transacts its primary business in the United States and substantially all of its revenues are generated and assets are domiciled within the United States. The following tables summarize the Company’s adjusted revenue and adjusted earnings for each segment for the years ended December 31, 2006, 2005 and 2004:

	Adjusted Revenue (1)
(dollars in thousands)	2006	2005	2004
Tax Credit Equity	$129,239	$97,383	$111,117
Affordable Bonds	101,120	86,660	78,789
Affordable Debt	23,318	21,488	25,556
Agency Lending	26,703	16,793	9,263
Merchant Banking	82,168	56,019	28,641
Renewable Ventures	4,806	—	—

Total adjusted revenue	$367,354	$278,343	$253,366

(1)	Adjusted Revenue represents interest income, fees and other income and revenue from consolidated funds and ventures. Additional sources of income from asset sales, derivative activities and equity in earnings from investments are not included in revenue, but are included in adjusted earnings.

	Adjusted Earnings (Loss)
(dollars in thousands)	2006	2005	2004
Tax Credit Equity	$59,519	$37,916	$54,209
Affordable Bonds	36,545	53,037	40,350
Affordable Debt	6,385	(6,539)	(519)
Agency Lending	27,027	17,351	6,004
Merchant Banking	21,554	29,024	7,740
Renewable Ventures	685	—	—

Total adjusted earnings	$151,715	$130,789	$107,784

The following tables reconcile consolidated revenue and net income (loss) to total segment adjusted revenue and total segment adjusted earnings for the years ended December 31, 2006, 2005 and 2004:

	Note	Revenue Reconciliation
(dollars in thousands)	Ref.	2006	2005	2004
Consolidated revenue		$350,567	$284,758	$231,762
Adjustments:
Syndication, servicing and loan fees	A	63,173	46,284	56,611
Impact of consolidated funds and ventures	B	(44,391)	(50,915)	(33,820)

Total corporate adjusted revenue		369,349	280,127	254,553

Less:
Corporate revenue	H	(1,995)	(1,784)	(1,187)

Total segment adjusted revenue		$367,354	$278,343	$253,366

	Note	Net Income (Loss) Reconciliation
(dollars in thousands)	Ref.	2006	2005	2004
Consolidated net income (loss)		$53,647	$24,671	$(3,276)
Adjustments:
Syndication, servicing, loan fees and costs	A	79,787	53,898	66,534
Impact of consolidated funds and ventures	B	(11,099)	19,778	32,232
Depreciation and amortization	C	14,249	13,416	10,096
Equity investments	D	2,715	(4,838)	709
Net gains (losses) on asset sales and derivatives	E	(16,641)	(15,141)	(19,758)
Provision for credit losses, net	F	7,137	45	3,185
Impairment on bonds	G	2,106	13,020	684

Total corporate adjusted earnings		131,901	104,849	90,406

Add:
Income tax expense		3,323	2,929	2,923
Corporate expense	H	16,491	23,011	14,455

Total segment adjusted earnings		$151,715	$130,789	$107,784

A.	The revenue adjustment relates to adding back fees that were collected in cash during the period, but deferred for GAAP purposes and removing income recognized in the period on a GAAP basis for cash collected in a prior period. In addition, the revenue adjustment includes an adjustment to remove the amortization expense of MSRs that is included in “Servicing fees” in the consolidated statements of operations. The adjusted earnings adjustment includes the revenue adjustments described above plus the net impact of SFAS 91 cost deferrals related to loan originations.

B.	Represents the non-cash impact of consolidated funds and ventures in which the Company is the primary beneficiary or has a controlling interest. The revenue adjustment represents the removal of revenue from consolidated funds and ventures

($89.0 million, $82.6 million and $59.6 million for the years ended December 31, 2006, 2005 and 2004, respectively), but includes revenue that the Company is entitled to as part of its ownership or other contractual interests (e.g., asset management fees for the LIHTC Funds). The earnings adjustment includes the revenue adjustments described above, plus the necessary expenses and other adjustments to reflect what management believes to be earnings based on legal and contractual relationships as opposed to consolidation accounting. The most significant adjustment is to remove the non-cash losses that the Company records under GAAP when its general partner interest and/or the non-controlling interest capital account is zero. See Note 2, “Restatement of Previously Reported Results of Operations” and Note 20, “Consolidated Funds and Ventures” for more information.

C.	Represents depreciation and amortization of intangible assets and debt issuance costs.

D.	Represents the adjustment to determine the cash income related to the Company’s equity in earnings for investments in unconsolidated ventures.

E.	Represents the non-cash impact from sales of assets and derivatives. The primary adjustments are non-cash gains related to mortgage servicing rights that are recognized as a gain on sale of loans and non-cash gains (losses) due to derivative valuation changes. For impaired bonds that have been sold, any previously recognized bond impairment is included as a reduction of adjusted earnings to the extent it represents the realization of a loss.

F.	Represents the non-cash charge associated with the Company’s provision for credit losses. Net charge-offs are included in adjusted earnings as they represent a cash loss as the Company does not expect to collect these amounts.

G.	Represents the non-cash charge associated with the impairment on bonds.

H.	Represents the Company’s unallocated expenses that are not directly attributable to any one of the Company’s segments, including expenses such as compensation and related costs, accounting and consulting fees, and depreciation on shared service assets.
Revenue from external customers has been grouped in the manner in which the chief operating decision maker reviews the business. No customer has comprised greater than 10% of revenue for any period being reported upon, nor does any customer represent greater than 10% of outstanding receivables at December 31, 2006 or 2005. The Company’s chief operating decision maker does not review any measure of the Company’s assets or liabilities on a segment basis.
NOTE 19—RELATED PARTY TRANSACTIONS AND TRANSACTIONS WITH AFFILIATES
Transactions with REIT and MMIT
The REIT and MMIT are owned by pension fund institutional investors. Certain senior officers of the Company are trustees and/or officers of the REIT and MMIT. None of the directors or officers have ownership interests, nor are they compensated for serving as trustees of the REIT or MMIT.
REIT
The REIT invests in real estate through limited partner interests on behalf of a group of pension funds. The Company provides the REIT with investment management services. The Company received fee income from the REIT totaling $0.5 million, $0.9 million and $1.9 million for the years ended December 31, 2006, 2005 and 2004, respectively. The REIT also provides the Company with a $35.0 million unsecured credit facility. During 2006, the Company borrowed amounts in excess of the REIT credit facility’s contractual agreement with maximum amounts of indebtedness outstanding of $41.0 million. At December 31, 2006, all amounts were paid off and there was no outstanding balance under the agreement.
The Company also provides debt financing to certain real estate partnerships for which the REIT has limited partner interests. The Company had outstanding loan balances to these REIT related partnerships of $53.1 million and $224.0 million at December 31, 2006 and 2005, respectively.
MMIT
MMIT invests primarily in real estate-backed debt investments originated by the Company and also provides construction, supplemental and permanent loans to developers of commercial real estate projects. The Company provides MMIT with investment management services. In addition, the Company also receives an agreed upon portion of any origination, extension or break fees generated by MMIT’s loans. The Company, generally, originates and owns the loans on behalf of MMIT and passes through the economic benefit of these loans, net of fees in some cases, to MMIT. The Company held $18.8 million and $275.6 million of loans for the benefit of MMIT at December 31, 2006 and 2005, respectively. At December 31, 2005, there were $158.9 million of these MMIT loans related to debt financing to the real estate partnerships for which the REIT had limited partner interests.
The Company recognized fee income from MMIT totaling $3.1 million, $4.4 million and $4.7 million for the years ended December 31, 2006, 2005 and 2004, respectively.
MMIT also provides the Company with a $160.0 million credit facility secured by real estate-backed debt investments originated by the Company. During 2006, the maximum amount of indebtedness outstanding under the MMIT credit facility was $50.0 million. At December 31, 2006, all amounts were paid off and there was no outstanding balance under the agreement.
Prior to December 29, 2006, the Company borrowed funds from MMIT to originate loans for the benefit of MMIT. These borrowings bore interest at the same rate as the underlying loans resulting in a complete pass-through of interest income (between the borrower and MMIT) except during the first year after origination when the Company retained a portion of the stated interest rate of the loan. At December 31, 2006 and 2005, the Company had outstanding debt to MMIT of $17.0 million and $139.8 million, respectively. Additionally, the Company used its credit lines aggregating $142.0 million to fund loans for the benefit of MMIT. At December 31, 2005, the outstanding balance under this line of credit facility was $138.0 million. These credit lines were guaranteed by MMIT. The interest income on the loans and corresponding interest expense on the credit lines, less a management fee, were passed-through to MMIT.
On December 29, 2006, MMIT was restructured. As part of the restructure, MMIT purchased approximately $159.2 million of mortgage loans from the Company. As part of this purchase, MMIT assumed approximately $100.1 million in debt related to the $142.0 million credit facility and also released the Company from obligations to MMIT. The restructure resulted in the Company owing MMIT approximately $17.0 million at December 31, 2006. In June of 2007, the Company transferred three loans (associated with two real estate properties) with a combined recorded investment balance of approximately $20.0 million to MMIT, resulting in a payable from MMIT to the Company of approximately $3.0 million.
Transactions with Gallagher Evelius & Jones LLP
Gallagher Evelius & Jones LLP (“GEJ”) is a law firm that provides legal services to the Company.
Richard O. Berndt (Director) is the managing partner of GEJ and owns 5.7% of GEJ’s equity. Stephen A. Goldberg, the Company’s general counsel, is a partner at GEJ and the Company pays GEJ for Mr. Goldberg’s services at a discount to his standard hourly rate. Mr. Goldberg is eligible for an annual stock award from the Company but otherwise receives no compensation directly from the Company.
For the years ended December 31, 2006, 2005 and 2004, GEJ received payments of $4.6 million, $4.9 million and $3.1 million, respectively, in legal fees from the Company for legal work involving the Company.
Transactions with the Shelter Group
The Shelter Group, LLC (the “Shelter Group”) is a developer of, and provides property management services primarily to multifamily residential real estate projects. The Shelter Group also provides management services for certain properties that serve as collateral for some of the Company’s tax-exempt bond investments. Mark Joseph (Chairman of MMA’s Board of Directors) had directly and indirectly a 34.7% ownership interest in the Shelter Group at December 31, 2006.
Properties serving as collateral for some of the Company’s tax-exempt bond investments (in which the Shelter Group had no role other than property manager) paid the Shelter Group fees totaling approximately $0.8 million, $1.0 million and $1.1 million for property management services during the years ended December 31, 2006, 2005 and 2004, respectively. Prior to the 2003 acquisition of the HCI business from Lend Lease Real Estate Investments Inc., HCI had acted as a tax credit equity syndicator for the Shelter Group.
From time to time, the Company acts as a tax credit equity syndicator for investments in affordable housing projects sponsored by the Shelter Group. Total unfunded equity commitments for all projects sponsored by the Shelter Group were $17.2 million and $6.9 million, at December 31, 2006 and 2005, respectively. The Shelter Group receives development fees in connection with these transactions.
On February 28, 2005, the Company entered into a revolving loan agreement with a Shelter Group affiliate for an amount not to exceed $1.5 million (the “Shelter Loan Agreement”). There were no borrowings under the Shelter Loan Agreement during 2006. During 2005, the maximum amount of indebtedness outstanding under the Shelter Loan Agreement was $0.9 million and, at December 31, 2005, there was no outstanding balance under the Shelter Loan Agreement.
Transactions with Real Estate Property Partnerships
Mr. Joseph holds a controlling ownership interest in SCA Successor, Inc., an entity that holds directly or indirectly the general partner interest in certain real estate property partnerships which own properties that serve as collateral for certain tax-exempt bonds that the Company holds. There were 13 and 14 such partnerships at December 31, 2006 and 2005, respectively. The Company’s carrying value of the related tax-exempt bonds was $169.3 million and $174.9 million at December 31, 2006 and 2005, respectively. In addition, with respect to all but two of these real estate property partnerships, Mr. Joseph owns directly or indirectly, member interests in and serves indirectly as the managing member of these real estate partnerships.
Mr. Joseph holds an indirect interest in two limited partnerships that each own real estate properties serving as collateral on tax-exempt bonds and taxable loans held by the Company. The tax-exempt bonds defaulted in the early 1990s. The Company took control of the two real estate properties through a deed-in-lieu of foreclosure and sold each shortly after their respective foreclosures (one in 2004 and the other in 2005). The Company’s gain on sale related to these transactions was $10.0 million and $11.3 million for the years ended December 31, 2005 and 2004, respectively.

NOTE 20—CONSOLIDATED FUNDS AND VENTURES
Due to the Company’s minimal (or nonexistent) ownership interest in certain consolidated entities, the assets, liabilities, revenues, expenses, equity in losses from unconsolidated Lower Tier Property Partnerships and the losses allocated to the non-controlling interests of the consolidated entities have been separately identified in the consolidated balance sheets and statements of operations. Third-party ownership in these consolidated funds and ventures is recorded in “Non-controlling interests in consolidated funds and ventures” in the consolidated balance sheets.
The total assets of consolidated funds and ventures at December 31, 2006 and 2005, are summarized as follows:

(dollars in thousands)	2006	2005
LIHTC Funds	$4,471,272	$3,964,742
Consolidated Lower Tier Property Partnerships	343,801	350,264
Solar Funds and Renewable Energy Projects	12,183	—
Real Estate Funds	56,683	283,729
Other	818	1,665

Total assets of consolidated funds and ventures (1)	$4,884,757	$4,600,400

(1)	In general, the creditors of these consolidated funds and ventures have recourse only to the assets of those funds and ventures and do not have recourse to the Company, except where the Company provides a specific guarantee to the fund or venture.
The following provides a detailed description of the nature of these entities and summary financial information with supporting footnote information.
LIHTC Funds
In general, the LIHTC Funds invest in limited partnerships that develop or rehabilitate and operate multifamily affordable housing rental properties. These properties generate tax operating losses and federal and state tax credits for their investors, enabling them to realize a return on their investment through reductions in income tax expense. The LIHTC Funds’ primary assets are their investments in Lower Tier Property Partnerships. The LIHTC Funds account for these investments using the equity method of accounting. At December 31, 2006, the Company is the general partner in 146 LIHTC Funds with its general partner ownership interest ranging from 0.01% to 1.0%.
Consolidated Lower Tier Property Partnerships
In some cases, due to financial or operating issues at a Lower Tier Property Partnership, the Company will assert its rights to assign the general partner’s interest in the Lower Tier Property Partnership to affiliates of the Company. In other cases, the Company may acquire an interest in a Lower Tier Property Partnership through a purchase of an ownership interest, foreclosure or a deed-in-lieu of foreclosure. Generally, the Company will take these actions to either preserve the tax status of the Company’s bond investments and/or to protect the LIHTC Fund’s interests in the tax credits. As a result of its ownership interest, controlling financial interest or as the primary beneficiary, the Company consolidates these Lower Tier Property Partnerships. Some of these properties are actively marketed for sale and are carried as “Assets held for sale” in the consolidated balance sheets.
At December 31, 2006, the Company is the general partner in 47 Consolidated Lower Tier Property Partnerships due to GP Take Back transactions. The Company’s legal general partnership interest in these entities ranges between zero to 3%. In addition, at December 31, 2006, the Company had two properties where the Company’s legal ownership interest was 100%.
Solar Funds and Renewable Energy Projects
In 2006, the Company acquired a renewable energy finance company, ReVen, expanding its existing operations into the renewable energy arena and creating the Renewable Ventures Division. This division is designed to take the Company’s knowledge in tax credits, large project finance and capital investment into the emerging clean energy business. In 2006, the Company formed MMA Renewable Ventures Solar Fund I, LLC and MMA Renewable Ventures Solar Fund II, LLC, which are investment funds designed to invest in partnerships which own tax advantaged solar generation facilities. Wholly—owned subsidiaries of the Company are the managing member and asset manager of these funds. The Company has concluded that it is the primary beneficiary of these solar funds and as a result has consolidated these entities. The Company is also the general partner and managing member of the underlying investment partnerships of these two solar funds, which the Company also consolidates (“Solar Funds and Renewable Energy Projects”).
Real Estate Funds
The Company manages several different entities that invest in market rate real estate loans for pension fund investors.
Early in 2005, through the purchase of MONY, the Company became the general partner and investment manager to the B-Note Value Fund, a fund formed to invest in subordinate interests in mortgage notes which have a junior collateralized interest in various commercial real estate properties. As general partner, the Company manages the operations of the B-Note Value Fund, including but not limited to asset management, accounting and investor reporting. At December 31, 2006, the

Company held a 10.6% ownership interest in the B-Note Value Fund through its combined general partner and limited partner interests.
The Company is also the general partner in the top tier of several multi-tier partnership structures formed to make equity investments in real estate on behalf of pension fund limited partner investors. The Company is responsible for identifying and managing these investments. At December 31, 2006, the Company was the general partner in two top-tier structures with an ownership interest of 1.0%.
Other
The Company has consolidated the net assets and operations of two entities in which it has no legal ownership interests, but has an indirect majority voting interest, as well as financial and economic interests in the properties owned by these entities. MAH and the Foundation were both established to provide charitable services and programs, particularly in affordable housing, as well as to allow the Company to preserve the tax treatment related to certain investments. The Board of Directors of MAH and the Foundation were comprised of employees of the Company during the period from 2004 to 2006. In light of these circumstances, MMA holds an indirect majority voting interest in these entities and MMA is considered, through its investments in some of their properties, to have a controlling financial interest in these entities. These entities, through GP Take Back transactions, own or hold the general partner interests in several Lower Tier Property Partnerships. As such, the amounts related to these Lower Tier Property Partnerships have been reflected under the “Consolidated Lower Tier Property Partnerships” category in the accompanying tables.
The following section provides information related to the balance sheet and income statement components of the consolidated funds and ventures, disaggregated into the categories described above. The tables are supplemented with notes which provide additional information needed to understand these financial statement components. This balance sheet and income statement information, along with the additional notes, should be read in conjunction with Note 1, “Description of the Business and Basis of Presentation.”
The following table presents summary balance sheet information of consolidated funds and ventures at December 31, 2006:

		2006
				Solar
			Consolidated	Funds and
			Lower Tier	Renewable
	Note	LIHTC	Property	Energy	Real Estate
(dollars in thousands)	Ref.	Funds	Partnerships	Projects	Funds	Other	Total
Assets:
Cash, cash equivalents and restricted cash	A	$271,474	$16,831	$793	$2	$443	$289,543
Loans	B	—	—	—	55,956	—	55,956
Investments in unconsolidated Lower Tier Property Partnerships	C	4,173,963	—	—	—	374	4,174,337
Real estate, net	D	—	320,880	—	—	—	320,880
Other assets		25,835	6,090	11,390	725	1	44,041

Total assets		$4,471,272	$343,801	$12,183	$56,683	$818	$4,884,757

Liabilities:
Bridge financing	F	$374,025	$—	$—	$—	$—	$374,025
Mortgage debt	F	—	150,605	—	—	—	150,605
Notes payable	F	530,483	312	—	32,720	—	563,515
Unfunded equity commitments to unconsolidated Lower Tier Property Partnerships	C	883,803	—	—	—	—	883,803
Other liabilities		24,815	47,838	337	190	20	73,200

Total liabilities		$1,813,126	$198,755	$337	$32,910	$20	$2,045,148

Non-controlling interests		$2,581,663	$31,668	$4,232	$22,186	$—	$2,639,749

The following table presents summary balance sheet information of consolidated funds and ventures at December 31, 2005:

		2005
			Consolidated
			Lower Tier
	Note	LIHTC	Property	Real Estate
(dollars in thousands)	Ref.	Funds	Partnerships	Funds	Other	Total
Assets:
Cash, cash equivalents and restricted cash	A	$298,893	$27,641	$5	$1,292	$327,831
Loans	B	—	—	279,424	—	279,424
Investments in unconsolidated Lower Tier Property Partnerships	C	3,653,587	—	1,773	373	3,655,733
Real estate, net	D	—	260,033	—	—	260,033
Other assets		12,262	6,055	2,527	—	20,844
Assets held for sale	E	—	56,535	—	—	56,535

Total assets		$3,964,742	$350,264	$283,729	$1,665	$4,600,400

Liabilities:
Bridge financing	F	$74,599	$—	$—	$—	$74,599
Mortgage debt	F	—	182,375	—	—	182,375
Notes payable	F	425,732	312	166,567	—	592,611
Unfunded equity commitments to unconsolidated Lower Tier Property Partnerships	C	903,768	—	—	—	903,768
Other liabilities		21,352	45,210	804	9	67,375
Liabilities related to assets held for sale	E	—	54,901	—	—	54,901

Total liabilities		$1,425,451	$282,798	$167,371	$9	$1,875,629

Non-controlling interests		$2,471,392	$17,735	$104,070	$—	$2,593,197

The following table presents summary income statement information of consolidated funds and ventures for the year ended December 31, 2006:

		2006
				Solar Funds
			Consolidated	and
			Lower Tier	Renewable
	Note	LIHTC	Property	Energy	Real Estate
(dollars in thousands)	Ref.	Funds	Partnerships	Projects	Funds	Other	Total
INCOME STATEMENT COMPONENTS OF CONSOLIDATED FUNDS:

Revenue:
Rental and other income from real estate	G	$—	$50,246	$—	$—	$—	$50,246
Interest and other income		15,322	156	49	23,095	46	38,668

Total revenue		15,322	50,402	49	23,095	46	88,914

Expenses:
Depreciation and amortization	D	—	15,644	24	57	—	15,725
Interest expense	F	17,620	15,327	60	8,283	—	41,290
Impairment on investments in unconsolidated Lower Tier Property Partnerships	H	48,431	—	—	—	—	48,431
Other operating expenses		11,067	33,198	430	229	394	45,318

Total expenses		77,118	64,169	514	8,569	394	150,764

Net gains on sale of real estate from consolidated funds and ventures	I	52,479	—	—	—	—	52,479
Equity in (losses) earnings from unconsolidated Lower Tier Property Partnerships	C	(332,169)	—	—	11,839	819	(319,511)

Net (loss) income		(341,486)	(13,767)	(465)	26,365	471	(328,882)

Net (loss) income allocable to non-controlling interests	J	(371,145)	(12,297)	(465)	23,896	—	(360,011)
Discontinued operations	K	—	9,618	—	—	—	9,618

Net income allocable to MMA	J	$29,659	$8,148	$—	$2,469	$471	$40,747

COMPOSITION OF NET INCOME ALLOCABLE TO MMA:

Net Income (Loss) Allocable to MMA:
Asset management fees	L	$26,986	$—	$—	$1,346	$—	$28,332
Interest income	L	209	5,575	—	—	789	6,573
Other income (expense)	L	46	(360)	—	11	—	(303)
Net gains on sale of real estate	N	—	—	—	—	—	—
Income (loss) allocated to MMA	M	4,369	(194)	—	1,112	—	5,287
Non-controlling interest income (losses) (1)	M	(11)	3,127	—	—	—	3,116
Other losses	M	(1,940)	—	—	—	(318)	(2,258)

Net income allocable to MMA		$29,659	$8,148	$—	$2,469	$471	$40,747

(1)	There are losses related to the non-controlling interest holder, but allocated to MMA as these losses are in excess of the non-controlling interest holders’ capital accounts. Upon sale or disposition of the property or of the Company’s GP interest, the Company will reverse the cumulative net losses previously recorded by the Company.

The following table presents summary income statement information of consolidated funds and ventures for the year ended December 31, 2005:

		2005
			Consolidated
			Lower Tier
	Note	LIHTC	Property	Real Estate
(dollars in thousands)	Ref.	Funds	Partnerships	Funds	Other	Total

INCOME STATEMENT COMPONENTS OF CONSOLIDATED FUNDS:

Revenue:
Rental and other income from real estate	G	$—	$54,812	$—	$—	$54,812
Interest and other income		14,234	1,910	11,577	44	27,765

Total revenue		14,234	56,722	11,577	44	82,577

Expenses:
Depreciation and amortization	D	—	19,544	41	—	19,585
Interest expense	F	10,321	20,102	4,429	—	34,852
Impairment on investments in unconsolidated Lower Tier Property Partnerships	H	30,327	—	—	—	30,327
Other operating expenses		17,389	34,735	381	283	52,788

Total expenses		58,037	74,381	4,851	283	137,552

Net gains on sale of real estate from consolidated funds and ventures	I	19,655	—	—	—	19,655
Equity in (losses) earnings from unconsolidated Lower Tier Property Partnerships	C	(280,791)	—	(601)	230	(281,162)

Net (loss) income		(304,939)	(17,659)	6,125	(9)	(316,482)

Net (loss) income allocable to non-controlling interests	J	(317,977)	(12,219)	2,435	—	(327,761)
Discontinued operations	K	—	7,575	—	—	7,575

Net income (loss) allocable to MMA	J	$13,038	$2,135	$3,690	$(9)	$18,854

COMPOSITION OF NET INCOME (LOSS) ALLOCABLE TO MMA:

Net Income (Loss) Allocable to MMA:
Asset management fees	L	$20,463	$—	$2,448	$—	$22,911
Interest income	L	165	2,613	—	368	3,146
Other income (expense)	L	(896)	—	611	—	(285)
Net gains on sale of real estate	N	—	10,016	—	—	10,016
Income (loss) allocated to MMA	M	1,289	(93)	631	—	1,827
Non-controlling interest (losses) (1)	M	—	(10,401)	—	—	(10,401)
Other losses	M	(7,983)	—	—	(377)	(8,360)

Net income (loss) allocable to MMA		$13,038	$2,135	$3,690	$(9)	$18,854

(1)	There are losses related to the non-controlling interest holder, but allocated to MMA as these losses are in excess of the non-controlling interest holders’ capital accounts. Upon sale or disposition of the property or of the Company’s GP interest, the Company will reverse the cumulative net losses previously recorded by the Company.

The following table presents summary income statement information of consolidated funds and ventures for the year ended December 31, 2004:

		2004
			Consolidated
			Lower Tier
	Note	LIHTC	Property	Real Estate
(dollars in thousands)	Ref.	Funds	Partnerships	Funds	Other	Total
INCOME STATEMENT COMPONENTS OF CONSOLIDATED FUNDS:

Revenue:
Rental and other income from real estate	G	$—	$48,568	$—	$—	$48,568
Interest and other income		11,043	23	—	10	11,076

Total revenue		11,043	48,591	—	10	59,644

Expenses:
Depreciation and amortization	D	—	21,705	—	—	21,705
Interest expense	F	7,923	19,416	—	—	27,339
Impairment on investments in unconsolidated Lower Tier Property Partnerships	H	35,585	—	—	—	35,585
Other operating expenses		9,253	31,651	—	129	41,033

Total expenses		52,761	72,772	—	129	125,662

Net gains on sale of real estate from consolidated funds and ventures	I	5,805	—	—	—	5,805
Equity in (losses) earnings from unconsolidated Lower Tier Property Partnerships	C	(238,234)	—	(634)	194	(238,674)

Net (loss) income		(274,147)	(24,181)	(634)	75	(298,887)

Net loss allocable to non-controlling interests	J	(286,791)	(7,378)	(671)	—	(294,840)
Discontinued operations	K	—	8,043	—	—	8,043

Net income (loss) allocable to MMA	J	$12,644	$(8,760)	$37	$75	$3,996

COMPOSITION OF NET INCOME (LOSS) ALLOCABLE TO MMA:

Net Income (Loss) Allocable to MMA:
Asset management fees	L	$18,851	$—	$37	$—	$18,888
Interest income	L	105	3,317	—	596	4,018
Other income (expense)	L	(3,317)	—	—	—	(3,317)
Net gains on sale of real estate	N	—	11,258	—	—	11,285
Loss allocated to MMA	M	(1,005)	(130)	—	—	(1,135)
Non-controlling interest (losses) (1)	M	(125)	(23,205)	—	—	(23,330)
Other losses	M	(1,865)	—	—	(521)	(2,386)

Net income (loss) allocable to MMA		$12,644	$(8,760)	$37	$75	$3,996

(1)	There are losses related to the non-controlling interest holder, but allocated to MMA as these losses are in excess of the non-controlling interest holders’ capital accounts. Upon sale or disposition of the property or of the Company’s GP interest, the Company will reverse the cumulative net losses previously recorded by the Company.

A. Cash, cash equivalents and restricted cash
Cash held by the consolidated funds and ventures represents cash and cash equivalents for which the use is restricted for the operations of the individual consolidated fund or venture and not available to the Company for general use. Restricted cash held within the consolidated funds and ventures is typically restricted for use by a specific property held by the LIHTC Fund.
B. Loans
The B-Note Value Fund, classified within Real Estate Funds, holds both fixed and variable interest rate loans at December 31, 2006 and 2005. These loans are predominantly collateralized, in whole or in part, by a subordinate interest in the first mortgage on the real estate property and occasionally through assignment of ownership interests. The loans were classified as loans held for investment at December 31, 2005; however, in 2006 the Company decided to sell all of the loans in the B-Note Value Fund and as such these loans are classified as held for sale at December 31, 2006. The Company recorded proceeds on the sales of loans of $49.7 million for the year ended December 31, 2006, with corresponding gains on sales of $1.6 million, included in “Interest and other income” on the consolidated statements of operations. There were no loan sales recorded in 2005. See Note 1, “Description of the Business and Basis of Presentation” for the Company’s loan-related accounting policies.
C. Investments in unconsolidated Lower Tier Property Partnerships
The following table provides the investment balances in unconsolidated Lower Tier Property Partnerships held by the LIHTC Funds and Real Estate Funds and the underlying assets and liabilities recorded at the Lower Tier Property Partnership level at December 31, 2006 and 2005:

(dollars in thousands)	2006	2005
LIHTC Funds:
Funds’ investment in Lower Tier Property Partnerships	$4,173,963	$3,653,587

Total assets of Lower Tier Property Partnerships (1)	$12,523,738	$11,096,473
Total liabilities of Lower Tier Property Partnerships (1)	9,439,535	8,608,640

Real Estate Funds:
Funds’ investment in Lower Tier Property Partnerships	$—	$1,773

Total assets of Lower Tier Property Partnerships (1)	$—	$31,043
Total liabilities of Lower Tier Property Partnerships (1)	—	29,270

(1)	The assets of the Lower Tier Property Partnerships primarily represent real estate and the related liabilities primarily represent mortgage debt.
The following table provides the associated net income (loss) recorded at the Lower Tier Property Partnership level for the investments held by the LIHTC Funds and Real Estate Funds for the years ended December 31, 2006, 2005 and 2004:

(dollars in thousands)	2006	2005	2004
LIHTC Funds:
Total net loss of Lower Tier Property Partnerships	$(365,036)	$(306,477)	$(272,388)

Real Estate Funds:
Total net income (loss) of Lower Tier Property Partnerships	13,759	(601)	(634)
The Lower Tier Property Partnerships of the LIHTC Funds are considered variable interest entities under FIN 46(R); although in most cases it is only as a result of a GP Take Back transaction that the Company would be the primary beneficiary. Therefore, substantially all of the LIHTC Funds’ investments in Lower Tier Property Partnerships are accounted for under the equity method. The Company’s maximum exposure to loss from these unconsolidated Lower Tier Property Partnerships is generally limited to the Company’s equity investment (shown above), loans or advances and bond investments in these partnerships. The Company’s total loan investment, including commitments to lend to these partnerships at December 31, 2006 and 2005, was $126.4 million and $223.9 million, respectively. The Company’s total bond investment, including commitments to advance to these partnerships was $729.3 million and $513.2 million at December 31, 2006 and 2005, respectively.
See Note 1, “Description of the Business and Basis of Presentation” for the Company’s policies related to unfunded equity commitments to unconsolidated Lower Tier Property Partnerships.

D. Real estate, net
Real estate, net is comprised of the following at December 31, 2006 and 2005:

(dollars in thousands)	2006	2005
Building, furniture and fixtures	$339,783	$268,035
Accumulated depreciation	(58,616)	(43,838)
Land	39,713	35,836

Total	$320,880	$260,033

Depreciation expense was $16.1 million, $20.5 million and $23.0 million of which $0.4 million, $1.0 million and $1.3 million is reported through Discontinued operations for the years ended December 31, 2006, 2005 and 2004, respectively. Buildings are depreciated between twenty-five to forty years. Furniture and fixtures are depreciated between five to ten years.
Real estate pledged as collateral under various third party debt agreements totaled $163.6 million and $186.6 million at December 31, 2006 and 2005, respectively.
E. Assets held for sale and Liabilities related to assets held for sale
In accordance with SFAS 144, the Company evaluated whether GP Take Back properties that are consolidated should be classified as held for sale. Subsequent to a GP Take Back, the Company takes steps to stabilize the property and improve operations so that it is in a condition to be marketed for sale. The Company evaluates a variety of disposal scenarios depending on the circumstances of each individual property and when a sale is probable within a year and the property is actively being marketed, all of the assets and all of the liabilities of the consolidated Lower Tier Property Partnership are reported through “Assets held for sale” and “Liabilities related to assets held for sale,” respectively. The assets and liabilities related to properties held for sale at December 31, 2005 are as follows:

(dollars in thousands)	2005

Assets held for sale:
Restricted cash	$6,178
Real estate, net	48,625
Other assets	1,732

Total assets held for sale	$56,535

Liabilities related to assets held for sale:
Mortgage payable	$42,986
Other liabilities	11,915

Total liabilities related to assets held for sale	$54,901

F. Bridge financing, Mortgage debt and Notes payable
The creditors of the Company’s consolidated funds and ventures do not have recourse to the assets or general credit of the Company. At December 31, 2006 and 2005, the debt owed by the LIHTC Funds, Consolidated Lower Tier Property Partnerships and Real Estate Funds had the following terms:

	2006
			Weighted-average		Weighted-average
(dollars in thousands)	Carrying Amount	Face Amount	Interest Rates (1)		Maturity Date
LIHTC Funds:
Bridge financing	$374,025	$374,025	LIBOR + 0.6%		Revolving
Notes payable (2)	530,483	550,781	6.17	% (2)	September 2010

Total LIHTC Funds	904,508	924,806

Consolidated Lower Tier Property Partnerships:
Mortgage debt	150,605	169,377	6.78%		December 2022
Notes payable	312	312	5.00%		September 2038

Total Lower Tier Property Partnerships	150,917	169,689

Real Estate Funds:
Notes payable	32,720	32,720	6.42%		July 2007 (3)

Total Real Estate Funds	32,720	32,720

Total	$1,088,145	$1,127,215

(1)	Excludes the impact of rate reduction programs. Certain institutions provide LIHTC Funds with interest credits based on cash balances held. These credits are used to offset amounts charged for interest expense on outstanding line of credit balances.

(2)	Notes payable of $357.0 million bear interest at LIBOR + 0.7%.

(3)	Total amount was paid off at June 30, 2007.

	2005
			Weighted-average		Weighted-average
(dollars in thousands)	Carrying Amount	Face Amount	Interest Rates (1)		Maturity Date
LIHTC Funds:
Bridge financing	$74,599	$74,599	LIBOR + 1%		Revolving
Notes payable (2)	425,732	459,865	6.30	% (2)	June 2010

Total LIHTC Funds	500,331	534,464

Consolidated Lower Tier Property Partnerships:
Mortgage debt (3)	225,361	245,775	6.84%		February 2029
Notes payable	312	312	5.00%		September 2038

Total Lower Tier Property Partnerships	225,673	246,087

Real Estate Funds:
Notes payable	166,567	166,567	5.62%		July 2007

Total Real Estate Funds	166,567	166,567

Total	$892,571	$947,118

(1)	Excludes the impact of rate reduction programs. Certain institutions provide LIHTC Funds with interest credits based on cash balances held. These credits are used to offset amounts charged for interest expense on outstanding line of credit balances.

(2)	Notes payable of $192.4 million bear interest at LIBOR + 0.7%.

(3)	The carrying amount includes $43.0 million of mortgage debt reported in “Liabilities related to assets held for sale.”
The following table summarizes the annual principal payments for debt owed by the LIHTC Funds, Consolidated Lower Tier Property Partnerships and Real Estate Funds at December 31, 2006:

		Consolidated Lower
		Tier Property
	LIHTC Funds	Partnerships	Real Estate Funds	Total
(dollars in thousands)
2007	$781,286	$36,292	$32,720	$850,298
2008	35,396	2,436	—	37,832
2009	27,224	10,492	—	37,716
2010	16,079	2,679	—	18,758
2011	33,926	2,565	—	36,491
Thereafter	10,597	96,453	—	107,050

Total	$904,508	$150,917	$32,720	$1,088,145

LIHTC Funds
At December 31, 2006 and 2005, six and seven LIHTC Funds, respectively, had bridge financing arrangements. Bridge financing is a revolving line of credit collateralized by investor subscriptions. At December 31, 2006 and 2005, 25 and 26 LIHTC Funds, respectively, had notes payable arrangements. Notes payable are term loan agreements collateralized by investor subscriptions. Subscriptions receivable were $2.3 billion and $1.9 billion for the years ended December 31, 2006 and 2005, respectively, of which $1.2 billion and $746.9 million were pledged under note payable agreements and bridge financing arrangements. Included in the carrying amount of notes payable are unamortized discounts of $34.1 million and $52.7 million and fair value premiums of $13.7 million and $18.6 million at December 31, 2006 and 2005, respectively. Interest expense related to the unamortized discounts was $11.2 million, $14.2 million and $14.6 million for the years ended December 31, 2006, 2005 and 2004, respectively. Included as a reduction to interest expense related to the LIHTC Funds is premium accretion related to the fair value premium of $5.1 million, $5.3 million and $5.8 million for the years ended December 31, 2006, 2005 and 2004, respectively. This represents the accretion of net premiums recorded upon initial consolidation of the LIHTC Funds in order to record the consolidated debt at fair value.
Consolidated Lower Tier Property Partnerships
At December 31, 2006 and 2005, the consolidated Lower Tier Property Partnerships maintained significant debt balances which are predominantly secured by the properties held by the Lower Tier Property Partnerships. The primary lenders are banks and housing authorities.
Included as an increase to interest expense related to the Lower Tier Property Partnerships is amortization expense of $0.8 million, $0.7 million and $0.6 million for the years ended December 31, 2006, 2005 and 2004, respectively. This represents the amortization of net discounts recorded upon initial consolidation of the Lower Tier Property Partnership in order to record the consolidated debt at fair value.

Real Estate Funds — B-Note Value Fund
At December 31, 2006 and 2005, the B-Note Value Fund maintained both a $70.0 million revolving line of credit and a $125.0 million repurchase facility. The revolving line of credit is collateralized by a security interest in the unfunded capital commitments of the investors. At December 31, 2006 and 2005, the outstanding principal balance and the interest rate on the revolving line of credit was $15.9 million and 6.2%, and $59.4 million and 5.22%, respectively.
The repurchase facility had a maturity date of August 20, 2007; however, it was terminated effective July 1, 2007. This repurchase facility’s interest rate was based upon LIBOR plus a spread as defined in the agreement. The weighted-average interest rate on the line of credit at December 31, 2006 and 2005, was 6.63% and 5.84%, respectively, in relation to the outstanding repurchase facility balances of $16.8 million and $107.2 million, respectively. The B-Note Value Fund pledged $31.5 million and $180.5 million of loans at December 31, 2006 and 2005, respectively, to the lender in return for its borrowings under the repurchase facility.
G. Rental and other income from real estate
Rental and other income from real estate relates to the operations of the Consolidated Lower Tier Property Partnerships. Rental income is recognized as earned and is recorded when due from residents, generally upon the first day of the month. Leases are typically for periods of up to one year, with rental payments due monthly. Other income includes application fees, laundry and vending income, late fees and other income received from tenants.
H. Impairment on investments in unconsolidated Lower Tier Property Partnerships
The Company must periodically assess the appropriateness of the carrying amount of its investments in unconsolidated Lower Tier Property Partnerships to ensure the investment amount is realizable. The Company recorded impairment charges of $48.4 million, $30.3 million and $35.6 million at December 31, 2006, 2005 and 2004, respectively, which relate to investments held by LIHTC Funds and are allocated almost entirely to non-controlling interests. See Note 1, “Description of the Business and Basis of Presentation” for further detail.
In addition, the Company periodically assesses the appropriateness of the carrying amount of the real estate assets held by these unconsolidated Lower Tier Property Partnership investments upon the identification of triggering events described in SFAS 144. As a result of this impairment evaluation, the Company reduced the net earnings recorded at the Lower Tier Property Partnership by $6.8 million, $14.1 million and $10.5 million for 2006, 2005 and 2004, respectively, recorded through “Equity in losses from unconsolidated Lower Tier Property Partnerships held by consolidated funds and ventures.” These impairment charges are almost entirely offset through an allocation of losses to non-controlling interest holders.
I. Net gains on sale of real estate from consolidated funds and ventures
Net real estate gains related to LIHTC Funds represent gains from sales of limited partner interests in unconsolidated Lower Tier Property Partnerships. These sales transactions meet the gain recognition requirements of SFAS 66, primarily in that the LIHTC Funds received an adequate cash down payment and do not have any significant continuing involvement related to the sold real estate.
J. Allocation of income and losses between non-controlling interests and the Company
As a result of consolidating these entities, the Company evaluates the proper allocation of income or loss between the Company and the non-controlling interests in these entities. The Company considers both legal ownership and other contractual arrangements such as loan and bond agreements (interest income) and asset management agreements (asset management fees) in the determination of the allocation of income related to these consolidated entities.

K. Discontinued operations
The Company has discontinued operations related to certain consolidated Lower Tier Property Partnerships when the Company has sold or has committed to sell the property or all of its interests in that property and the Company has no more continuing involvement with the property. In these cases, the operations of the property (including net gains on sales) are included in “Discontinued operations” in the consolidated statements of operations. The following table reflects the summary statement of operations information related to these properties for years ended December 31, 2006, 2005 and 2004:

(dollars in thousands)	2006	2005	2004

Revenue	$2,847	$3,528	$3,347
Expenses	2,660	3,974	5,429
Net gains on sale of real estate	—	10,016	11,258

Income before income (loss) allocable to non-controlling interests	(187)	9,570	9,176
Income (loss) allocable to non-controlling interests	(9,431)	1,995	1,133

Net income related to discontinued operations	$9,618	$7,575	$8,043

The income tax expense associated with discontinued operations is de minimis given that the Company is in a net operating loss carryforward position with a tax valuation allowance on its deferred tax assets (see Note 17, “Income Taxes”).
The following table represents the assets and liabilities at the time of sale related to the Company’s dispositions and the related gains on disposals for the years ended December 31, 2006, 2005 and 2004:

(dollars in thousands)	2006	2005	2004

Assets:
Real estate, net	$68,573	$60,718	$30,295
Other assets	8,379	2,181	1,831

Total assets	$76,952	$62,899	$32,126

Liabilities:
Mortgages payable	$42,587	43,330	19,215
Other liabilities	14,924	12,719	3,782

Total liabilities	$57,511	$56,049	$22,997

Net gains on sale of real estate	$1,227	$10,016	$11,258
The net income related to disposed properties is reflected in the Company’s segment results based on the Company’s legal interests in such properties. In most instances, the Company’s income is generated by bond or loan interests related to these properties, which generally is reflected in the Company’s Affordable Bond or Affordable Debt segments.
L. Allocations of income to the Company based on contractual arrangements
The Company’s agreements with the non-controlling interest holders of these consolidated entities provide for the Company to earn fees from the consolidated entities for asset management services (which are primarily generated based on a percentage of invested capital or on the number of properties under management), guarantee obligations and interest and fees related to loans and bonds provided by the Company. Since these items are eliminated as part of the consolidation process, they are presented in the Company’s net income as an allocation of the consolidated entities’ net income (loss) and included in the “Net losses allocable to non-controlling interests from consolidated funds and ventures” in the consolidated statements of operations.
M. Allocations of income based on legal ownership
Once the allocations of income discussed in item L (above) have been made, the remaining net income (loss) of the consolidated entities is allocated to MMA and the non-controlling interests based on legal ownership. Income (loss) allocated to MMA is based on the Company’s legal ownership interest in the entity. Included in “Non-controlling interests (losses)” in the table, are losses related to the non-controlling interests, but the Company must record these losses due to the non-controlling interest holders’ capital accounts having been reduced to zero. “Other losses”, as reported in the table, primarily represent the application of the equity method of accounting for the LIHTC Funds’ investment in unconsolidated Lower Tier Property Partnerships. More specifically, the Company records additional equity losses when the Company has a bond or loan investment in the unconsolidated Lower Tier Property Partnership and the LIHTC Fund’s investment in that partnership has reached zero.

N. Foreclosed real estate sales
The Company had two properties that served as collateral for two bonds that were in default. The Company acquired these properties through a deed-in-lieu of foreclosure and sold the properties shortly thereafter. One acquisition and sale occurred in 2005 and the other acquisition and sale occurred in 2004. The acquisitions and sales resulted in the repayment of the Company’s bonds and loans in full. The operations of these two properties were classified as discontinued operations.
NOTE 21—LIQUIDITY AND GOING CONCERN UNCERTAINTY
The changes in the capital markets during 2007 and 2008 have severely restricted the Company’s access to new capital and have led to pressure on the Company to reduce its borrowings from a number of creditors. Also, declining market values of assets pledged as collateral for the Company’s borrowings and decreases in the value of the Company’s derivative positions forced the Company to post significant amounts of cash and other collateral. The Company’s creditors and counterparties may be able to liquidate these collateral positions if the Company is in default on the agreements related to these pledges, including covenants related to the maintenance of sufficient collateral values relative to the amount of borrowings outstanding. The same capital market events have also led to a substantial reduction in the Company’s revenues, especially in the Tax Credit Equity and Merchant Banking business segments. In addition, the increase in audit and finance consulting costs has contributed to operating losses incurred subsequent to December 31, 2006.
At September 30, 2008 (the Company has not completed its financial accounting and reporting processes for fourth quarter 2008; however, the Company does not expect that its total debt, including defaulted debt, has changed materially from September 30, 2008 to December 31, 2008) and December 31, 2006, the Company had $2.0 billion and $2.2 billion, respectively, of debt outstanding, of which approximately $454.4 million and $534.3 million, respectively, was subject to financial reporting and other financial related covenants that the Company has not complied with due to its inability to provide timely GAAP compliant financial statements. In addition, the Company had $63.1 million of borrowings at September 30, 2008 that have matured and the Company is working with creditors to obtain forbearance agreements. The Company had no matured debt outstanding as of December 31, 2006. The defaults entitle the creditors to give notice to the Company that all outstanding amounts are immediately due and payable. The Company does not have available resources sufficient to satisfy all the loan amounts that could be declared immediately due and payable. These factors raise substantial doubt about the Company’s ability to continue as a going concern.
As a result of the events described above, the Company is currently managing its businesses in a manner to conserve capital and reduce costs and has been working with all of its lenders to restructure as many of its creditor agreements as possible in order to satisfy its ongoing liquidity needs and obtain forbearance agreements. A significant component of the Company’s plan is the evaluation of strategic alternatives, including sale and exiting of one or more of its business segments, and in fact, an agreement has been reached for the sale of the Company’s Agency Lending segment and the Company is exiting a significant component of its Merchant Banking business segment. See Note 22, “Subsequent Events” for further detail.
Subsequent to December 31, 2006, the Tax Credit Equity segment has been severely impacted by the lack of investor interest in acquiring tax advantaged investments during 2008. The Company believes that this segment can be sold, or if a sale does not occur, then this business can be restructured into a viable asset management business until the market for tax credit equity investments improves. The Affordable Bond segment has actively restructured its portfolio through sales and redemptions, which has reduced the market risks regarding the portfolio, and although significant losses have occurred in the restructuring, this business generates sufficient net interest income to be a viable business. While there has been no final decision as to which business segments the Company will continue to operate, the Company believes that it has the ability to restructure its business segments such that they can sustain operations for the foreseeable future. There can be no assurance that management’s plans will be successful in addressing the operational and liquidity uncertainties discussed above. In the event management’s plans are not successful, the Company could consider seeking relief through a bankruptcy filing. The accompanying financial statements do not include any adjustments that might result from the outcome of these uncertainties.
NOTE 22—SUBSEQUENT EVENTS
There have been a number of events that have occurred subsequent to December 31, 2006 that do not require adjustment to the Company’s consolidated financial statements as of December 31, 2006; however, because of subsequent changes in the overall economy, capital markets and others events impacting the Company, there will be or have been significant changes to the Company’s assets or liabilities that existed at December 31, 2006. The following items represent significant events that have occurred subsequent to December 31, 2006 that have impacted assets or liabilities that existed at December 31, 2006.

Bond portfolio
The Company has reduced its bond portfolio through sales and redemptions since December 31, 2006, due to various liquidity and portfolio management considerations. For the period January 1, 2007 to September 30, 2008, the Company has recognized, through its current period earnings, cumulative net losses of approximately $20.3 million related to the sales of bonds that the Company held as of December 31, 2006. As of December 31, 2006, $11.0 million of such losses were recorded as a reduction of other comprehensive income. For the December 31, 2006 bonds that the Company still held as of September 30, 2008, the change in fair value was a net decrease of $78.2 million. The Company also recognized additional losses on bonds acquired and sold subsequent to December 31, 2006. The Company has not completed its financial accounting and reporting processes for fourth quarter 2008, and therefore, the bond portfolio valuations have not been completed; however, the Company expects that the bond portfolio values at December 31, 2008 will reflect further deterioration since September 30, 2008 mainly due to the widening of spreads associated with its performing bond portfolio.
In addition, the Company had a net derivative asset value of $0.6 million at December 31, 2006, for derivatives related to the bond portfolio (mainly interest rate swaps). For the period January 1, 2007 to December 31, 2008, the Company will recognize through current period earnings, cumulative net realized and unrealized losses of $35.0 million and $3.8 million of net interest payments. There are 11 derivatives related to the bond portfolio that were recorded on the Company’s consolidated balance sheet at December 31, 2006 and continue to be recorded on the consolidated balance sheet as of December 31, 2008 (total notional value of $392.7 million at December 31, 2008).
On June 5, 2008, the Company retired a total of $429.4 million of debt owed to securitization trusts as of December 31, 2006. The Company concurrently refinanced bonds with a December 31, 2006 carrying value of $592.9 million through the issuance of senior interests in securitization trusts under new or amended securitization trusts sponsored by Merrill Lynch. Freddie Mac is providing credit enhancement and liquidity for these securitization trusts.
On March 6, 2008, the Company pledged its 100% common stock ownership interest in TE Bond Sub, the entity holding the majority of the Company’s bonds, to Merrill Lynch. The purpose of this pledge was to reduce the Company’s margin call risk by providing Merrill Lynch with additional margin call collateral for a portion of the Company’s portfolio and for other obligations related to its Tax Credit Equity business segment and its Merchant Banking business segment. The adequacy of the Company’s collateral related to margin calls is dependent on Merrill Lynch’s valuations including the fair value of TE Bond Sub’s equity. Total shareholders’ equity of TE Bond Sub was $525.2 million and $498.2 million at December 31, 2007 and 2006, respectively.
Loan portfolio
Included in the loan portfolio at December 31, 2006 were two loans with a combined carrying value of $71.9 million at December 31, 2006, as to which the Company subsequently concluded were impaired because of events or circumstances that occurred in 2007. The Company recorded an impairment charge of approximately $52.5 million in 2007.
Goodwill and other intangibles
The Company had goodwill and other intangibles totaling $120.0 million at December 31, 2006 related to various acquisitions, of which $36.8 million will be impaired as the sale of the Agency Lending segment confirms that there was goodwill impairment (see below). The Company will consider the impact of market conditions in its impairment assessments in 2007 and 2008, which may result in impairments related to its goodwill and other intangibles, and such impairments could be substantial.
Sales and disposals of businesses
On December 18, 2008, the Company entered into a term loan agreement and acquisition agreement with Oak Grove Commercial Mortgage LLC (“Oak Grove”), both of which were amended on February 3, 2009. Under the amended agreements, Oak Grove agreed to lend the Company $15.0 million and the Company agreed to sell Oak Grove substantially all of the Agency Lending segment. The total purchase price is $70.5 million, of which $23.5 million will be paid partly by return of the note evidencing the loan and the balance in cash, and the remaining $47.0 million will be treated as a contribution to Oak Grove in exchange for which the Company will receive $15.0 million of Series A Preferred units which will entitle the Company to cumulative quarterly cash distributions at the rate of 17.5% per year, $15.0 million of Series B preferred units, which will entitle the Company to cumulative quarterly cash distributions at the rate of 14.5% per year, and $17.0 million of Series C Preferred units which will entitle the Company to cumulative quarterly cash distributions at the rate of 11.5% per year. All three series of Preferred units are redeemable, but only at the option of Oak Grove, for their liquidation preference plus any unpaid distributions. The Company has the right to sell or pledge the Preferred units. The Company has also agreed to reimburse Oak Grove, up to a maximum of $30.0 million, for payments Oak Grove may have to make under the Agency Lending segment’s loss sharing arrangement with Fannie Mae and other government sponsored agencies. During the first four years after the closing, this reimbursement obligation (and some other possible indemnifications) will be satisfied by cancellation of Series C Preferred units and then Series B Preferred Units. The closing is expected to occur no later than March 31, 2009. Total shareholders’ equity of MMIC, the Company’s subsidiary that executes the Agency Lending business, was $124.4 million and $113.7 million at December 31, 2007 and 2006, respectively.

The Company also announced that it is exiting the third party advisory business. To that end, in the fourth quarter of 2008, the Company delivered termination notices to its insurance company advisory clients and was given notice of intended terminations by other advisory clients. The Company has also effectively exited its advisory role with respect to several proprietary funds and related assets. A substantial amount of the Company’s asset management and advisory fees, totaling $4.9 million for year ended December 31, 2006, related to these business activities. The Company’s international housing business (which was in a start-up phase at December 31, 2006) is continuing to provide advisory services for the Company’s South Africa fund.
Legal Contingencies
In September 2006, the Company was named as a nominal defendant in a derivative suit in which the plaintiff sought recovery on behalf of the Company for damages the Company allegedly suffered because of, among other things, alleged failure to record impairments on various assets as required under GAAP. The Delaware Chancery Court dismissed the action in November 2007 and in June 2008 the Delaware Supreme Court upheld the dismissal.
In July 2007, the Company received a letter from the SEC informing the Company that a routine examination of one of its subsidiaries, MMA Realty Capital Advisors, Inc. (“Investment Manager”), that is registered under the Investment Advisers Act of 1940 (“Act”), disclosed a number of instances in which the policies and procedures followed by the Investment Manager raised questions whether the Investment Manager was in full compliance with the requirements of the Act and rules under it and also asked for additional data and records on those issues. The Company designated a new chief compliance officer for the Investment Manager, and undertook remediation efforts. The Company prepared and provided the SEC staff with a remediation plan, nearly all of which has been completed. The Company has not received any communications from the SEC since the delivery of the remediation plan. Management believes the ultimate outcome of this matter will not materially impact the Company’s operations or financial condition.
After the Company announced in September 2006, that it would be restating the financial statements for 2005 and prior years, the Philadelphia regional office of the SEC informed the Company that it was conducting an informal inquiry and requested the voluntary production of documents and information concerning, among other things, the reasons for the restatement. The Company provided the requested documents and information and is cooperating fully with the informal inquiry.
In the first half of 2008, the Company was named as a defendant in eleven (subsequently reduced to nine) purported class action lawsuits and six (subsequently reduced to two) derivative suits. In each of these class action lawsuits, the plaintiff purports to represent a class of investors in the Company’s shares who allegedly were injured by claimed misstatements in press releases issued and SEC filings made between May 3, 2004, and January 28, 2008. The plaintiffs seek unspecified damages for themselves and the shareholders of the class they purport to represent. The class action lawsuits have been consolidated into a single legal proceeding pending in the United States District Court for the District of Maryland. By Court order, a single consolidated amended complaint was filed in the class actions on December 5, 2008 and the cases will proceed as a consolidated case. Similarly, a single consolidated amended complaint was filed in the derivative cases on
December 12, 2008 and these cases will likewise proceed as a single case. In the derivative suits, the plaintiffs claim, among other things, that the Company was injured because its directors and certain named officers did not fulfill duties regarding the accuracy of its financial disclosures. A derivative suit is a lawsuit brought by a shareholder of a corporation, not on the shareholder’s own behalf, but on behalf of the corporation and against the parties allegedly causing harm to the corporation. Any proceeds of a successful derivative action are awarded to the corporation, except to the extent they are used to pay fees to the plaintiffs’ counsel and other costs. The derivative cases and the class action cases have all been consolidated before the same Court. Due to the inherent uncertainties of litigation, and because these specific actions are still in a preliminary stage, the Company cannot reasonably predict the outcome of these matters at this time.
In October 2008, Navigant Consulting, Inc. (“Navigant”) filed suit against the Company for $7.8 million in consulting fees billed to the Company related to Navigant’s services in connection with the restatement, development of accounting policies and business unit services. The Company disputes the claims and has moved to dismiss the lawsuit primarily because of Navigant’s failure to undergo required mediation efforts. Because the case is newly filed, the Company cannot reasonably predict the outcome at this time.